Filed Pursuant to 424(b)(3)
Registration No. 333-164029
Mexoro Minerals Ltd.
12,500,000 Shares of Common Stock
     This prospectus relates to the resale of up to 12,500,000 shares of common stock, no par value, of Mexoro Minerals Ltd. (the “Common Stock”) by the selling stockholders (the “selling stockholders”) described herein. The selling stockholders may sell such shares of common stock from time to time in the principal market on which the shares of common stock are traded at the prevailing market price or in negotiated transactions.
     We will not receive proceeds from the sale of our shares by the selling stockholders. We will pay the expenses of registering the shares of Common Stock. The selling stockholders and any brokers executing selling orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions received by a broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.
     The securities are being registered to permit the selling stockholders to sell the securities from time to time in the public market. The selling stockholders may sell the securities through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the securities for sale. The selling stockholders may sell any, all or none of the securities offered by this prospectus.
     Our Common Stock is quoted on the OTC Bulletin Board (the “OTCBB”) administered by the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “MXOM.OB” and on the Frankfurt Stock Exchange under the symbol “OYA1”. The last reported sale price of our Common Stock on the OTCBB on January 12, 2010, was $0.46 per share.
     Investing in our Common Stock involves substantial risks. See “Risk Factors” beginning on page 6.
     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 12, 2010.

     MEXORO MINERALS LTD. HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.
     THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

MEXORO MINERALS LTD.
     You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. In this prospectus, references to “Mexoro,” “the Company,” “we,” “us,” and “our,” refer to Mexoro Minerals Ltd.
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FORWARD-LOOKING STATEMENTS
     This prospectus and the exhibits referenced herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could,” “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:
•	the timing and outcome of our feasibility study on our Cieneguita Project;

•	the costs and results of our initial production activities on our Cieneguita Project;

•	the timing and possible outcome of the sale of our Guazapares Project;

•	the future financial and operating performances of our projects;

•	the estimation of mineral resources and the realization of mineral reserves, if any, on our existing and any future projects;

•	the timing of exploration, development, and production activities and estimated future production, if any;

•	estimates related to costs of production, capital, operating and exploration expenditures;

•	requirements for additional capital and our ability to raise additional capital on a timely basis and on acceptable terms;

•	government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses;

•	title disputes or claims against our existing and any future projects; and

•	the future price of gold, silver, or other minerals.
     This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors”, “Description of the Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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PROSPECTUS SUMMARY
     This prospectus summary highlights selected information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should carefully read this prospectus in its entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words “Mexoro,” “we,” “the Company,” “us” and “our” refer to Mexoro Minerals Ltd. and our subsidiary, Sunburst Mining de Mexico, S.A. de C.V.
Overview
     We are a development stage company focused on mineral exploration and development activities in Mexico. Through our wholly owned Mexican subsidiary, Sunburst Mining de Mexico, S.A. de C.V., or Sunburst de Mexico, we are currently engaged in the exploration and development of three gold and silver projects, each made up of several mining concessions, located in the Sierra Madre region of the State of Chihuahua, Mexico. These projects are referred to as the Cieneguita Project, the Encino Gordo Project and the Sahuayacan Project. We previously had a fourth Project, known as the Guazapares Project, which we have agreed to sell pursuant to the terms of a definitive agreement, dated July 10, 2009, to Paramount Gold de Mexico, SA de C.V., the Mexican subsidiary of Paramount Gold and Silver Corp., for up to $5.3 million. As of the date of this report, we have engaged in the search for and extraction of mineral deposits but have not engaged in the exploitation of mineral deposits.
Cieneguita Project
     The Cieneguita Project is located in the Baja Tarahumara in Cieneguita Lluvia De Oro, an area of canyons in the Municipality of Urique, in southwest Chihuahua, Mexico. The concessions on the Cieneguita Project cover a total area of 822 hectares (approximately 2,031 acres). A new gold discovery was made by Sunburst de Mexico in early 2008. The initial metallurgical testing on the mineralized material at the Cieneguita Project show a recovery, on average, of 90% to 92% of the gold and 85% to 90% of the silver using a flotation process. There are no known reserves on the Cieneguita Project.
     We have a right to purchase the Cieneguita property, and the associated Cieneguita concessions, for $2 million, of which we have paid $830,000 to date. In February 2009, we entered into a development agreement with Minera Rio Tinto S.A. de C.V. (“MRT”), which we amended in December 2009. Pursuant to the terms of the development agreement, as amended, MRT has agreed to invest up to $8 million to put the first phase of the Cieneguita Project into production and to complete a feasibility study. The first phase of production is limited to the mining of the mineralized material that is available from the surface to a depth of 15 meters (“First Phase Production”). In exchange, we assigned MRT an interest to 74% of the net cash flows from the First Phase Production and a 54% ownership interest in the Cieneguita Project.
     To fund our continued operations, we issued $1.5 million of convertible debentures in March 2009, of which an aggregate of $880,000 was issued to Mario Ayub, a director of Mexoro, and to his affiliated entity, MRT. Pursuant to the terms of the convertible debentures, the holders irrevocably converted the debentures into a 10% ownership interest in the Cieneguita Project and a 10% interest in the net cash flow from First Phase Production. In December 2009, Mario Ayub and MRT agreed to resell an aggregate 4% ownership interest in the Cieneguita Project back to us, along with 4% of the net cash flow from First Phase Production, in return for $550,000. In a private transaction not involving the Company, the other holders contributed their remaining 6% ownership interest in the Cieneguita Project to a newly formed entity, Marje Minerals SA.

     As a result of our amended development agreement and our agreements with the debenture holders, the ownership interest in the Cieneguita Project and the net cash flows from the First Phase Production are held by the Company, MRT and Marje Minerals as follows:

		Net Cash Flow Interest	Net Cash Flow Interest
		From First Phase	Following First Phase
Holder	Ownership Percentage	Production	Production
MRT	54%	74%	54%
Marje Minerals	6%	6%	6%
Mexoro	40%	20%	40%
     Any additional costs for the First Phase Production and the feasibility study for the Cieneguita Project, after MRT invests $8 million, will be shared by the Company, MRT and Marje Minerals on a pro-rata basis based on their respective ownership percentages of the Cieneguita project.
Sahuayacan Project
     Our Sahuayacan Project is located near the Chihuahua-Sonora State border approximately 275 kilometers east-southeast of the city of Chihuahua and 50 kilometers south-southwest of the town of Mycoba in the state of Chihuahua, Mexico. There are 14 concessions on the Sahuayacan Project, which total 649 hectares (approximately 1,604 acres). We have agreed to pay $1,137,000 for the right to the concessions, of which we have paid $382,000 to date. Old mining records indicate that the concessions on the Sahuayacan Project cover an epithermal quartz vein system. We expect to continue our mapping and sampling program and to commence drilling on the Sahuayacan Project in early 2010. There are no known reserves on the Sahuayacan Project.
Encino Gordo Project
     Our Encino Gordo Project is located in the Barranca section of Chihuahua State in Mexico, and according to data publicly published by the Mexican Government, it is at the interphase between the two main volcanic groups that form the bulk of the Sierra Madre Occidental. We own two concessions and have an option to acquire two other concessions, subject to a 2.5% net smelter royalty (“NSR”) and making the scheduled property payments. We acquired the concessions from MRT, and there are no remaining amounts owed to MRT on these concessions. We expect to begin mapping and sampling to indentify target areas and to commence drilling in 2010. In August 2009, we dropped one of our concessions in the Encino Gordo Project, Encino Gordo 2. We determined that the payments due to the concession holder were too expensive and it was not in our best interests to keep the concession. There is no plan, currently, to try and negotiate the payments for Encino Gordo 2. There are no known reserves on the Encino Gordo Project.
Risks Associated with Our Business
     Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary. We only commenced our recent business focus on mineral exploration and development in March 2004, and all of our properties are in the early stage of development. There are no known reserves on our properties. We have generated limited revenues from our mineral exploration and development activities, and have incurred significant loses and expect to continue to incur loses in the future as we pursue our exploration and development activities. As a result of recurring losses from operations and a net deficit in both working capital and stockholders’ equity, our auditors, in their report dated February 28, 2009, have expressed substantial doubt about our ability to continue as going concern.

Additional Information
     We were incorporated in the State of Colorado in 1997 as Sunburst Acquisitions IV, Inc. In February 2006, we changed our corporate name to Mexoro Minerals Ltd. Between 1997 and 2003, we engaged in two business acquisitions and one business opportunity, none of which generated a sustainable business. In March 2004, we changed our operations to mineral exploration. Our principal executive offices are located at #706 Col. San Felipe, Chihuahua, Chihuahua Mexico 31203, and our telephone number is 52 (614) 426 5505. We can also be contacted by mail at 12303 Airport Way, Suite 200, Broomfield, Colorado 80021, and by telephone at (303) 327-1587.

The Offering

Common stock offered by the selling stockholders	12,500,000 shares

Common Stock outstanding	54,340,493 shares (1)

Use of proceeds	Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. See “Use of Proceeds” on page 18 of this prospectus.

Registration Rights	On September 21, 2009, we entered into private placement subscription agreements, as thereafter amended, with certain U.S. accredited investors and certain non-U.S. investors for the private placement of 12,500,000 unregistered shares of common stock with 100% warrant coverage at a purchase price of $0.20 per unit (the “Private Placement”). The warrants have an exercise price of $0.30 per share, and a two-year term and will not be exercised until twelve months after their date of issuance. These investors were granted certain registration rights contained in our private placement subscription agreements, as amended. Under the private placement subscription agreements, a registration statement must be declared effective by the SEC by June 5, 2010, the seven month anniversary of the second closing. If the registration statement is not declared effective on a timely basis, we must issue to the subscribers at no cost additional shares of our common stock equal to ten percent of the subscriber’s investment on the seven month anniversary of the second closing, and on every thirty days thereafter until the registration statement is declared effective.

OTCBB Symbol	MXOM

Frankfurt Stock Exchange Symbol	OYA1

Risk Factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest our securities.

(1)	The number of shares of our common stock outstanding is based on the number of shares of our common stock outstanding as of the date of this prospectus, including the shares held by the selling stockholders. This number does not include:
•	6,200,000 shares of common stock issuable upon exercise of outstanding options issued under our equity incentive plans prior to this offering, at a weighted average exercise price of $0.51 per share;
•	1,945,000 shares of our common stock which remain available for issuance under our equity incentive plans; and
•	27,087,233 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.50 per share.

Summary Financial Information
     The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus. In the opinion of management the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of such dates. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

	Six Month Period	Six Month Period
	Ended August 31,	Ended August 31,	Fiscal year ended	Fiscal year ended
	2009	2008	February 28, 2009	February 29, 2008
Operating Statement Data:

Revenues	$392,084	$—	$—	$—

Operating Expenses	1,836,435	4,025,808	7,049,069	8,040,328

Net Profit (Loss) from Operations	(1,982,869)	(4,238,079)	(8,036,208)	(8,096,604)

Net Profit (Loss) Per Share	(0.06)	(0.16)	(0.29)	(0.35)

Balance Sheet Data:

Cash and cash equivalents	8,146	1,352	38,704	12,947

Total Assets	696,465	925,431	597,241	857,671

Total Liabilities	6,000,158	4,920,802	5,660,096	2,235,116

Stockholders’ Deficiency	$(5,303,693)	$(3,995,371)	$(5,062,855)	$(1,377,445)

RISK FACTORS
     You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business, financial condition or results of operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.
Risks Relating to Our Business and Industry
We have a limited operating history; therefore, it is difficult to evaluate our financial performance and prospects.
     We have only completed the initial stages of exploration on our mineral concessions and have no way to evaluate the likelihood that we will be able to operate and develop a successful business. We are considered to be a development stage corporation because we are currently engaged in the search for and extraction of mineral deposits. We will be in the development stage until we exploit commercially viable mineral deposits on our properties. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We have earned minimal revenues from our mineral extraction activities to date, and we have not emerged from being a development stage to a production stage corporation. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.
Because of our recurring operating losses, stockholder’s deficit, working capital deficit and negative cash flows, our auditor has raised substantial doubt about our ability to continue our business.
     We have received a report from our independent auditors on our financial statements for the fiscal years ended February 28, 2009 and February 29, 2008, in which our auditors have included explanatory paragraphs indicating that our recurring operating losses, working capital deficiency, and cumulative losses during our development stage cause substantial doubt about our ability to continue as a going concern. By issuing this opinion, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations.
     On September 21, 2009, we entered into private placement subscription agreements, as thereafter amended, with certain U.S. accredited investors and certain non-U.S. investors for the private placement of 12,500,000 unregistered shares of the common stock with 100% warrant coverage at a purchase price of $0.20 per unit. The warrants have an exercise price of $0.30 per share, a two-year term and will not be exercisable until twelve months after their date of issuance. As of the filing of this registration statement, the Company has completed the sale of all of the unregistered shares, and the Company had received aggregate gross proceeds, prior to any expenses, from the Private Placement of $2,500,000.
     On July 8, 2009, we entered into an Agreement for the Assignment of Mining Agreements with Paramount Gold and Silver Corp., a Delaware corporation (“Paramount”), and its subsidiary, Paramount Gold de Mexico S.A. de C.V., a Mexican corporation (“Paramount Gold de Mexico”). Pursuant to the terms of the agreement, we agreed to sell our Guazapares Project to Paramount Gold de Mexico. The closing of the sale is subject to the satisfaction of various conditions precedent prior to closing, and the purchase price will be paid in two stages. The first payment of $3.7 million was deposited into an escrow account in conjunction with the execution of the agreement, and will be released to us at the closing. An additional payment of $1.6 million will be due and payable to Mexoro if, within thirty six (36) months following the execution of the agreement, either: (i) Paramount Gold de Mexico is sold by Paramount, either through a stock sale or a sale of substantially all of its assets; or (ii) the Guazapares project is put into commercial production.
     Notwithstanding the Private Placement, our future is dependent upon our ability to obtain additional financing and upon future acquisition, exploration and development of profitable operations from our mineral properties. We plan to continue to seek additional financing in private and/or public equity offerings to secure funding for our operations. Assuming we receive the $3.7 million of proceeds from the sale of the Guazapares property, we believe we can fund our ongoing obligations for the next twelve months.

We have a history of incurring net losses. We expect our net losses to continue as a result of planned increases in operating expenses, and therefore, may never achieve profitability.
     We have a history of operating losses and have incurred significant net losses in each fiscal quarter since our inception. Prior to completion of our development stage, we anticipate that we will incur increased operating expenses without realizing significant revenues. For the year ended February 28, 2009, we did not generate revenues and incurred a net loss of $8,036,208 and for the six month period ending on August 31, 2009, we generated $392,084 in revenues and incurred a net loss of $1,982,869. We expect to continue to incur net losses and negative cash flows for the foreseeable future. Our ability to generate and sustain significant revenues or to achieve profitability will depend upon numerous factors outside of our control, including the precious metals market and the economy. We have no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business, financial condition or results of operations could be materially adversely affected and the business will most likely fail.
If we do not obtain financing when needed, our business will fail.
     As of November 30, 2009, we had cash on hand in the amount of approximately $299,861, including the proceeds received to date as a result of the Private Placement. In order for us to perform any further exploration or extensive testing, we will need to obtain additional financing. We will require additional financing if the costs of the exploration of our mineral concessions are greater than anticipated. We also will need supplementary financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. If our exploration and development programs are successful in discovering and extracting ore of commercial tonnage and grade, we will require a significant amount of additional funds in order to place our mineral concessions into commercial production. We currently do not have any arrangements for additional financing, and we may not be able to obtain financing when required. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should we cease to continue as a going concern. If we are unable to obtain additional financing when sought, we will be required to curtail our business plan. Any additional equity financing may involve substantial dilution to our then existing shareholders. There is a significant risk to investors who purchase shares of our common stock because there is a risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.
If we are required for any reason to repay our outstanding promissory notes, we would be required to deplete our working capital, if available, or raise additional funds.
     As of November 30, 2009, we have promissory notes outstanding in the amount of $775,299, including outstanding principal and interest. We do not have a sinking fund available to repay this debt. These promissory notes are in default and could require the immediate repayment of the promissory notes. If we are required to repay the promissory notes, we would be required to use our limited working capital and would also be required to raise additional funds to fully repay the promissory notes. If we were unable to repay the promissory notes when required, the noteholders could commence legal action against us. Any such action would require us to curtail or cease operations.

Our success is dependent on retaining key personnel and on hiring and retaining additional personnel.
     Our ability to continue to explore and develop our mineral concessions is, in large part, dependent upon our ability to attract and maintain qualified key personnel. There is competition for such personnel, and there can be no assurance that we will be able to attract and retain them. Our development now and in the future will depend on the efforts of key management figures, such as George Young, our president; Salil Dhaumya, our chief financial officer; and Manuel Flores, our operations manager. The loss of any of these key people could have a material adverse effect on our business, financial condition or results of operations. We do not currently maintain key-man life insurance on any of our key employees.
     We may not be able to find qualified geologists and mining engineers on a timely basis or at all to further expand our business plan. Furthermore, if we are able to find qualified employees, the cost to hire them may be too great as there may be other opportunities elsewhere at a higher rate than we are able to pay.
As we undertake exploration and development of our mineral claims, we will be subject to compliance with government regulations that may increase the anticipated cost of our exploration program.
     There are several governmental regulations that materially restrict mineral exploration or exploitation. We expect to be subject to Mexican federal, state and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials and other similar laws and regulations. Amendments to current laws, regulations and permits governing operations and activities of exploration and development companies, or more stringent implementation thereof, could have a material adverse impact on us and our operating, increase our expenditures and costs and require abandonment or delays in developing new mining properties. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm our business, financial condition or results of operations. We cannot predict how agencies or courts in Mexico will interpret existing laws and regulations or the effect that these adoptions and interpretations may have on our business, financial condition or results of operations. We may be required to make significant expenditures to comply with governmental laws and regulations.
     Any significant mining operations that we undertake in the future will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and certain impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off. No assurances can be given that such environmental issues will not have a material adverse effect on our business, financial condition or results of operations in the future. While we believe we do not currently have any material environmental obligations, exploration and development activities may give rise in the future to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.
     Additionally, we do not maintain insurance against environmental risks. As a result, any claims against us may result in liabilities we will not be able to afford, resulting in the failure of our business. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in exploration and development operations may be required to compensate those suffering loss or damage by reason of the exploration and development activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Because our directors and officers may serve as directors or officers of other companies, they may have a conflict of interest in making decisions for our business.
     Our directors and officers may serve as directors or officers of other companies or have significant shareholdings in other resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors or officers may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of our directors, we expect that the director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. Our directors are required to act honestly, in good faith and in our best interests. In determining whether or not we will participate in a particular program and the interest therein to be acquired by us, we expect that the directors and officers will be guided by their fiduciary duties and take into account such matters as they deem relevant, including considering the degree of risk to which we may be exposed and our financial position at that time.
Because our officers and directors may allocate their time to other business interests or may be employed by other companies, they may not be able or willing to devote a sufficient amount of time to our business operations, which may adversely affect our business, financial condition or results of operations and cause our business to fail.
     It is possible that the demands on our officers and directors, from their existing employment and from other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our operations and business. While George Young, our president, is a full time employee, Salil Dhaumya, our chief financial officer currently devotes 70% of his time to the Company. This conflict of interest could adversely affect our business, financial condition or results of operations and cause our business to fail.
We are controlled by our directors and officers, and, as such, you may have no effective voice in our management.
     Our current directors and officers beneficially own approximately 21.63% of our issued and outstanding shares of common stock. Accordingly, for the foreseeable future, we expect that our directors and officers will exercise control over all matters requiring shareholder approval, including the possible election of additional directors and approval of significant corporate transactions. If you purchase shares of our common stock, you may have no effective voice in our management.
U.S. investors may experience difficulties in attempting to enforce judgments based upon U.S. federal securities laws against us and our non-U.S. resident directors.
     All of our operations are conducted through a subsidiary corporation organized and located outside the United States, all of our assets are located outside of the U.S. and certain of our directors and officers are resident outside of the U.S. As a result, it may be difficult or impossible for U.S. investors to enforce judgments of U.S. courts for civil liabilities against us or against any of our individual directors or officers. In addition, U.S. investors should not assume that courts in the countries in which our subsidiary is incorporated or where the assets of our subsidiary are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiary based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiary based upon these laws.

We do not carry title insurance and do not plan to secure any in the future. We are therefore, vulnerable to loss of title.
     We do not maintain insurance against title. Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. We cannot give any assurance that title to our properties and claims will not be challenged or impugned and cannot be certain that we will have or will acquire valid title to these mining properties and claims. We cannot assume that counterparties to our title transfer agreements will meet their contractual obligations and transfer title on a timely basis. Furthermore, there is a risk that the Mexican government may in the future grant additional titles in excess of our expectations to currently illegal miners or that disputes may arise as to existing title ownership or planned acquisitions. Furthermore, although we believe that mechanisms exist to integrate the titles of mineral properties currently not owned by us, there is a risk that this process could be time consuming and costly. The possibility also exists that title to existing properties or future prospective properties may be lost due to an omission in the claim of title. As a result, any claims against us may result in liabilities we may not be able to afford resulting in the failure of our business.
In the event that we are unable to successfully compete within the mineral exploration and development business, we may not be able to achieve profitable operations.
     The mineral exploration and development business is highly competitive. This industry has a multitude of competitors and many competitors dominate this industry. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration and development activities or in the retention of qualified personnel. No assurances can be given that we will be able to compete effectively.
While we believe we have adequate internal control over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our shares of common stock.
     Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our annual report on Form 10-K for the fiscal year ended February 28, 2011, we will be required to furnish a report by management on our internal controls over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. For our annual report on Form 10-K for the fiscal year ended February 28, 2011, such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. Public Company Accounting Oversight Board Auditing Standard No. 5 provides the professional standards and related performance guidance for auditors to attest to, and report on, our management’s assessment of the effectiveness of internal control over financial reporting under Section 404.
     Failure to comply with the new rules may make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

There are no known reserves on the Cieneguita concessions and we have made a production decision at our Cieneguita property without a feasibility study.
     We intend to put the Cieneguita Property into production without completing a feasibility study. A feasibility study would determine if the property has ore reserves and where such reserves are located; the information for such study would come from a completed drill program. We have not completed a drill program to determine the exact location of ore reserves, if any. There is a high degree of risk involved in making a production decision without indicated or measured mineral resources, without a basis for economic analysis, and without an indication of favorable metallurgy by appropriate test work. There are no known reserves on the Cieneguita concessions. The expenditures we may make in the exploration of the mineral concessions on the Cieneguita property may not result in the discovery and development of commercial quantities of ore.
Because of the speculative nature of exploration and development of mineral concessions and the unique difficulties and uncertainties inherent in the mineral exploration and development business, there is substantial risk that no commercially exploitable minerals will be found and developed and our business will fail.
     Exploration for and development of minerals is a speculative venture involving substantial risk. Any figures presented in this prospectus relating to gold deposits adjacent to our properties do not indicate that we will be successful in searching for and extracting gold deposits on our properties. New mineral exploration and development companies encounter difficulties, and there is a high rate of failure of such enterprises. The expenditures we may make in the exploration of the mineral concessions may not result in the discovery and development of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration and development of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and development and additional costs and expenses that may exceed current estimates. In addition, problems such as unusual or unexpected mineral formations and other geological conditions often result in unsuccessful exploration and development efforts. In such a case, we would be unable to complete our business plan. The search for and development of valuable minerals also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins, the use of explosives, waste disposal, worker safety and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.
The figures for our reserves and resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.
     Unless otherwise indicated, mineralization figures presented in this prospectus and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only. These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:
•	these estimates will be accurate;
•	reserve, resource or other mineralization estimates will be accurate; or
•	this mineralization can be mined or processed profitably.

     Any material changes in mineral reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our technical reports and drill results. There can be no assurance that minerals recovered in small scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.
     The resource estimates contained in this prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold and silver may render portions of our mineralization, reserve (if any) and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of our properties. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our results of operations or financial condition.
The amount of our working capital could be adversely affected in the event claims are made against us alleging that certain shares we previously issued pursuant to Form S-8 registration statements constituted an illegal public offering because the company was a “shell company” at the time and, as a result, was not eligible to use Form S-8 for registration of shares under the Securities Act of 1933.
     In August and October of 2005, the Company issued shares of common stock to an officer of the Company, as compensation for consulting services. The two share issuances were for a combined total of 30,000 shares and each of the share issuances was made pursuant to a registration statement on Form S-8 under the Securities Act of 1933 (the “Act” or “Securities Act”). Although the Company believes these shares were properly issued, a claim could be made that issuance of the shares constituted an illegal public offering because the Company was a “shell company” at the time. Shell companies, i.e. companies which have no or nominal operations and either (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets, are not eligible to use Form S-8 for registration under the Securities Act of 1933. If either of these transactions did violate federal securities laws, subsequent purchasers of the shares may have claims against us for damages or for rescission of their purchase transaction and recovery of the full subscription price paid, together with interest. As of the date of this prospectus, no one has made or threatened any claim against us alleging violation of the federal securities laws. In the event such claims were successfully asserted, there is no assurance that we would have sufficient funds available to pay and it is likely that we would be required to use funds currently designated as working capital for that purpose. That would substantially reduce the amount of working capital available for other purposes and, in that event, we could be forced to cease or discontinue certain operations and to liquidate certain assets to pay our liabilities, including, but not limited to, rescission claims.
Due to numerous factors beyond our control which could affect the marketability of gold and silver, including their respective market price, we may have difficulty selling any gold or silver if commercially viable deposits are found to exist.
     The availability of markets and the volatility of market prices are beyond our control and represent a significant risk. Even if commercially viable deposits of gold or silver are found to exist on our property interests, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell the gold or silver in the event that commercially viable deposits are found to exist.

Our due diligence activities with respect to our property interests cannot assure that these properties will ultimately prove to be commercially viable.
     Our due diligence activities have been limited, and to a great extent, we have relied upon information provided to us by third-party advisors. Accordingly, no assurances can be given that the properties or mining rights we possess will contain adequate amounts of gold, silver and base metals for commercialization. Further, even if we recover gold, silver and base metals from such mining properties, we cannot guarantee that we will make a profit. If we cannot acquire or locate commercially exploitable precious metal deposits, or if it is not economical to recover the precious metal deposits, our business and operations will be materially adversely affected. At present, none of our properties have proven or probable reserves and the proposed programs are an exploratory search for proven or probable reserves. The mining areas presently being assessed by us may not contain economically recoverable volumes of minerals or metals. We have relied and may continue to rely, upon consultants and others for operating expertise.
Non-payment of our obligations under the agreement with Corporativo Minero could result in Corporativo Minero retaining ownership of the Cieneguita concessions.
     MRT entered into an agreement with Corporativo Minero on January 12, 2004 by which it acquired the right to explore and exploit the Cieneguita Property and purchase it for $2,000,000. This agreement gave MRT the exclusive right and option, but not the obligation, to purchase, during the term of the mining concessions of the property, an undivided 100% title to the mining concessions and the exclusive right to carry out mining activities on any portion of the mining concessions. Under our agreements with MRT, MRT has assigned this agreement and all of its rights and obligations to us.
     If the Cieneguita Property is put into production, of which there is no assurance, then our contract calls for any remaining payments to be paid from the sale of gold, up to the total of $2,000,000. The payments, if the property should go into production, would be as follows: the remainder of the $2,000,000 payment would be paid out of production from the Cieneguita Property at a rate of $20 dollars per ounce of gold sold. However, in the event that the price of gold exceeds $400, then we would be required to pay an additional $0.10 per each ounce for every dollar the spot price of gold trades over $400. Once $2,000,000 is paid, there is no further obligation to Corporativo Minero. Non-payment of any portion of the $2,000,000 total payment will constitute a default. In such case, Corporativo Minero would retain ownership of the concessions, but we will not incur any additional default penalty.
We may be required to pay up to a 7% Net Smelter Royalty fee on any production from many of our concessions. If so, our cost of operations will increase, which will decrease any potential profits we might have.
     We entered into an agreement with Corporativo Minero in regard to the mineral concessions on the Cieneguita Property. Corporativo Minero has the obligation to pay, from the funds they receive from us, any royalties that may be outstanding on the properties from prior periods. Corporativo Minero has informed us that various former owners of the property owned royalties of up to a 7% Net Smelter Return. They have also informed us that the corporations holding those royalties have been dissolved and that there is no further legal requirement to make these royalty payments. We can make no assurance that we will not ultimately be responsible to pay all or some of the 7% Net Smelter Return to these former royalty holders if the property was ever put into production and Corporativo Minero did not make the payments to the royalty holders. If we have to make these royalty payments, any profits from production would be reduced.

If we are unable to obtain all of our required governmental permits, our operations could be negatively impacted.
     Our future operations, including exploration and development activities, required permits from various governmental authorities. Such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to acquire all required licenses or permits or to maintain continued operations at economically justifiable costs.
Our financial position and results are subject to fluctuations in foreign currency values.
     Any mining operations we undertake outside of the United States will be subject to currency fluctuations. Fluctuations in the exchange rate between the U.S. dollar and any foreign currency may adversely impact our operations. We do not anticipate that we will enter into any type of hedging transactions to offset this risk. In addition, with respect to commercial operations in Mexico or other countries, it is possible that material transactions incurred in local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of undermining profits from operations in that country.
Our property interests in Mexico are subject to risks from instability in that country.
     We have property interests in Mexico which may be affected by risks associated with political or economic instability in that country. The risks with respect to Mexico or other developing countries include, but are not limited to: military repression, extreme fluctuations in currency exchange rates, criminal activity, lack of personal safety or ability to safeguard property, labor instability or militancy, mineral title irregularities and high rates of inflation.
     In addition, changes in mining or investment policies or shifts in political attitude in Mexico may adversely affect our business. We may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted but may adversely impact our proposed operations in any foreign jurisdiction.
We are in competition with companies that are larger, more established and better capitalized than we are.
     Many of our potential competitors have:
•	greater financial and technical resources;
•	longer operating histories and greater experience in mining;
•	greater awareness of the political, economic and governmental risks in operating in Mexico.

We rely on independent analysis to analyze our drilling results and planned exploration activities.
     We rely on independent geologists to analyze our drilling results and to prepare resource reports on several of our mining concessions. While these geologists rely on international standards established by various professional associations, there can be no assurance that their estimates or results will be accurate. Analyzing drilling results and estimating reserves or targeted drilling sites is not a certainty. Miscalculations and unanticipated drilling results may cause the geologists to alter their estimates. If this should happen, we would have devoted resources to areas where resources could have been better allocated.
Risks Relating to Our Common Stock
There are a large number of shares underlying our warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.
     As of the date of this prospectus, we had 54,340,493 shares of common stock issued and outstanding and warrants that may be convertible into 27,087,233 shares of common stock. Each warrant may be exercised to purchase one share of common stock. The sale of these shares may adversely affect the market price of our common stock.
There is a limited trading market for our common stock and if an active market for our common stock does not develop, our investors may not be unable to sell their shares.
     Our common stock is presently quoted on the National Association of Securities Dealers Inc.’s Over the Counter Bulletin Board (the “OTC Bulletin Board”) and the Frankfurt Stock Exchange. Quotations and trading volume of our common stock on the OTC Bulletin Board has been sporadic. There is currently very little active trading in the market for our common stock and an active public market may not develop or be sustained in the future. Also, we cannot provide our investors with any assurance that our common stock will continue to be traded on the OTC Bulletin Board or the Frankfurt Stock Exchange. If our common stock is not quoted on the OTC Bulletin Board or Frankfurt Stock Exchange or if an active public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.
Shares of our common stock are subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.
     Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the over-the-counter bulletin board administered by FINRA). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

     The trading market for our common stock is currently subject to rules adopted by the Securities and Exchange Commission which regulates broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to make a special written determination that the penny stock is a suitable investment for the purchaser and to receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock and making it more difficult for holders of our stock to sell their shares, as long as the shares are subject to the penny stock rules.
Because our common stock is quoted and traded on the OTC Bulletin Board and the Frankfurt Stock Exchange, short selling could increase the volatility of our stock price.
     Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase shares of our common stock.
     We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.
Because our stock price can be volatile, investors may not be able to recover any of their investment.
     Stock prices in general, and stock prices of mineral exploration companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance or any specifics of the company. Factors that may influence the market price of our common stock include:

(i)	actual or anticipated changes or milestones in our operations;

(ii)	our ability or inability to acquire mining properties or interests in such properties in Mexico;

(iii)	our ability or inability to generate revenues;

(iv)	increased competition within Mexico and elsewhere;

(v)	government regulations, including mineral exploration regulations that affect our operations;

(vi)	predictions and trends in the gold mining exploration industry;

(vii)	volatility of the gold and silver market prices;

(viii)	sales of common stock by “insiders”; and

(ix)	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.
     Our stock price may also be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuation, as well as general economic, political and market conditions, such as, but not limited to, armed hostilities or acts of terrorism, recessions, acts of God, interest rates or international currency fluctuations, may adversely affect the market price of our common stock.
Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.
     If our stockholders sell substantial amounts of our common stock in the public market, including shares being offered for sale pursuant to this prospectus or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Recent revisions to Rule 144 may result in shares of our common stock that we may issue in the future becoming eligible for resale into the public market without registration in as little as six months after their issuance.

USE OF PROCEEDS
     All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholder. We will not receive any of the proceeds from the sale of these shares.
MARKET FOR COMMON EQUITY
     Our common stock is approved for quotation on the OTC Bulletin Board under the trading symbol “MXOM.OB” and on the Frankfurt Stock Exchange under the symbol “OYA1”. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The OTC Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports. This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.
     On January 12, 2010 the last reported sales price of our common stock as reported by the OTC Bulletin Board was $0.46 per share. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions. The high and low sales prices of our common stock, as reported by OTC Bulletin Board for each quarter during fiscal years 2010, 2009 and 2008, are reported below:

	High	Low
Fiscal Year Ending February 28, 2010
First Quarter	$0.40	0.26
Second Quarter	0.40	$0.25

	High	Low
Fiscal Year Ending February 28, 2009
First Quarter	$0.76	$0.33
Second Quarter	$0.60	0.31
Third Quarter	$0.50	0.12
Fourth Quarter	$0.20	0.11

	High	Low
Fiscal Year Ending February 29, 2008
First Quarter	$1.50	$1.00
Second Quarter	$1.50	$0.72
Third Quarter	$1.85	$0.96
Fourth Quarter	$1.08	$0.73
     As of November 30, 2009, there were approximately 239 stockholders of record of the Company’s common stock. We believe that the number of beneficial owners is greater than the number of record holders because a large portion of our common stock is held of record through brokerage firms in “street name.”
DIVIDEND POLICY
     There have been no cash dividends declared or paid on the shares of common stock, and management does not anticipate payment of dividends in the foreseeable future.

SELLING STOCKHOLDER
     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.
     The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares offered hereunder before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares by them other than the registration rights agreement referenced above. Under the private placement subscription agreements, a registration statement must be declared effective by the SEC by the seven month anniversary of the second closing under the Private Placement. If the registration statement is not declared effective on a timely basis, we must issue to the selling stockholders at no cost additional shares of our common stock equal to ten percent of the subscriber’s investment on the seven month anniversary of the second closing, and on every thirty days thereafter until the registration statement is declared effective.
     The shares offered by this prospectus may be offered from time to time by the selling stockholders. As used in this prospectus, the term “selling stockholder” includes each of the selling stockholders listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the selling stockholders may change over time.
     For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.
     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Shares Beneficially
	Owned Before This
	Offering (1)	Shares to be	Ownership After This Offering (3)
Name	Shares	Offered (2)	Shares	Percentage
Andean Invest Limited (4) (10)	1,620,000	1,550,000	70,000	*
Christopher Anderson	125,000	125,000	0	*

Wan Hung Jung	100,000	100,000	0	*
Alexander Becker	500,000	500,000	0	*
Joachim Brunner	50,000	50,000	0	*
Randy Buchamer	110,000	100,000	10,000	*
Cat Brokerage AG (5)	100,000	100,000	0	*

Derrick Petroleum Ltd. (6)	100,000	100,000	0	*
Dynastar Investment Limited (7)	250,000	250,000	0	*
Andrea Egger	100,000	100,000	0	*
Brian Fagan	50,000	50,000	0	*
Daniel Freidi	50,000	50,000	0	*
Scott Foster Gibson (8)	100,000	100,000	0	*
Shaun Gibson (8)	100,000	100,000	0	*
Robin Goncalves (9)	100,000	100,000	0	*
Victor A. Goncalves (9)	100,000	100,000	0	*
Richard Brent Granholm	100,000	100,000	0	*
Roger Hardaker	100,000	100,000	0	*
Barry Maedel (10)	100,000	100,000	0	*
Robin Maedel (10)	50,000	50,000	0	*
Sarah Maedel (10)	50,000	50,000	0	*
John Martin	100,000	100,000	0	*
Mike McKnight	911,000	250,000	661,000	1.22%

Medig Placements (11)	150,000	150,000	0	*

Navaheel Consortium LLC (12)	2,500,000	2,500,000	0	*
William Brent Peters	130,000	100,000	30,000	*

Providence Securities Ltd. (13)	125,000	125,000	0	*
Sabrina Natalie Reid	10,000	10,000	0	*

Christian Russenberger	300,000	300,000	0	*
Catherine Severs	20,000	20,000	0	*
Robert Simpson	50,000	50,000	0	*
Stanley W. J. Steed	208,000	100,000	108,000	*
Carolyn Townsend	200,000	200,000	0	*

VP Bank (Schweiz) AG (14)	1,700,000	1,700,000	0	*
Woodstone Capital Ltd. (15)	200,000	200,000
Conrad Weiss	1,060,000	1,000,000	60,000	*
Yingchun Ye	50,000	50,000	0	*
George Young (16)	95,000	95,000	0	*

*	Indicates less than one percent ownership.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares, which the selling stockholders have the right to acquire within 60 days.

(2)	Reflects shares of common stock issued in the Private Placement.

(3)	Assumes all shares offered hereby are sold by the selling stockholders.

(4)	Neil H. Maedel is the manager of Andean Invest Limited (“Andean”) and may be deemed to have voting and investment control over the securities held by Andean. Mr. Maedel disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein.

(5)	Mr. Alfons Niedhardt is the manager of CAT Brokerage AG and may be deemed to have voting and investment control over the securities held by Cat Brokerage. Mr. Niedhardt disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein.

(6)	Michael Salomon is President of Derrick Petroleum Ltd. (“Derrick”) and may be deemed to have voting and investment control over the securities held by Derrick. Mr. Salomon disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein.

(7)	Kurt Handschin is a director of Dynastar Investments Limited (“Dynastar”) and may be deemed to have voting and investment control over the securities held by Dynastar. Mr. Handschin disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein.

(8)	Scott Foster Gibson is the brother of Shaun Gibson. Each has represented to us that they purchased the securities sold in the Private Placement in the ordinary course of business and at the time of purchase had no agreement or understanding, directly or indirectly, with any person regarding distribution of the securities.

(9)	Robin Goncalves is the daughter-in-law of Victor A. Goncalves. Each has represented to us that they purchased the securities sold in the Private Placement in the ordinary course of business and at the time of purchase had no agreement or understanding, directly or indirectly, with any person regarding distribution of the securities.

(10)	Barry Maedel is the brother of Neil Madel, a selling stockholder. Robin Maedel and Sarah Maedel are the daughters of Neil Maedel. Each of Barry Maedel, Robin Maedel and Sarah Maedel has represented to us that they purchased the securities sold in the Private Placement in the ordinary course of business and at the time of purchase had no agreement or understanding, directly or indirectly, with any person regarding distribution of the securities.

(11)	Max Sonderegger is the manager of Medig Placements (“Medig”) and may be deemed to have voting and investment control over the securities held by Medig. Mr. Sonderegger disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein.

(12)	John P. Clair is a member of our board of directors. Mr. Clair and Troy A. Werline are managers of Nevaheel Consortium LLC (“Nevaheel”) and may be deemed to have voting and investment control over the securities held by Nevaheel. Both Mr. Clair and Mr. Werline disclaim beneficial ownership of these securities except to the extent of their pecuniary interests therein.

(13)	Terry Walker may be deemed to have voting and investment control over the securities held by Providence Securities Ltd.

(14)	Daniel Lacher and Andre Roth are the vice presidents of VP Bank (Switzerland) Ltd. and may be deemed to have voting and investment control over the securities held by VP Bank (Switzerland) Ltd. Messrs. Lacher and Roth disclaim beneficial ownership of these securities except to the extent of their pecuniary interests therein.

(15)	Michael Marosits is the manager of Woodstone Capital and may be deemed to have voting and investment control over the securities held by Woodstone Capital. Mr. Marosits disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein.

(16)	Mr. Young is a member of our board of directors and is our president and chief operating officer.

PLAN OF DISTRIBUTION
     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.
     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed customary fees and commissions.
     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The Company will pay certain fees and expenses incurred by the Company incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock by the selling stockholders.
     Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
     The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. We have advised each selling stockholder that it may not use shares registered under this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES
Common Stock
     We are authorized to issue up to 200,000,000 shares of common stock, no par value. As of the date of this prospectus, there were 54,340,493 shares of common stock outstanding. Each holder of our common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. Stockholders do not have any right to cumulate votes in the election of directors.
     Subject to preferences that may be granted to the holders of preferred stock, each holder of our common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets. Holders of our common stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by our board of directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.
     All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. The shares of common stock issued upon the exercise of the warrants, when issued and paid for, will also be, fully paid and non-assessable.
Securities Exchange Listing
     Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “MXOM and on the Frankfurt Stock Exchange under the symbol “OYA1”.
Transfer Agent
     We have appointed Corporate Stock Transfer, 3200 Cherry Creek Drive South, Ste. 430, Denver, CO 80209 with a telephone number of (303) 282-4800, as transfer agent for our shares of common stock.
Preferred Stock
     We are authorized to issue 20,000,000 shares of preferred stock, no par value. Our board of directors is authorized to classify or reclassify any unissued portion of our authorized shares of preferred stock to provide for the issuance of shares of other classes or series, including preferred stock in one or more series. We may issue preferred stock from time to time in one or more class or series, with the exact terms of each class or series established by our board of directors. Our board of directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock without seeking stockholder approval. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock may delay, deter or prevent a change in control.

Warrants
     As of the date of this prospectus, we had outstanding warrants to purchase 27,087,233 shares of our common stock at exercise prices ranging from $0.30 to $2.00. The 12,500,000 warrants issued in the Private Placement have an exercise price of $0.30 per share, a two-year term and will not be exercisable until twelve months after their date of issuance.
Registration Rights
     The holders of 12,500,000 shares of our common stock which were issued pursuant to the Private Placement and the holders of 12,500,000 shares of our common stock issuable upon exercise of warrants which were issued pursuant to the Private Placement are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our private placement subscription agreements, as amended. Under the private placement subscription agreements, a registration statement must be declared effective by the SEC by June 5, 2010, the seven month anniversary of the second closing. If the registration statement is not declared effective on a timely basis, the Company must issue to the subscribers at no cost additional shares of our common stock equal to ten percent of the subscriber’s investment on the seven month anniversary of the second closing, and on every thirty days thereafter until the registration statement is declared effective.

INTERESTS OF NAMED EXPERTS AND COUNSEL
Legal Matters
     The validity of the issuance of securities offered by this prospectus will be passed upon for us by DLA Piper LLP (US), San Diego, California.
Experts
     Our consolidated financial statements as of February 29, 2009 and February 28, 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss and cash flows for the years then ended have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the report of Meyler & Company LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DESCRIPTION OF BUSINESS
Background
     We are a development stage company focused on mineral exploration and development activities in Mexico. Through our wholly owned Mexican subsidiary, Sunburst Mining de Mexico, S.A. de C.V., or Sunburst de Mexico, we are currently engaged in the exploration and development of three gold and silver projects, each made up of several mining concessions, located in the Sierra Madre region of the State of Chihuahua, Mexico. The term “mining concession” refers to an area of land for which the owner of the concession has the right to explore for and develop mineral deposits. The rights to and ownership of the minerals in the concessions were granted, in our case, originally by the Mexican Government to the former concession owner(s) and then to us from those owners. In Canada and the United States, the term is commonly referred to as “mineral rights” or “mining claims.” These projects are referred to as the Cieneguita Project, the Encino Gordo Project and the Sahuayacan Project. We previously had a fourth project, known as the Guazapares Project, which we agreed to sell pursuant to the terms of a definitive agreement, dated July 10, 2009, to Paramount Gold de Mexico, SA de C.V., the Mexican subsidiary of Paramount Gold and Silver Corp., for a total consideration of up to $5.3 million. As of the date of this report, we have engaged in the search for and extraction of mineral deposits but have not engaged in the exploitation of mineral deposits.
Market Overview
     The Sierra Madre gold belt in the Chihuahua region of Mexico is currently attracting significant mineral exploration, development and mining activities. Propelled by advances in mining technology and a resurgence of the global gold markets, a number of intermediate and major companies have returned to or commenced mining activities in this region.

Our Strategy
     We are currently focused on mineral exploration and development activities in the Sierra Madre region of Chihuahua, Mexico. We have mineral concession rights at three projects in this region: Cieneguita, Encino Gordo and Sahuayacan, all of which are located near pre-existing operations of large mining corporations and have available mining and transportation infrastructures. Our strategy is to advance each of these projects to the drilling stage as aggressively as prudent financing will allow to determine the presence of gold, silver or other precious mineral reserves. If we are successful in doing so, we believe we can attract the attention of the existing mining companies already operating in the area or new mining companies to either enter into development agreements with us or to acquire the projects from us outright.
     Our goal is to establish a pipeline of two new drill-stage or near-to-drill stage projects per year. Our proposed exploration and development program consists of four main components:
•	Create a pipeline of quality properties providing a steady stream of new prospects and/or projects to explore, contract-out and/or enter into development agreements with another mining company.

•	Identify and acquire at low cost (whenever possible) early to mid-stage properties in selected locations along the main gold-silver belts in Mexico.

•	Focus on small to medium-sized gold and/or silver deposits (minimum deposits containing 500,000 ounces gold-equivalent).

•	Target initially the Sierra Madre Occidental and Central Mexico regions, and potentially extend further south into Mexico and other countries if conditions and the project’s potential warrant such development.
     The proposed exploration and development program is being undertaken by our exploration and development team using in-house knowledge along with the support and guidance of consultants with expertise in the region. We believe our existing management team and key advisors have the necessary exploration and mining expertise to locate, evaluate and bring mining properties to production.
Cieneguita Project
Summary
     The Cieneguita Project is located in the Baja Tarahumara in Cieneguita Lluvia De Oro, an area of canyons in the Municipality of Urique, in southwest Chihuahua, Mexico. The Cieneguita Project is currently owned by Corporativo Minero. The concessions on the Cieneguita Project cover a total area of 822 hectares (approximately 2,031 acres). A new gold discovery was made by Sunburst de Mexico in early 2008. The initial metallurgical testing on the mineralized material at the Cieneguita Project show a recovery, on average, of 90% to 92% of the gold and 85% to 90% of the silver using a flotation process. There are no known reserves on the Cieneguita Project.
     MRT assigned to Sunburst de Mexico, with the permission of Corporativo Minero, all of its rights and obligations to the Cieneguita Project, including the exclusive option to acquire the Cieneguita property for $2 million. We are required to make yearly payments on May 6th of each year in the amount of $120,000 until the outstanding balance owed on the $2 million is paid in full to keep the option in good standing. To date, we have paid $830,000 to Corporativo Minero. Once the full $2 million payment has been made, we will own the Cieneguita property. In the alternative, if the Cieneguita property is put into production, of which there is no guarantee, we must pay Corporativo Minero $20 per ounce of gold produced, if any, from the Cieneguita Project up to the total $2 million due. In the event that the price of gold is above $400 per ounce, the payments payable from production will be increased by $0.10 for each dollar increment the spot price of gold trades over $400 per ounce. The total payment of $2 million does not change with fluctuations in the price of gold. Non-payment of any portion of the $2 million total payment will constitute a default, in which case we will lose our rights to the Cineguita property and the associated concessions, but we will not incur any additional default penalty. Once we pay $2 million there is no further obligation to Corporativo Minero. Corporativo Minero has the obligation to pay, from the funds they receive from us, any royalties that may be outstanding on the properties from prior periods. Corporativo Minero has informed us that there were royalties of up to 7% NSR owned by various former owners of the Cieneguita property. They have informed us that the corporations holding those royalties have been dissolved and that there is no further legal requirement to make these royalty payments. We can make no assurance that these former owners will not contend that we are ultimately responsible to pay all or some of the 7% NSR to these former royalty holders if the Project was ever put into production and Corporativo Minero did not make the payments to the royalty holders. MRT no longer has any ownership interest or payment obligations with respect to the Cieneguita property. There is no affiliation between Corporativo Minero and Mexoro or its officers, directors or affiliates.
     In February 2009, we entered into a development agreement with MRT, which we amended in December 2009. Pursuant to the terms of the development agreement, as amended, MRT has agreed to invest up to $8 million to put the first phase of the Cieneguita Project into production and to complete a feasibility study. The first phase of production is limited to the mining of the mineralized material that is available from the surface to a depth of 15 meters (“First Phase Production”). In exchange, we assigned MRT an interest to 74% of the net cash flows from First Phase Production and a 54% ownership interest in the Cieneguita Project.
     To fund our continued operations, we issued $1.5 million of convertible debentures in March 2009, of which an aggregate of $880,000 was issued to Mario Ayub, a director of Mexoro, and to his affiliated entity, MRT. Pursuant to the terms of the convertible debentures, the holders irrevocably converted the debentures into a 10% ownership interest in the Cieneguita Project and a 10% interest in the net cash flows from First Phase Production. In December 2009, Mario Ayub and MRT agreed to resell an aggregate 4% ownership interest in the Cieneguita Project back to us, along with 4% of the net cash flows from First Phase Production, in return for $550,000. In a private transaction not involving the Company, the other holders contributed their remaining 6% ownership interest in the Cieneguita Project to a newly formed entity, Marje Minerals SA.
     As a result of our amended development agreement and our agreements with the debenture holders, the ownership interest in the Cieneguita Project and the net cash flows from the First Phase Production are held by the Company, MRT and Marje Minerals as follows:

		Net Cash Flow Interest	Net Cash Flow Interest
		From First Phase	Following First Phase
Holder	Ownership Percentage	Production	Production
MRT	54%	74%	54%
Marje Minerals	6%	6%	6%
Mexoro	40%	20%	40%
     Any additional costs for the First Phase Production and the feasibility study for the Cieneguita Project, after MRT invests $8 million, will be shared by the Company, MRT and Marje Minerals on a pro-rata basis based on their respective ownership percentages in the Cieneguita Project.

     The major terms of the development agreement, as amended, with MRT and Marje Minerals are as follows:
•	MRT purchased $1 million of secured convertible debentures at 8% interest (payable in stock or cash). The proceeds from this investment were used for continued exploration and development of the Cieneguita Project and general working capital. On November 5, 2009, MRT exercised its conversion rights on the debenture and MRT was issued 3,333,333 common shares and a warrant to purchase 1,666,667 shares of common stock at an exercise price of $0.50 per share.

•	MRT agreed to provide the necessary working capital to begin and maintain mining operations, estimated to be $3 million, to put the first phase of the Cieneguita Project into production. In exchange for these funds, we assigned MRT an interest to 74% of the net cash flow from First Phase Production. The agreement limits the mining during First Phase Production to the mineralized material that is available from the surface to a depth of 15 meters.

•	MRT committed to spend up to $4 million to take the Cieneguita Project through the feasibility stage. In doing so, we assigned MRT a 54% interest in our rights to the Cieneguita Project. After the expenditure of the $4 million, all costs will be shared on a pro rata ownership basis (i.e. 54% to MRT, 40% to the Company and 6% to Marje Minerals). If any party cannot pay its portion of the costs after the $4 million has been spent, then their ownership position in the Cieneguita Project will be reduced by 1% for every $100,000 invested by the other owners. Our ownership interest in the Cienguita Project, however, cannot be reduced below 25%. In addition, we have the right to cover Marje Minerals’ pro rata portion of costs if they cannot pay their portion of the costs. In return, we will receive 1% of Marje Minerals’ ownership position in the Cieneguita Project for every $100,000 we invest on their behalf.

•	The MRT agreement was contingent on our repaying a debenture to Paramount Gold and Silver Corp. In March 2009, we repaid $1 million, or approximately two thirds of the debt, and Paramount released a security interest it had on the Cieneguita Project. In October 2009, we repaid the remaining amount of the debt, and Paramount released its security interests on the Sahuayacan, Guazapares and Encino Gordo properties.
Property Location
     Cieneguita is located in the Baja Tarahumara in Cieneguita Lluvia De Oro, an area of canyons in the Municipality of Urique, in southwest Chihuahua State, Mexico. The property is located within one half mile of the small village of Cieneguita Lluvia de Oro. Access to the property is by an all weather dirt road. There is available electrical power for the property provided by the Mexican public utility. We also have four diesel generators at the production site as back up and supplemental electrical power.
Claim Status and Licensing
     The concessions of this project cover a total area of 822 Hectares (approximately 2,031 acres).
     In April 2006, we applied to the Mexican government for a change of use of land permit for 30 hectares of the La Maravilla concession. The La Maravilla concession is the concession that contains the mineralized rock that is the interest of our exploration. We are currently extracting mineralized material from the La Maravilla concession as well as our ongoing exploration program. The purpose of the change of use permit was to allow us, if necessary, to extract the rock from this concession for the purposes of processing the rock to extract the precious metals that it may contain. Because the permitting process takes a period of time, we made the application in advance of any known reserves being discovered on the property. We cannot assure you that we will have sufficient ore reserves, if any, to continue extraction. This permit required negotiations with the government and municipality concerning such things as the removal of timber, building and maintaining roads, and reclamation. The government agency responsible for this permit met with representatives of the Company and toured our property in May 2006 as part of the permit process. The application fee for this permit was approximately $800, but there was an additional negotiated fee charged for the permit in the approximate amount of $67,000 (720,000 Mexican Pesos). In January 2007, the government agency issued the change of use permit, and we subsequently made the required payment of approximately $67,000 (720,000 Mexican Pesos).
     In July 2006, we submitted an environmental impact study and a risk analysis study to the Mexican government for a permit to build a heap leach mining operation on the Aurifero concession of our Cieneguita property. The purpose of this permit is to allow us to construct an ore processing facility through heap leach mining methods. We do not have any ore reserves on our Cieneguita property and applied for permits in advance of any conclusive results. In January 2007, the necessary permits to allow for the building and operation of a heap leach operation were granted to the Company. Currently, the permit has been updated to allow us to build a crushing and floatation mining operation. The permit is valid until 2016 as long as we continue to provide yearly reports to SEMERNANT (the governing Mexican environmental agency responsible for permitting).
     The Cieneguita Property is currently owned by Corporativo Minero, and our wholly-owned subsidiary, Sunburst de Mexico, has the option of purchasing the concessions under the payment plan discussed below. The following table is a summary of the concessions on the Cieneguita Property:

Lot Name	Title Number	Area (Ha)	Term of Validity	Royalties and Payments
Aurifero	196356	492.00	7/16/1993 to 7/15/2043	(1)

Aurifero Norte	196153	60.00	7/16/1993 to 7/15/2043	(1)

La Maravilla	190479	48.00	4/29/1991 to 4/24/2041	(1)

Aquilon Uno	208339	222.00	9/23/1998 to 9/22/2048	(1)

(1)	The Cieneguita concessions are all under an option to purchase for $2,000,000 of which $830,000 has been paid to date. We are required to make yearly payments on May 6th of each year in the amount of $120,000 until the outstanding balance owed on the $2 million is paid in full. Once the full $2 million payment has been made, we will own the Cieneguita property. In the alternative, if the Cieneguita property is put into production, of which there is no guarantee, we must pay Corporativo Minero $20 per ounce of gold produced, if any, from the Cieneguita Project up to the total $2 million due. In the event that the price of gold is above $400 per ounce, the payments payable from production will be increased by $0.10 for each dollar increment the spot price of gold trades over $400 per ounce. The total payment of $2 million does not change with fluctuations in the price of gold. Non-payment of any portion of the $2 million total payment will constitute a default, in which case we will lose our rights to the Cineguita property and the associated concessions, but we will not incur any additional default penalty. Once we pay $2 million there is no further obligation to Corporativo Minero. Corporativo Minero has the obligation to pay, from the funds they receive from us, any royalties that may be outstanding on the properties from prior periods. Corporativo Minero has informed us that there were royalties of up to 7% NSR owned by various former owners of the Cieneguita property. They have informed us that the corporations holding those royalties have been dissolved and that there is no further legal requirement to make these royalty payments. We can make no assurance that these former owners will not contend that we are ultimately responsible to pay all or some of the 7% NSR to these former royalty holders if the Project was ever put into production and Corporativo Minero did not make the payments to the royalty holders. MRT no longer has any ownership interest or payment obligations with respect to the Cieneguita property. There is no affiliation between Corporativo Minero and Mexoro or its officers, directors or affiliates.
History
     The Cieneguita mines were in limited production in the 1990s. Over a four-year period, the Cieneguita Gold Mine was operated by Mineral Glamis La Cieneguita S. De R.L. De C.V. (“Glamis”), a subsidiary of the Canadian company Glamis Gold Ltd. (“Glamis Gold”). According to Glamis’ records, Glamis mined and processed ore on the property in 1995. Glamis stopped production in the mid-1990s. At that time, Corporativo Minero, the operator of the mine for Glamis, acquired the property. MRT entered into an agreement with Corporativo Minero on January 12, 2004 pursuant to which MRT acquired all of the mineral rights from Corporativo Minero to explore and exploit the Cieneguita concessions and to purchase them for $2,000,000. Under our agreements with MRT, MRT has assigned this agreement to us. As of the date of this prospectus, $830,000 of the $2,000,000 has been paid to Corporativo Minero. We are obligated to make yearly payments on these concessions to Corporativo Minero until the $2,000,000 has been paid. As production on this property is starting in December 2009, we currently believe that the remaining payments will be made from net cash flow to Corportivo Minero as per the royalty formula defined in our agreements with them, however there is no assurance that production will commence or yield positive net cash flow.
Geology
     Our exploration work shows that the geology in the mineralization in the zone of sulfides includes pyrite, galena, sphalerite, tennantite and tetrahedrite, pirargirite and traces of chalcopyrite and pyrhotite. These minerals mainly occur as uniform disseminations and as micro-veins. The previous exploration drilling by Cominco and Glamis Gold delineated a zone of altered volcanics, represented by silica, sericite and argillite that are believed to be 1,000 meters long (strike length) and up to 200 meters wide. Within this zone, the oxidation has been shallow and reaches a maximum depth of 20 meters.
     Glamis Gold performed a test pilot heap leach operation on the property in the mid 1990’s. The exploration on the property is still in its early stages and significant work needs to be completed before any type of ore reserve calculations, if any, could be made. Our operations are currently exploratory. We have done some initial sampling on the La Maravilla concessions as described below.
     A total of 51 diamond drill holes (6,700 meters) drilled by Cominco (now Teck Cominco Ltd.) defined an auriferous zone approximately 1,000 meters long by 200 wide. On such a zone, two mineralized structures were drilled during their exploration program in 1981 and 1982. Later, two drilling programs were performed by Glamis: 135 holes were drilled during 1994 and 62 holes were drilled during 1997. Both programs confirmed the delineation of the two mineralized ore bodies. We have had access to these reports from Cominco and Glamis. The initial exploration conducted by our company will focus on further delineating the oxide mixed mineralized structures and the sulphide structures.
     We used the original data from Cominco and Glamis to delineate the mineralized zone and to plan our present trenching and sampling programs. In April 2006, we completed a sampling of the property that included more than 500 meters of deep trenches from which we took comprehensive channel sampling. The trenches comprised 8 trenches approximately 200 meters long and 2 to 10 meters deep spaced equally along the 1,000 meters strike length of the property. From the walls of these trenches, we took approximately 550 rock samples. One half of these samples have been sent to ALS Chemex’s laboratory in Chihuahua for assaying. The sampling protocol followed the best mining practices. The purpose of the sampling was to further define the ore grade and potential of the property. We received the results of the sampling program and it suggests gold grades in the mineralized material that our head geologist, in conjunction with management, believes warrants putting the property into production even though we have not conducted any feasibility study on this property. At that time, management believed that the cost of a feasibility study is too expensive to undertake relative to the estimated size of the mineralization. At that time we also determined, based on the results of the sampling, that continued exploration on the property was warranted to further delineate the mineralization to be used in the heap leach open pit mining operation. We conducted further exploration on the property and began the process of putting the mine into production. We have not determined if there are any known reserves on this property to date.
     The other half of the sample was used to complete column tests to determine the leachability of the precious metals from the rock. Subseqeunt drilling, indicated that the mineralized material was much larger than originally anticipated and that the heap leaching process was not the best method for extracting the precious metals from the bulk of the mineralized material. We are currently stripping off the top oxide layer and stock piling that material for future processing (if ever) by the heap leach method. Instead, we have built a floatation circuit to process the mineralized sulphide material.
     The Cieneguita property is without known reserves.

Infrastructure
     The town site near the former mine has the following services: electrical power from the public utility, cellular phone, radio communication (CB), a health center and a school. Because the property was previously in production, it has existing infrastructure such as power, water, railroad transportation (within 20 kilometers), and all weather road access year round. We have an existing source of well water for our milling process we are initiating. This water is pumped to the mill site from a source approximately 2.4 miles away. There are all weather roads to the area that was previously mined allowing easy access for production and exploration. Also, the haul roads to the milling area have been significantly upgraded and are in good condition. It is our intention to use the existing heap leach pad area to build the mill site and tailings site to reduce our costs to re-open the mine. Because some of the infrastructure exists, such as roads and pads, we believe that the investment needed to put this mine into production would be smaller than the investment which would be needed for a mine that was never in production. Because other operating mines exist in the area, infrastructure, such as roads, already exists. The roads are public, and we do not have to pay a fee to use them. There is no other equipment or facilities available to us on the property. Further study needs to be done on the feasibility of using the existing infrastructure of the old mine.
Current Exploration
     Cieneguita is a new gold-silver and polymetallic discovery made in 2008 by our exploration team. The main activities in the Cieneguita project are set forth below:
•	100 diamond drillholes completed for a total of 20,215 meters of drilling.

•	Broad mineralized intercepts including 111.5 meters with 1.24 g/t Au, 99.6 g/t Ag, 0.45% Pb and 0.73% Zn (C-21) and 94 meters with 1.21 g/t Au, 79.8 g/t Ag, 0.78% Pb and 1.2% Zn (CI-30).

•	Mineralization at Cieneguita has been traced over 900 meters along strike and still remains open to the southwest and to depth.

•	Exploration ongoing; infill drilling program has been designed to expand the size of the mineralized material.
     We have conducted a series of exploration programs at Cieneguita since March 2007. Our exploration work to date includes 100 diamond core drillholes totaling 20,215 meters of drilling. The drilling exploration program commenced in December 2007 with one drill rig and a second rig was added in July 2008. Due to our financial constraints, one of the drill rigs was removed in October 2008 and drilling continued with one rig until December 19, 2008.
     Mexoro has received analysis results for only 58 holes (CI-01 to CI-54, CI-67, CI-69, CI-71 and CI-74). A complete listing of the drill logs is published at our website, www.mexoro.com. The assay results from the remaining 42 holes are still pending. No assurance may be given, though, that these new holes will have the same values as previously analyzed holes. Two different styles of mineralization have been identified: precious (gold-silver) and base (lead-zinc-silver) metal mineralization, with higher gold-silver grades starting on surface and lead-zinc-silver mineralization intercepted at depth and to the west of the Cieneguita deposit. We interpret the Cieneguita deposit as a diatreme breccia body where disseminated oxide and sulphide mineralization is mainly hosted by quartz-sericite altered diatreme breccias and lapilli tuffs.

     The mineralized body is shaped like a funnel which has been flattened laterally, measuring over 900 meters by 300 meters as defined by the drill results. An independent third party has completed a cross section-based geological model for Mexoro and has calculated inferred mineralized material of 15.249 million tons with 2.62 g/t Au equivalent based on assays that were composited using the sum of the dollar values for Au, Ag, Pb and Zn in each drill interval. Three-year trailing average prices used were: gold = $727.22 per ounce, silver = $13.66 per ounce, lead = $1.00 per pound, zinc = $1.36 per pound. A cutoff of $30 was applied and weighted averages calculated for each above-cutoff interval. These intervals were projected between drill holes and between sections to produce resource blocks, which were then compiled using weighted averages to produce a total tonnage and grade with a dollar value per ton.
     Mineralization intersected in CI-34 (46 meters with 4.68 grams per ton gold, 87.67 grams per ton silver, 0.24% lead and 0.22% zinc) and CI-29 (51 meters with 0.5 grams per ton gold, 55.03 grams per ton silver, 0.34% lead and 0.46% zinc), both collared in the western portion of Cieneguita suggests that mineralization still remains open to west, southwest and to depth in the western part of the Cieneguita deposit. No assurance may be given, though, that additional mineralized material will be found in these areas.
This figure is showing the geological units and distribution of the 100 drillholes.
     Because of the favorable mapping, sampling and drilling results in Cieneguita, we initiated a brownfield exploration program aimed at locating additional mineralization within our properties. The exploration process around the main mineralization zone at Cieneguita has identified two new areas of mineralization 500 meters to south of the current known mineralization. These two areas, known as Piedras Blancas and Piedra Amarilla, are exhibiting the same size, characteristics, and intensity of alteration-mineralization on surface as encountered at Cieneguita. No assurance, though, may be given that any positive exploration results will come from these similarities.
     This brownfield exploration program for the Piedras Blancas area has now been completed. As a result of this mapping and sampling program, we have designed a drilling exploration program consisting initially of 3,000 meters of drilling to test three different targets. The drilling program is anticipated to start in the first quarter of 2010.

     A figure exhibiting main geological and mineralization features on the Piedras Blancas and Piedra Amarilla areas is shown below.
     There are no known reserves on the Cieneguita property.
Planned Exploration
     The recent exploration activities in Cieneguita have shown that additional exploration is warranted. We have made the following determinations to date:
•	Infill drilling displays continuity of mineralization and overall grades.
•	Mineralization extends 900 meters along strike, is up to 300 meters wide and is open to the Southwest and open to depth.

Figure is showing main mineralization zones on the Cieneguita project. Areas in red are exhibiting mineralization areas where grades is >1.5 g/t Au
     The known mineralized material on the Cieneguita property combined with the assay results from drilling and the new areas found 500 meters away from Cieneguita are providing the possibility to increase the size of the mineralized material. No assurance may be given, though, that the size of the mineralized zone will increase. Considering the latest results and findings the proposed work program for Cieneguita will include:
•	Completing the infill drilling program by doing an additional 10,000 meters of drilling to expand inferred resources;

•	Continue conducting metallurgical tests;

•	Complete feasibility study and;

•	Commencing exploration drilling program at the Piedras Blancas project.
     The proposed exploration budget for the Cieneguita project for the remainder of 2009 will be conducted by our joint venture partner, Minera Rio Tinto. They will be responsible for spending $5,000,000 over the next 36 months to take the property through to feasibility. The feasibility work will also include exploration on the two new areas to the south of the Cieneguita property.
     There are no known reserves on the Cieneguita property.

Sahuayacan Project
Summary
     Our Sahuayacan Project is located near the Chihuahua-Sonora State border approximately 275 kilometers east-southeast of the city of Chihuahua and 50 kilometers south-southwest of the town of Mycoba in the state of Chihuahua, Mexico. There are 14 concessions on the Sahuayacan Project, which total 649 hectares (approximately 1,604 acres). Old mining records indicate that the concessions on the Sahuayacan Project cover an epithermal quartz vein system. We expect to continue our mapping and sampling program and to commence drilling on the Sahuayacan Project in 2010. There are no known reserves on the Sahuayacan Project.
     In May 2006, we entered into an exploration contract Jose Maria Rascon, Sabino Amador Rascon Polanco and Rene Muro Lugo, the holders of Segundo Santo Nino concession on the Sahuayacan Project. These individuals each hold a 33.3% interest in the Segundo Santo Nino concession. We have agreed to pay these individuals a total of $255,000 for this concession, $105,000 of which has been paid to date. To date, we are current in our payments. There is no affiliation between the holders of Segundo Santo Nino concession and us or our officers, directors or affiliates.
     In June 2006, we entered a 5 year exploration agreement with Minera Emilio, the owner of 13 concessions on the Sahuayacan Project. Under the exploration agreement, Minera Emilio granted us the exclusive right to conduct exploration on the Sahuayacan Project. We agreed to pay Minera Emilio $282,000 in the following manner: (i) $30,000 at the execution of the Agreement (which has been paid); (ii) $2,500 per month for 12 months beginning in August 2006 (which have been paid); (iii) $3,500 per month for 12 months beginning in August 2007 (which have been paid); and (iv) $5,000 monthly for 36 months beginning in August 2008 (these payments are in good standing). Non-payment of any of the payments owed would constitute a default under the exploration agreement. To date, we have not been given notice of any default. In the event we were given notice and default was not cured in a timely manner, we would lose the right to explore on the Sahuayacan Project and would lose the option to purchase the mineral concessions. There is no affiliation between Minera Emilio and us or our officers, directors or affiliates.
     We also have an option to purchase the 13 concessions on the Sahuayacan Project held by Minera Emilio. The option expires on June 22, 2011. We must provide Minera Emilio 30 days written notice to exercise the option. The purchase price is $300,000 or the equivalent of $500,000 in restricted shares of common stock of Mexoro based upon the market value of such shares during the 30 days preceding our notice of intent to exercise the option. We must complete a feasibility survey within three years from the date we exercise the option. In addition, we must pay Minera Emilio royalties on any mineral ore that is sold from the concession. The royalty rate varies based on the price of gold on the London Metal Exchange. If the price of gold is less than or equal to $600 per ounce, the royalty due is 3% of net revenue. If the price exceeds $600 per ounce, the royalty due is 4% of net revenue. Net revenue is calculated by subtracting smelting expenses, added value taxes and all other taxes on production sales from revenue.
     In January 2008, we entered into an exploration and option agreement with Maria Luisa Wong Madrigal to purchase the “La Maravilla” concessions, consisting of two separate concessions, on the Sahuayacan Project. We must pay Maria Luisa Wong Madrigal $600,000 in the following manner: (i) $33,000 in January 2008 (paid); (ii) $33,000 in July 2008 (paid); (iii) $34,000 in January 25, 2009 (paid in September 2009); and (iv) the remaining $500,000 is payable upon the earlier of our exercise of the option to purchase the concession or on January 25, 2011. There is no affiliation between Maria Luisa Wong Madrigal and us or our officers, directors or affiliates.

Location
     The Sahauyacan property is located near the Chihuahua-Sonora state border approximately 275 kilometers east-southeast of the city of Chihuahua and 50 kilometers south-southwest of the town of Mycoba in the state of Chihuahua, Mexico. The property is accessible by all weather dirt road running through the center of the property.
Claim Status
     The Company has recently optioned 14 mineral concessions totaling 649 hectares, which old mining records indicate cover an epithermal quartz vein system. The concessions are owned by Minera Emilio and optioned by Sunburst de Mexico. The following table is a summary of the concessions on the Sahauyacan Property:

				Royalties and
Concession Name	Title #	Surface (Ha)	Term of Validity	Payments
Veronica Segunda	171083	8.0000	9/8/1982 – 8/8/2032	(1)
Esperanza Segunda	171000	4.0000	5/8/1982 – 4/8/2032	(1)
Maria Luisa	170673	9.6000	11/6/1982 – 10/6/2032	(1)
Carmela	176856	4.0000	12/17/1985 – 12/16/2035	(1)
Silvia	217673	212.7549	6/8/2002 – 5/8/2052	(1)
La Chonca	218432	228.1808	5/11/2002 – 4/11/2052	(1)
La Cumbre	216091	67.0314	9/4/2002 – 8/4/2052	(1)
La Cumbre II	220349	5.2498	7/18/2003 – 7/17/2053	(1)
La Cumbre II Fracc. A	220350	1.1925	7/18/2003 – 7/17/2053	(1)
Santo Nino 3	220150	19.9500	6/17/2003 – 6/16/2053	(1)
Fortunato 2	214274	7.1686	6/9/2001 – 5/9/2051	(1)
Segunda Santa Theresa	219233	12.0000	2/20/2003 – 2/19/2053	(1)
Santo Nino	191810	4.0000	12/9/1991 – 12/18/2041	(1)

Segundo Santo Nino	191086	65.8730	4/29/1991 – 4/28/2041	(2)

La Estrella	169365	9.0000	12/11/1981 – 11/11/2031	(3)
Sultana Menor	169362	4.0000	12/11/1981 – 11/11/2031	(3)

(1)	These concessions are owned by Minera Emilio. The Company has agreed to pay Minera Emilio a total of $282,000 for these concessions. Of this, $177,000 has been paid as of November 30, 2009, and the Company must pay $5,000 per month until the balance is paid.

(2)	This concession is owned by Grupo Rascon. The Company has agreed to pay a total of $255,000 for this concession. Of this, $135,000 has been paid as of November 30, 2009.

(3)	These concessions are by Mario Luisa Wong Ruiz. The Company has agreed to pay a total of $600,000 for these concessions. Of this, $100,000 has been paid as of November 30, 2009.

History
     The main vein in the area, the “Santo Nino Vein”, was the focus of a small scale underground gold mining operation in the late 1800’s and early 1900’s, with at least 3 main underground mine access drifts supplying feed to a centrally located mill, which is still present. The mine was closed at the time of the Mexican revolution. The Santo Nino vein system has not been evaluated using modern techniques or explored by drilling.
Geology
     Our initial exploration work on the property, as part of due diligence before acquiring the property, indicates that the geology exposed in the project area reveals a complex geologic history. We believe that the basement in the area is composed of dark gray-green massive, fractured and folded phyllitic metasedimentary and metavolcanic rocks in contact with Lower to Middle Cretaceous banded shale and fine grained arenite. Our exploration suggests that these phyllitic rocks are in contact with a Tertiary volcaniclastic sequence that occurs as intercalated fine to coarse grained tuffaceous sediments, volcanic breccias and flows which range in composition from andesite to rhyolite. Our exploration suggests that the entire sequence has been locally crosscut by at least 2 intrusive units of diorite to rhyolite composition possibly represent synvolcanic hypabyssal intrusions. The Tertiary volcanic sequence is the main host to the gold/silver quartz vein system present in the project area.
     Surface mapping and drilling results are suggesting that the high gold values tend to cluster at certain areas along the Santo Niño and the Santa Teresa vein structures with intervening areas of low gold grades. A more disseminated structure seems to be present at the La Cumbre area. We believe that the cluster of high gold values indicate the development of mineralized shoots within the extensive Sahuayacan system as evidenced by the intercepts from the SDH-1 in the Santo Niño vein and the SDH-12 along the Santa Teresa vein.
     We believe that all evidence suggests that the mineralization is controlled by a circular feature that may represent a caldera margin running from the Santa Teresa target up to north to the La Cumbre target. This evidence opens up the potential to further extend the mineralization found at Santa Teresa and La Cumbre targets further north though no assurance may given that any mineralization will be found.
     The figure below shows the different geological elements encountered in the Sahuayacan system and also exhibits the relationship between the Santo Niño, La Cumbre and Santa Teresa target areas.

Mineral Deposit
     A surface geological mapping and sampling crew evaluated the property from September 2006 through December 2006. Mapping on the property was completed at a scale of 1:5,000 with individual veins being mapped at a scale of 1:1,000. To date, a total of 309 samples have been taken from taken the property, including 101 rock chip and channel samples, 41 stream sediment samples and 158 soil samples. The underground workings are being evaluated for safe entry and will be mapped and sampled if deemed safe. The Sahauyacan Property is without known reserves. Our proposed exploration program is exploratory in nature.
     Santo Nino Vein:
     Our initial mapping indicates the Santo Nino vein consists of milky quartz and crackle breccia accompanied by iron oxides and veinletts of crustiform, banded and chalcedonic quartz which is suggestive of an epithermal origin. Our sampling of the rocks shows that mineralization presently recognized within the vein consists of chalcopyrite, malachite, azurite, pyrite and abundant iron oxides with manganese oxides. The predominant alteration adjacent to the vein is moderate to strong argillic alteration with local quartz and sericite which forms a halo to the vein which is locally up to 50 meters wide. Further from the vein this moderate to strong argillic zone is transitional to a zone of weak argillic alteration accompanied by supergene oxidation, and propylitic alteration. This weak argillic alteration zone is more than 200 meters wide. Our initial exploration has shown that the vein is locally offset along at least one left lateral fault (in the Mina Cobriza area).
     Our initial exploration shows that a second quartz vein parallel to and west of the Santo Nino vein has been mapped (“Santo Nino Segundo” vein). The northern termination of the Santo Nino vein appears to represent a fault offset (left lateral fault) possibly offsetting the mineralizing system 200 meters to the west. Here the wide weak argillic alteration zone (hangingwall to the vein system) is present and continues to the north-northwest for more than 500 meters to Sahuayacancito.
     El Cumbre:
     The El Cumbre area covers the local hill top located approximately 500 meters east of the Santo Nino vein. Teck-Cominco, a large Canadian mining company, drilled at least 3 holes in this area in the mid 1990s. Drill results have not been obtained from this work.

     Our initial work in the area shows that the stratigraphy in the El Cumbre area consists of Tertiary volcanics composed of porphyritic andesitic flows intercalated with fine to coarse volcaniclastic sediments overlain by rhyolite tuffs and flows. Tectonic breccias and stockwork zones are accompanied by veins and veinletts of chalcedonic quartz with iron oxides (hematite), manganese and very fine pyrite. Four brecciated structures have been identified to date in our preliminary exploration. Alteration consists of pervasive silicification with weak to moderate massive chalcedonic quartz in the matrix of the breccias, accompanied by a weak argillic alteration of the wall rock. Numerous old surface trenches are present in this area and will be the subject of future sampling and mapping.
Infrastructure
     The Sahauyacan Property is accessible year round by all weather road. There is no local electricity or water currently available. We will need to supply our own diesel generated electrical power.
Current Exploration
     Mexoro has completed a diamond drilling program of 13 holes comprising 2,027 meters. Three of the 13 holes were directed to test the Santo Niño vein, two drillholes were collared on the La Cumbre target and two more were drilled on the south of the property to test the Santa Teresa target. Of the 13 drillholes, only three have intersected economically attractive mineralization. The mineralized intercepts are as follows:

Width of
Intersection in
Drill Hole Number	Depth in Meters	Meters	Grade
Drillhole SDH-01 collared on the Santo Niño vein	from 65.00 to 72.50 meters from 96.50 to 104.5 meters	7.50 meters 8.0 meters	2.56 g/t Au 2.98 g/t Au
Drillhole SDH-05 collared on La Cumbre target	from 0 to 4.5 meters	4.5 meters	1.77 g/t Au
Drillhole SDH-12 drilled to test the Santa Teresa vein	from 74.50 to 82.00	7.5 meters	56.01 g/t Au and 283.22 g/t Ag
     A second phase drilling program is anticipated to be aimed to define the potential volume and grade of the mineralized system at Sahuayacan, primarily focusing on the Santa Teresa and La Cumbre targets which may represent a mineralization system developed along a caldera margin. Additional targets have been identified along the circular feature that seems to control the emplacement of alteration and mineralization zones on the Sahuayacan project.
     There are no known reserves on the Sahuayacan property.
Planned Exploration
     The next exploration stage will include mapping and sampling along the circular feature trying to define additional mineralization areas and drilling targets. The proposed exploration program will include:

•	Mapping and sampling at 1:1,000 scale along the La Cumbre-Santa Teresa trend (mapping-sampling process Completed)

•	Obtaining ASTER image analysis to identify additional alteration-mineralization areas along the semi-circular feature within the entire concession;

•	Identifying drilling targets on the La Cumbre and Santa Teresa areas; and (Drilling targets selected, as shown in images below)

•	Commencing a 4,000 to 6,000 meters exploration drilling program aimed to define the potential of the project.

Drilling Target: La Cumbre. The figure is showing completed mapping and selected drilling targets at La Cumbre (blue dots)
Drilling Target: Santa Teresa. The figure is showing completed mapping and selected drilling targets at La Cumbre (blue dots)

     The total exploration budget for Sahuayacan from November 2009 through December 2010 is $1,258,919. The breakdown of the budget is as follows:

Geochemistry	$140,250
Geophysics	$0
Safety	$2,000
Land Costs	$0
Contractors	$1,007,800
Travel and Vehicles	$34,620
Field Support	$5,700
Communications	$4,200
Subtotal	$1,198,970
Contingency(5%)	$59,949
Total	$1,258,919
     There are no known reserves on the Sahuayacan properties.
Encino Gordo Project
Summary
     Our Encino Gordo Project is located in the Barranca section of Chihuahua State in Mexico, and according to data publicly published by the Mexican Government, it is at the interphase between the two main volcanic groups that form the bulk of the Sierra Madre Occidental. We own two concessions and have an option to acquire two other concessions from MRT, subject to a 2.5% NSR and making the scheduled project payments. We expect to begin mapping and sampling to indentify target areas and to commence drilling in 2010. In August 2009, we dropped one of our concessions in the Encino Gordo Project, Encino Gordo 2. We determined that the payments due to the concession holder were too expensive and it was not in our best interests to keep the concession. There is no plan, currently, to try and negotiate the payments for this Project. There are no known reserves on the Encino Gordo Project.
Location
     The Encino Gordo project is located in the Barranca section of Chihuahua State in Mexico, and according to data publicly published by the Mexican Government, is at the interphase between the two main volcanic groups that form the bulk of the Sierra Madre Occidental. The Encino Gordo Property is 3.2 miles west of the Guazapares Property. The location is 220 kilometers to the southwest of Chihuahua City. The property is accessible by an all weather dirt road along the southwest side of the property. There is no local electrical power or water available at this time, though major mining infrastructure is located within 3 miles of the concessions.
Claim Status
     Sunburst de Mexico owns two concessions (Title #225277 and #292013) and has the option to acquire 100% of the two other properties listed below, subject to a 2.5% net smelter royalty.
     The concessions not owned by Sunburst de Mexico are owned by MRT. The following table is a summary of the concessions on the Encino Gordo property:

	Title	Area
Lot Name	Number	(Ha)	Term of Validity	Royalties and Payments
Encino Gordo	225277	450	8/12/2005 to 8/11/2055	None (1)

Encino Gordo	292013	382	8/12/2005 to 8/11/2055	None (1)

El Camuchin	220149	100	6/17/2003 to 6/16/2053	Net Smelter Return of 2.5% (2)

La Paloma	220148	100	6/17/2003 to 6/16/2053	Net Smelter Return of 2.5% (2)

(1)	Concessions are 100% owned by Sunburst de Mexico with no further payments to be made.

(2)	Sunburst has the first right of refusal to acquire these two concessions from Minera Rio Tinto in the event Minera Rio Tinto receives an offer to purchase any portion of these mining concessions from a third party. Sunburst will have 30 days to exercise its first right of refusal.
History
     The Encino Gordo Property, covering 1,042 hectares (approximately 2,575 acres), is situated near an old mining district with a lengthy production history, according to records in the public domain. Old mining records indicate that mining operations were commenced 3 kilometers east of this site in the 17th century. Most of the production from those mines came from high-grade vein deposits mined by crude underground methods. To the east of Encino Gordo, the main Guazapares breccia veins were discovered in about 1830. The major period of production was from 1870 to 1900 when there were four silver pan amalgamation mills in operation. Although those deposits contain both gold and silver, the early mills could not recover the gold as it is very fine and occurs along cleavage planes in the pyrite. The mills of the time could only process the oxidized portions of the veins, and the unoxidized, sulfide-bearing material was usually left in the mines as pillars. The principal mine owner of the properties east of Encino Gordo died in 1890, after which the mines of Guazapares slowly sank into disrepair and closed by 1900. In 1905, a US company consolidated most of the properties to the east of Encino Gordo and reopened some of the mine workings. That company ran into financial difficulties during 1907 and work halted. Ramon Valenzuela then acquired the properties to the east of Encino Gordo and operated a five stamp mill until 1912. Noranda Exploration, Inc. briefly optioned concessions in the area in the early 1990’s. Kennecott optioned the core concessions east of Encino Gordo in 1993-94 and drilled a few holes in one of the concessions to the east of Encino Gordo. The Encino Gordo property has never been in production. In August 2009, we dropped one of our concessions in the Encino Gordo Project, Encino Gordo 2.

Geological Setting and Deposit Types
     The geology at Encino Gordo project area is dominated by flows and tuff of andesitic to dacitic composition intruded by small plugs of porphyritic intrusions varying in composition from diorite to quartz-diorite. Small and localized areas exhibiting dacite porphyries are also common. The volcanic sequence which may be part of the Lower Volcanic Series (LVS) of the Sierra Madre Occidental Volcanic Complex (SMOVC) host most of the mineralization in the Encino Gordo area and in the whole Moris district host to Palmarejo deposit and the Guazapares gold hydrothermal system. The alteration and mineralization at the Encino Gordo project is mainly characterized by two different styles:
La Junta area — Most of the alteration and mineralization in this area is associated with andesitic rocks intruded by composite stock (diorite and quartz-diorite) and dacite porphyries. The alteration at La Junta is characterized by propylitic alteration (chlorite-calcite-pyrite) exhibiting small and localized areas with incipient K-silicate alteration, where K-feldspar is mainly replacing groundmass in the intrusion phases.
     Mineralization is occurring at La Junta in different styles, including: stockwork, fault-veins, sheeted veins, dissemination and breccias. However, main mineralization consists of an approximately 500 meter wide stockwork fault-vein zone developed in a dilatant jog “flower structure”. In this mineralized area, multiple cross-cutting vein types are present including:
•	Pyrite-only veins
•	Quartz-only veins
•	Quartz + pyrite veins
•	Quartz + chalcopyrite veins
•	Quartz + pyrite + chalcopyrite veins
•	Calcite veins
•	Quartz + galena veins
•	Chlorite + calcite veins

Figure is illustrating coincident Cu and Au geochemical anomalies in La Junta area which are spatially associated to a potassic alteration core resembling the classical geochemical-alteration signature of the porphyry systems.
     Supergene alteration is represented by an argillic alteration pervasive event developed by the oxidation and alteration of the primary sulfide zone observed at La Junta area. Limonites developed within this supergene event are dominated by goethite (± hematite — jarosite).
     The alteration assemblages, the style of mineralization, the content and type of sulfide mineralization suggest that La Junta area might be a mesothermal to near-mesothermal system, resembling a “porphyry-style” alteration-mineralization.

     Potential exists in this area to find a porphyry-style system and a similar gold mineralization, though, no assurance may be given that any mineralization whatsoever will be found. The proposed exploration program for the upcoming year will be focused on trying to asses the potential of the identified targets, including:
•	The porphyry-style mineralization in La Junta area
•	Anomaly N and La Elyka areas
Mineral Deposits
     Blackstone Resources Inc. hired Reliance Geological Services of Vancouver Canada in 1996 to evaluate the results of a geological and geochemical exploration program on the Encino Gordo zone. The subsequent work revealed results that were judged worthy of a second phase of exploration. Our surface sampling has indicated the presence of mineralized structures, including gold and silver anomalies on the property. Several gold-copper anomalous areas were also identified. The property is at the very early stages of exploration, though, and much more work is needed before any decisions can be made as to the viability of the property.
     Structure Empalme
     The Empalme vein outcrops northwest of the Elyca structure, inside the Encino Gordo Property and has been mapped for approximately 150 meters. Workings on the breccia-vein consist of 2 old shafts now filled with water. The host rocks consist of a sequence of volcaniclastic sediments overlain by tuffaceous dacites with moderate silicification and supergene argillic alteration.
     Cienega Vein
     Our exploration shows that the Cienega vein outcrops at one location along a stream bed within the Encino Gordo Property. It consists of brecciated quartz and contains 2-3% disseminated pyrite hosted by brown volcaniclastics.
     Arroyo Los Laureles Vein
     The vein outcrops in the southeast limit of the San Miguel claim in Arryo Los Laurels. The host rocks consist of intensely fractured volcaniclastic arenites, tuffs and dacites.
     The Encino Gordo Property is without known reserves. Our proposed exploration programs are exploratory in nature.
Infrastructure
     The Encino Gordo Property is accessible year round by all weather road. There is no local electricity or water currently available. We will need to supply our own diesel generated electrical power.
Current Exploration
     During fiscal 2007, the Company carried out a detailed and property scale mapping and sampling program outlining numerous gold, silver and gold-copper coincident geochemical anomalies. Phase 1 of the exploration program was undertaken in an effort to define the style and characteristics of the mineralization areas indicated by the geochemical anomalies. Within this stage several gold and sulphide mineralization areas including pyrite and chalcopyrite have been identified within an over 500 meters stockwork area and fault-veins structure.

     All information and field evidence gathered during the mapping and sampling process suggest the presence of “porphyry” style alteration and mineralization characterized by the presence of concentric alteration patterns (potassic alteration grading outward to quartz-sericite and propylitic alteration), coincident Cu, Au and Mo geochemical anomalies and a multiple-event of veining. No assurance can be given, though, that we will find such a deposit, if at all.
     Phase II of the exploration program aimed to detail and characterize all identified alteration and mineralization areas and define and prioritize drilling sites is underway and is expected to be completed by the second quarter of 2009. In addition, a stream sediment sampling program is being undertaken to fully evaluate all the concessions.
     There are no known reserves on the Encino Gordo property.
Planned Exploration Activities
     The total exploration budget for Encino Gordo from November 2009 through December 2010 is $118,545. The exploration expenditures are as follows:

Geochemistry	$0
Geophysics	$84,000
Safety	$0
Land Costs	$0
Contractors	$0
Travel and Vehicles	$17,100
Field Support	$6,650
Communications	$3,150
Subtotal	$112,900
Contingency(5%)	$5,645

Total	$118,545

     There are no known reserves on the Encino Gordo properties.
Guazapares Project
     On May 17, 2009 we entered into a letter of agreement and on June 29, 2009 we signed the definitive agreement to sell our Guazapares concessions located in south western Chihuahua, Mexico to Paramount Gold de Mexico, SA de C.V., the Mexican subsidiary of Paramount Gold and Silver Corp., or Paramount, for a total consideration of up to $5.3 million. A definitive agreement was signed on July 10, 2009 and closed on October 10, 2009. Payment of the funds from escrow, though, are subject to the satisfaction of various conditions. The material conditions of the agreement have been met and the payment for the sale of the properties is expected to occur when the agreements governing the concessions have been officially re-registered in Paramount’s name with the Mexican mining authorities. A 5.7% commission was paid on the closing of the sale. Our Guazapares Project comprised of 12 concessions close to Paramount’s San Miguel discovery. The purchase price is to be paid in two stages. The first payment of $3.7 million was deposited into escrow at closing, and will be released from escrow when the transfer of the 12 claims to Paramount is finalized. An additional payment of $1.6 million is due if, within 36 months following execution of the letter of agreement (July 10, 2009), either (i) Paramount Gold de Mexico SA de C.V. is sold by Paramount, either through a stock sale or a sale of substantially all of its assets, or (ii) Paramount’s San Miguel project is put into commercial production. Also, the final repayment of the outstanding debenture in the amount of $221,047.57 with Paramount has been made to Paramount from the funds that were delivered to the escrow account.

Recent Financing Activities
     On September 21, 2009, we entered into private placement subscription agreements, as thereafter amended, with certain U.S. accredited investors and certain non-U.S. investors for the private placement of 12,500,000 unregistered shares of the common stock with 100% warrant coverage at a purchase price of $0.20 per unit. The warrants have an exercise price of $0.30 per share, a two-year term and will not be exercisable until 12 months after their date of issuance. As of the filing of this registration statement, the Company has completed the sale of all of the unregistered shares, and the Company had received aggregate gross proceeds, prior to any expenses, from the Private Placement of $2,500,000.
Principal Products
     Our principal product is the exploration for and development of precious minerals. Because our properties are in the developed stage, there is no guarantee that any ore body will be found or extracted.
     Mario Ayub, one of the Company’s directors, is a past president of the National Miners Association of Mexico and of the Chihuahua Miners Association, and through his network, he has been able to obtain information on potential mining properties. A potential mining property is identified first by a visit to the property by a geologist. If the property has potential based upon the geologist’s findings, another visit is made to gather more information by taking surface samples and mapping the property. Also, geophysical work (in this case mineral exploration techniques using electromagnetic instruments to measure the conductivity of the rocks underground) may be performed before entering into the negotiation process for a particular property.
Legal Proceedings
     Other than as disclosed herein, neither we nor our properties are the subject of any pending legal proceedings and no such proceeding is known to be contemplated by any governmental authority. We are not aware of any legal proceedings in which any director, officer or affiliate of our company, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder of our company, is a party adverse to our company or any of its subsidiaries or has a material interest adverse to our company or any of its subsidiaries.
Competition
     We compete with other mining and exploration companies in connection with the acquisition of mining claims and leases on gold and other precious metals prospects and in connection with the recruitment and retention of qualified employees. Many of these companies are much larger than we are, have greater financial resources and have been in the mining business much longer than we have. As such, these competitors may be in a better position through size, finances and experience to acquire suitable exploration properties. We may not be able to compete against these companies in acquiring new properties and/or qualified people to work on any of our properties.
     There is significant competition for the limited number of gold and silver acquisition opportunities available and, as a result, we may be unable to continue to acquire attractive gold and silver mining properties on terms we consider acceptable.

     Given the size of the world market for gold and silver relative to individual producers and consumers of gold and silver, we believe that no single company has sufficient market influence to significantly affect the price or supply of gold and silver in the world market.
Governmental Regulations
     Our business is subject to various levels of government controls and regulations, which are supplemented and revised from time to time. Any mineral exploration activities conducted by the Company require permits from governmental authorities. The various levels of government controls and regulations address, among other things, the environmental impact of mining and mineral processing operations and establish requirements for the decommissioning of mining properties after operations have ceased. With respect to the regulation of mining and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various components of operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mining properties following the cessation of operations, and may require that some former mining properties be managed for long periods of time. In addition, in certain jurisdictions, we may be subject to foreign investment controls and regulations governing our ability to remit earnings abroad.
     The Company’s operations and properties are subject to a variety of governmental regulations including, among others, regulations promulgated by SEMARNAT, Mexico’s environmental protection agency; the Mexican Mining Law; and the regulations of the Comisión National del Aqua with respect to water rights. Mexican regulators have broad authority to shut down and/or levy fines against facilities that do not comply with regulations or standards. If we put any of our properties into production, operations may also be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation and mine safety.
     The need to comply with applicable laws, regulations and permits will increase the cost of operation and may delay exploration. All permits required for the conduct of mining operations, including the construction of mining facilities, may not be obtainable, which would have an adverse effect on any mining project we might undertake. Additionally, failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing exploration to cease or be curtailed. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.
     Amendments to current governmental laws and regulations affecting mining companies, or the more stringent application thereof, could adversely affect the Company’s operations. The extent of any future changes to governmental laws and regulations cannot be predicted or quantified. Generally, new laws and regulations result in increased compliance costs, including costs for obtaining permits, delays or fines resulting from loss of permits or failure to comply with the new requirements.
     To keep our mineral concessions in good standing with the Government of Mexico, we must pay yearly property taxes. These taxes are based on a tariff per hectare and per the number of years (maturity) of each concession. The taxes are paid twice a year. We paid MXN $186,394 (approximately $13,049) in January 2009 and MXN $203,896 (approximately $15,379) in July 2009. We are in compliance with all of our tax payments to the government.
     We believe that we are in compliance with all material current government controls and regulations at each of our properties.

Compliance with Environmental Laws
     Our current exploration activities and any future mining operations (of which we currently have none planned) are subject to extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine construction, and protection of endangered and protected species. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. Future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have an adverse impact on our financial condition or results of operations. In the event that we make a mineral discovery and decide to proceed to production, the costs and delays associated with compliance with these laws and regulations could stop us from proceeding with a project or the operation or further improvement of a mine or increase the costs of improvement or production.
     In Mexico, we are required to submit, for government approval, a reclamation plan for each of our mining sites that establishes our obligation to reclaim property after minerals have been mined from the site. In some jurisdictions, bonds or other forms of financial assurances are required as security for these reclamation activities. We may incur significant costs in connection with these restoration activities. The unknown nature of possible future additional regulatory requirements and the potential for additional reclamation activities create uncertainties related to future reclamation costs.
Employees
     We currently have 13 persons working for Sunburst de Mexico in Mexico including 3 geologists, 1 field staff and 4 administrative personnel. Except for our general manager, Manuel Flores, and two geologists, all of these persons are provided to Sunburst de Mexico under third party contract, either directly or via a personnel service agency. On September 21, 2009, we hired George Young as our chief operating officer, Salil Dhaumya as our chief financial officer and Manuel Flores as our operations manager. On November 16, 2009, Mr. Young was appointed president upon the resignation of Francisco Quiroz. We do expect to hire 8 additional geologists in addition to drilling contractors to conduct exploration or development over the next 12 months. Other than these employees and our geologists, all of the employees we hire are contracted from third parties specializing in providing employees for Mexican companies. In using third party contractors, we minimize our exposure to Mexican employment law, and all liabilities are undertaken by the third party contractors providing the services. We pay a flat rate to the third parties for their services. In the event that our exploration projects are successful and warrant putting any of our properties into production, all such operations would be contracted out to third parties. Also, we rely on members of our management to handle all matters related to business development and business operations.
DESCRIPTION OF PROPERTY
     We currently maintain an office at C. General Retana #706, Col. San Felipe, Chihuahua, Chihuahua, Mexico, CP 31203. We previously leased this office under the terms of a two-year lease that expired by its terms in September 2008. The Company is still operating under the terms of this lease on a month-to-month basis, with a monthly rent of $900.
     As described above, we have property rights in the Cieneguita, Encino Gordo, and Sahuayacan Projects.
     All of the properties discussed below are located in the State of Chihuahua, Mexico. The following map illustrates the locations of Chihuahua and of the properties:

Location of Cieneguita, Encino Gordo and Sahuayacan Projects in Chihuahua, Mexico

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
     The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other financial information included elsewhere in this prospectus. The discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, expectations and intentions. Our actual results may differ significantly from management’s expectations. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.
Overview
     We are a development stage company and have generated only limited revenues from our Cieneguita project and have not yet generated or realized any revenue from our other two exploration projects. As of August 31, 2009, we had $8,146 in our bank account.
     On September 21, 2009, we entered into private placement subscription agreements, as thereafter amended, with certain U.S. accredited investors and certain non-U.S. investors for the private placement of 12,500,000 unregistered shares of the common stock with 100% warrant coverage at a purchase price of $0.20 per unit. The warrants have an exercise price of $0.30 per share, a two-year term and will not be exercisable until twelve months after their date of issuance. As of the filing of this registration statement, the Company has completed the sale of all of the unregistered shares, and the Company had received aggregate gross proceeds, prior to any expenses, from the Private Placement of $2,500,000.
     In August 2009, we dropped one of our properties in the Encino Gordo concessions, Encino Gordo 2. Management determined that the property payments due to the concession holder were too expensive and we did not make the option payment at this time. There is currently no plan to try and negotiate the payments for this property.
     On May 17, 2009, we entered into a letter of agreement and on June 29, 2009, we signed the definitive agreement to sell our Guazapares project located in south western Chihuahua, Mexico to Paramount Gold de Mexico, SA de C.V., the Mexican subsidiary of Paramount Gold and Silver Corp. (“Paramount”) for a total consideration of up to $5.3 million. The first payment of $3.7 million will be released from escrow when the transfer to paramount is finalized. An additional payment of $1.6 million is due if, by July 10, 2012, either (i) Paramount sells its Mexican subsidiary or (ii) Guazapares is put into production.
     In February 2009, we entered into a development agreement with MRT, which we amended in December 2009. Pursuant to the terms of the development agreement, as amended, MRT has agreed to invest up to $8 million to initiate the first phase of production and to complete a feasibility study. The first phase of production is limited to the mining of the mineralised material that is available from the surface to a depth of 15 meters (“First Phase Production”). In exchange, we assigned MRT an interest to 74% of the net cash flows from First Phase Production and a 54% ownership interest in the Cieneguita Project.
     To fund our continued operations, we issued $1.5 million of convertible debentures in March 2009, of which an aggregate of $880,000 was issued to Mario Ayub, a director of Mexoro, and to his affiliated entity, MRT. Pursuant to the terms of the convertible debentures, the holders irrevocably converted the debentures into a 10% ownership interest in the Cieneguita Project and a 10% interest in the net cash flow from First Phase Production. In December 2009, Mario Ayub and MRT agreed to resell an aggregate 4% ownership interest in the Cieneguita Project back to us, along with 4% of the net cash flow from First Phase Production, in return for $550,000. In a private transaction not involving the Company, the other holders contributed their remaining 6% ownership interest in the Cieneguita Project to a newly formed entity, Marje Minerals SA.

     As a result of our amended development agreement and our agreements with the debenture holders, the ownership interest in the Cieneguita Project and the net cash flows from the First Phase Production are held by the Company, MRT and Marje Minerals as follows:

		Net Cash Flow Interest	Net Cash Flow Interest
		From First Phase	Following First Phase
Holder	Ownership Percentage	Production	Production
MRT	54%	74%	54%
Marje Minerals	6%	6%	6%
Mexoro	40%	20%	40%
      Any additional costs for the First Phase Production and the feasibility study for the Cieneguita Project, after MRT invests $8 million, will be shared by the Company, MRT and Marje Minerals on a pro-rata basis based on their respective ownership percentages in the Cieneguita Project.
     The major terms of the development agreement with MRT and Marje Minerals are as follows:
•	MRT purchased $1 million of secured convertible debentures at 8% interest (payable in stock or cash). The proceeds from this investment were used for continued exploration and development of the Cieneguita Project and general working capital. On November 5, 2009, MRT exercised its conversion rights on the debenture and MRT was issued 3,333,333 common shares and a warrant to purchase 1,666,667 shares of common stock at an exercise price of $0.50 per share.
•	MRT agreed to provide the necessary working capital to begin and maintain mining operations, estimated to be $3 million, to put the first phase of the Cieneguita Project into production. In exchange for these funds, we assigned MRT an interest to 74% of the net cash flow from First Phase Production. The agreement limits the mining during First Phase Production to the mineralized material that is available from the surface to a depth of 15 meters.
•	MRT committed to spend up to $4 million to take the Cieneguita Project through the feasibility stage. In doing so, we assigned MRT a 54% interest in our rights to the Cieneguita Project. After the expenditure of the $4 million, all costs will be shared on a pro rata ownership basis (i.e. 54% to MRT, 40% to the Company and 6% to Marje Minerals). If any party cannot pay its portion of the costs after the $4 million has been spent, then their ownership position in the Cieneguita Project will be reduced by 1% for every $100,000 invested by the other owners. Our ownership interest in the Cienguita Project, however, cannot be reduced below 25%. In addition, we have the right to cover Marje Minerals’ pro rata portion of costs if they cannot pay their portion of the costs. In return, we will receive 1% of Marje Minerals’ ownership position in the Cieneguita Project for every $100,000 we invest on their behalf.
•	The MRT agreement was contingent on our repaying a debenture to Paramount Gold and Silver Corp. In March 2009, we repaid $1 million, or approximately two thirds of the debt, and Paramount released a security interest it had on the Cieneguita Project. In October 2009, we repaid the remaining amount of the debt, and Paramount released its security interests on the Sahuayacan, Guazapares and Encino Gordo properties.

     On May 5, 2008, we signed a letter of intent (the “Paramount LOI”) to enter into a strategic alliance with Paramount to combine mining and exploration expertise, along with efficient use of personnel, drill rigs and current mining concessions to improve efficiencies and potentially reduce costs for both companies. On August 6, 2008, the strategic alliance between Mexoro and Paramount was terminated, including Paramount’s right of first refusal on financings. On October 8, 2009, we paid the remaining outstanding balance of $221,047.37 to under the outstanding debentures. Upon receipt of this payment from the Company, Paramount released its security interests in the Company’s assets, including its security interests in the Company’s Sahuayacan, Guazapares and Encino Gordo properties.
     Our continued existence and plans for future growth depend on our ability to obtain the additional capital necessary to operate either through the generation of revenue or the issuance of additional debt or equity. While we believe that we have raised sufficient funds in our recent offerings to allow us to continue in business until December 2010, we may not be able to continue in business beyond that date unless we obtain additional capital. If the sale of the Guazapares property is completed, the resulting $3,700,000 payment will also allow us to operate for the next 12 months. No assurance may be given, though, that this sale will close in a timely fashion or at all.
     As of August 31, 2009, the joint venture with MRT had generated net cash flows of approximately $1,568,336 of which $392,084 is attributable to us under the joint venture agreement. We are expecting additional ongoing cash flows from the commencement of operations at the Cieneguita property, starting in February 2010. The amount of net cash flows to be received on Mexoro’s 20% share from operations cannot be determined at this time. In fact, there is significant risk to us for this type of extracting of mineralized material because we have no known reserves on Cieneguita until an independent feasibility study is completed. We can not provide any assurance that the extraction and processing of mineralized material from the Cieneguita property will result in any cash flows for us.
     For the 12-month period from December 2009 through November 2010, we need to raise additional capital to maintain operations. We will need a minimum of $252,000 for property payments and an additional $1,853,000 for general and administrative costs. This does not include any capital needed to pay our accounts payables and to execute our exploration programs as detailed below. As of November 30, 2009, the following table shows our contractual property payments that are due until November 2010:

Name	Date	Payment Type	USD
Sahuayacan Property	December 2009 to November 2010	Property payments	$65,000

Segundo Santo Nino (Sahuayacan)	May 2010	Property payments	$120,000

La Estrella y la Sultana Menor	December 2009 and June 2010	Property payments	$67,000
     Additionally, if our exploration during that time period is successful, we may need to raise additional capital to fund those exploration programs. At this time, we cannot assess with any accuracy our total capital needs to fund an expanded exploration program beyond our basic program. If the payments from the sale of the Guazapares properties to Paramount are not made, we do not have any additional sources of additional capital to fund our operations beyond December 2010. We also believe that, other than the initial bulk sample test done by MRT, we cannot determine if the joint venture with MRT will generate any revenues that would allow us to continue operations. If we are unable to raise additional capital through debt or equity beyond December 2010, it is most likely that we would need to cease operations and forfeit our properties as we would be unable to make the necessary property payments.

Plan of Operation
Summary
     Our business plan is to proceed with the exploration and development of our Mexican mineral properties to determine whether they contain commercially exploitable reserves of gold, silver or other metals. On May 17, 2009, we entered into a letter of agreement and on June 29, 2009, we signed the definitive agreement to sell our Guazapares project located in south western Chihuahua, Mexico to Paramount Gold de Mexico, SA de C.V., the Mexican subsidiary of Paramount for a total consideration of up to $5.3 million USD. A definitive agreement was signed on July 10, 2009 and closed October 10, 2009. The payment of the funds from escrow is subject to the satisfaction of various conditions. The material conditions of the agreement have been met and the payment for the sale of the properties is expected to occur in January 2010 as the agreements governing the concessions have been officially re-registered in the name of Paramount Gold de Mexico, SA de C.V. with the Mexican mining authorities. A 5.7% commission was paid on the closing of the sale. Mexoro’s Guazapares project comprises 12 claims close to Paramount’s San Miguel discovery. The purchase price is to be paid in two stages. The first payment of $3.7 million was deposited into escrow at closing, and will be released from escrow to Mexoro when the transfer of the 12 claims to Paramount is finalized. An additional payment of $1.6 million is due to Mexoro if, within 36 months following execution of the letter of agreement (July 10, 2009), either (i) Paramount Gold de Mexico SA de C.V. is sold by Paramount, either through a stock sale or a sale of substantially all of its assets, or (ii) Paramount’s San Miguel project is put into commercial production.
     On February 12, 2009 we entered into a development agreement with MRT to provide us with immediate funding to initiate production at our Cieneguita property, to complete a feasibility study and to continue the exploration of its properties. The development agreement was amended in December 2009 and calls for project funding of up to $8,000,000 to be spent on First Phase Production and to complete a feasibility study. To date MRT has contributed $1,000,000 in working capital and has spent additional funds on initiating production plans for the Cieneguita project through the building of a floatation circuit mill. MRT has shipped approximately 5,000 ton bulk sample to its mill in Sinaloa Mexico for processing to verify the metallurgical process need to process the mineralized material from the Cieneguita property.
     In the event that our exploration and development program finds exploration targets that warrant additional exploration work, including exploration by drilling, we will not have enough cash available to fund an expanded exploration program. If we decide to expand our exploration and development program, we would need to raise additional capital to meet these needs. Other than the sale of the Guazapares properties to Paramount, for we have not yet received payment, and the proceeds received from the shares issued in the Private Placement, we currently do not have any sources of additional capital available to us and we may not have any in the future. The failure to raise additional capital would severely curtail our ability to conduct any additional exploration work that might be warranted because of the results of our current exploration program.
     Our original strategy was to put the Cieneguita property into production as a heap leach operation, and as such we purchased approximately $250,000 worth of new and used mining equipment to be used for heap leach production. We contemplated putting the Cieneguita property into production during 2008 but the positive exploration results from our drilling programs changed those plans. The mineralized material that has been defined by the drilling appears to suggest that the mineralized material is far larger than originally contemplated and of a different material that is not suitable for heap leaching. As such, we entered into the joint venture agreement with MRT to put the Cieneguita into production using a simple crushing and floatation circuit process and not a heap leach operation as originally planned.

     With the joint venture with MRT, we intend to put the Cieneguita project into First Phase Production in January 2010. We are using a simple crushing and floatation circuit process in stead of the heap leach process as originally contemplated. We still plan to use the equipment as part of the new mining process designed in the joint venture agreement. When all mineral extraction has been completed, then it is managements’ plan to try and sell the equipment that we have purchased. At this time, we have no estimates on what the equipment will be worth in the secondary market. If we are unable to sell it, we may lose all of our capital investment. No assurances can be given that we will be able to sell the equipment at a price to recover our original investment, or at all.
     In the event that we do discover a mineral deposit on one of our properties, of which there is no guarantee, we would need to expend substantial amounts of capital to put any of our properties into production, if so warranted. The amount of such expenditures is indeterminable at this time as our exploration and development program has not advanced far enough to provide us with results to determine this information.
     Such expenditures depend upon the size of the mineralized body, the grade of the mineralized body and the type of mining that is required to extract any minerals that may be found. Regardless, we do not have enough capital available to us to make any such expenditure that would be required to put any mineral property into production, and we therefore would have to raise the additional capital or, if possible, enter into a joint venture for the production phase. If we were to form a joint venture, we cannot assess what our final position in the project would be. We do not have any sources of capital available to us at this time to fund such a project if one should be discovered.
     On September 21, 2009, we hired George Young as our chief operating officer, Salil Dhaumya as our chief financial officer and Manuel Flores as our operations manager. On November 16, 2009, Mr. Young was appointed president upon the resignation of Francisco Quiroz. We expect to hire an additional 8 geologists in addition to the drilling contractors to conduct exploration or development over the next 12 months. Other than these employees and our geologists, all of the employees we hire are contracted from third parties specializing in providing employees for Mexican companies. In using third party contractors, we minimize our exposure to Mexican employment law, and all liabilities are undertaken by the third party contractors providing the services. We pay a flat rate to the third parties for their services.
     In the event that we should find a mineable reserve, it is management’s intention to contract the mining and milling of any mineralized reserves out to third parties. We do not have any known reserves at this time.
Exploration Projects — Current Status
     To date the Sierra Madre gold exploration program has been focused on advancing current exploration projects to the next exploration stage. During most of 2008, exploration activities were concentrated in four projects: Sahuayacan, Encino Gordo, Guazapares and Cieneguita. However, exploration activities during the six months ended August 31, 2009 were focused exclusively on the Cieneguita project. As well, we sold our Guazapares concessions to Paramount Gold and Silver Corp. To date most of the data gathered during our field campaigns and drilling programs is completely compiled and is being evaluated. The next exploration stages for all three remaining projects have been already planned.
     Over the next twelve months, we intend to explore our three projects to determine whether there are economically attractive concentrations of gold and gold-silver mineralization. We intend to hire 8 additional employees but do not plan to make any purchase of equipment over the next twelve months. At this time, though, the exploration program is only planned for the next 12 months, which we will undertake when the necessary capital has been raised to complete these programs. We do not have any sources of capital indentified at this time and no assurance can be given that we will be able to complete the proposed exploration program.

Critical Accounting Estimates
     The preparation of the Company’s financial statements requires management to make various judgments with respect to estimates and assumptions. On an ongoing basis, management regularly reevaluates its estimates and assumptions; however actual amounts could differ from those based on such estimates and assumptions.
     The Company has made certain accounting estimates that have a material bearing on the financial statements. The most significant estimates are:
Income Tax Valuation Allowance
     The Company has a potential $7,859,422 deferred income tax asset, which has been fully allowed for in the consolidated financial statements, based on the difference in timing of certain deductions for income tax and accounting purposes. The ability of the Company to ultimately derive a benefit from the deferred tax asset depends on the existence of sufficient taxable income of the appropriate character within the carry forward period available under the tax law.
Stock based compensation
     All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. Stock options and warrants are valued at their fair value utilizing the Black-Scholes option-pricing model.
Convertible debentures
     Convertible debentures issued with attached warrants are recorded based upon the relative fair values of the debentures and the warrants. The fair value of the warrants is determined utilizing the Black-Scholes option-pricing model. The resulting debt discount is amortized to Interest Expense over the life of the debentures. Any resulting beneficial conversion features on these debentures are amortized to the earliest conversion date
Results of Operations
     In this discussion of Mexoro’s results of operations and financial condition, amounts, other than per-share amounts, have been rounded to the nearest thousand dollars.
Year ended February 28, 2009 compared to the year ended February 29, 2008.
     References in the discussion below to 2009 are to our current fiscal year ended February 28, 2009, while references to 2008 are to our fiscal year ended February 29, 2008.

Revenues
     We did not earn revenues during 2009 or 2008 because we did not have commercial production of any of our properties. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties, if ever. We are presently in the development stage of our business. We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties or, if such resources are discovered, that we will enter into commercial production of our mineral properties. Interest income is recorded under Other Income in the Statement of Operations in the financial statements.
Operating Costs
     We did not incur any operating costs during the years ended 2009 and 2008 due to the fact that we did not achieve production from exploration activities during either year.
Expenses
     Our operating expenses decreased to $7,049,069 for the year ended February 28, 2009 compared to $8,040,328 for the year ended February 29, 2008, representing a decrease of $991,259.
     In 2009, we incurred lower general and administrative expenses and write off of property costs, offset by mineral exploration expenses, which resulted in decrease of expenses.
     In the general and administrative expense category, the decrease in 2009 is attributable to $339,000 spent on investor relation activities compared with $816,000 in 2008 to raise additional funds for exploration activities and higher advertising and promotion costs of $16,000 in 2009 compared to $159,000 in 2008.
     Our exploration expenses increased to $4,132,048 in 2009 compared with $2,680,680 in 2008 as a result of the increased activity of the Company as it advanced its business plan.
     In 2009, we expensed $726,000 for stock-based compensation expense compared to $2,454,000 in 2008 primarily due to lower market price of the Company’s shares.
     For the year ended February 28, 2009, we incurred $239,000 in mineral property costs as payments for our Mexican properties. At February 28, 2009, we tested the carrying amounts of all our Mexican properties for recoverability. Based on our tests, we concluded that the sum of undiscounted cash flows expected to result from the use and eventual disposition of all such properties was nil as the properties have no known reserves. Accordingly, a mineral property impairment loss of $239,000 has been recognized for the year ended February 28, 2009. Impairment of mineral property costs in 2009 decreased to $239,000 compared to $580,000 for 2008. If we are able to raise additional funds to continue with our business plan, we anticipate that exploration expenditures will increase in fiscal 2010 as a result of exploration activities on our Mexican mineral properties.
     Our interest expense increased to $791,000 for 2009 compared to $58,000 for 2008. The higher interest expense in 2009 pertains to convertible debentures issued by the Company in May and June of 2008. The Company recorded a beneficial conversion feature of $313,000 as interest expense and $303,000 as relative fair value of the warrants in relation to the convertible debt. The Company did not incur interest expense related to convertible debt in 2008.

Net Loss
     Our net loss decreased to $8,036,208 for 2009 compared to $8,096,604 for 2008, representing a decrease of $60,396. This change in our loss was primarily attributable to higher investor relations expenses and exploration expenses in 2009. The non-cash component of stock-based compensation costs was $726,000 compared to $2,454,000 for 2008.
     We anticipate that we will continue to incur losses until such time that we can identify mineral deposits and achieve significant revenues from sale of gold recovered from our Mexican mineral properties, if ever. There is no assurance that we will commence the development stage of our operations at any our Mexican mineral properties or achieve revenues.
Three and six months ended August 31, 2009 compared to the three and six months ended August 31, 2008.
     In this discussion of the Company’s results of operations and financial condition, amounts, other than per-share amounts, have been rounded to the nearest thousand dollars.
Revenues
     The Company earned its 25% proportionate revenue from the joint venture with MRT from the commercial pilot test during the six months ended August 31, 2009. Other than the commercial pilot test, which generated $392,000 in net cash flows, we did not have commercial production of any of our properties in 2009. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties, if ever. We are presently in the development stage of our business. We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties or, if such resources are discovered, that we will enter into commercial production of our mineral properties.
Operating Costs
     We did not incur any operating costs during the three and six months ended August 31, 2009 or 2008 due to the fact that we did not achieve production from exploration activities during either year.
Expenses
     Our expenses decreased to $930,000 and $1,836,000 for the three and six months ended August 31, 2009, compared to $2,118,000 and $4,026,000 for the three and six months ended August 31, 2008, respectively. The decrease is primarily attributable to lower exploration costs which was due to lack of funding, and curtailment of exploration on Cieneguita because of the joint venture agreement with MRT, where MRT has agreed to spend up to $5,000,000 to take Cieneguita to a feasibility stage.
     General and administrative expenses increased slightly to $719,000 and $1,409,000 in the three and six months ended August 31, 2009 compared to $656,000 and $1,271,000 in the three and six months ended August 31, 2008, respectively. The increase during the current three and six month period is attributable to higher legal fees offset by lower travel costs. Included in the general and administrative expenses, is the non-cash stock-based compensation expense of $143,000 and $327,000 in 2009 compared to $151,000 and $340,000 in 2008 for the three and six months, respectively. The amount for the six month period in 2009 had $299,000 of stock-based compensation expense relating to options granted to officers, directors and consultants and $nil of stock-based compensation relating to warrants. The amount for the corresponding period in 2008 relates to stock options granted to management and key personnel and compensation relating to warrants for $332,000 and $8,000, respectively.

     Accounting and legal fees increased to $239,000 in the six months ended August 31, 2009 compared to $222,000 in the six months ended August 31, 2008. The increase was primarily attributable to higher legal costs relating to issuance, payment and restructuring of convertible debentures.
     Mineral exploration in the three and six months ended August 31, 2009 decreased to $153,000 and $324,000 compared to $1,462,000 and $2,755,000 for the three and six months ended August 31, 2008, respectively as the Company reduced its exploration activity as described above.
Net Loss
     Our net loss decreased to $817,000 and $1,983,000 for the three and six months ended August 31, 2009 compared to $2,235,000 and $4,238,000 for the three and six months ended August 31, 2008, respectively.
     Other than the lower operating loss as described above, this change in our loss was attributable to higher interest expense recognized in 2009 relating to beneficial conversion feature offset by gain on settlement of repayment of convertible debentures.
     We anticipate that we will continue to incur a loss until such time as we can commence the development stage of our operations and achieve significant revenues from sales of gold recovered from our Mexican mineral properties, if ever. There is no assurance that we will commence the development stage of our operations at any of our Mexican mineral properties or achieve revenues.
Liquidity and Capital Resources
     Since inception, we have undergone two unsuccessful business combinations, which have caused us to incur significant liabilities and have resulted in the accumulation of a substantial deficit during the exploration stage.
     As of August 31, 2009, we had total assets of $696,000, total liabilities of $6,000,000 and a deficit of $43,847,000 accumulated during the exploration/development stage.
Cash and Working Capital
     We had cash and cash equivalents of $8,000 as of August 31, 2009, compared to cash of $39,000 at February 28, 2009 and $1,000 at August 31, 2008. We had working capital deficiency of $4,701,000 as of August 31, 2009, compared to a working capital deficiency of $4,657,000 as of February 28, 2009 and $4,421,000 as of August 31, 2008.
     During the first six months of 2009, we reduced the activities for our exploration program considerably but have continued to incur corporate administrative expenses but were unable to raise sufficient funds to pay many of our suppliers. Our accounts payable and accrued liabilities decreased from $2,680,000 from the fiscal year ended February 28, 2009 to $2,176,000 in the first six months of 2009. Of the $2,176,000 accounts payable and accrued liabilities as of August 31, 2009, $752,000 relates to exploration expenses.
     We will require additional financing during the current fiscal year according to our planned exploration activities. We plan to spend approximately $252,000 for property payments and an additional $1,853,000 for general and administrative costs from December 2009 through November 2010.

     We will need to raise additional working capital to maintain basic operations. We plan to raise those funds through the sale of equity or debt. Other than our definitive agreements signed with MRT and Paramount, at this time we do not have any other sources to raise additional capital for the Company and no assurance may be given that we will be able to find sources to raise additional capital. Failure to raise any additional capital would most likely require us to cease operations and abandon all of our exploration properties.
     On September 21, 2009, we entered into private placement subscription agreements, as thereafter amended, with certain U.S. accredited investors and certain non-U.S. investors for the private placement of 12,500,000 unregistered shares of the common stock with 100% warrant coverage at a purchase price of $0.20 per unit. The warrants have an exercise price of $0.30 per share, a two-year term and will not be exercisable until twelve months after their date of issuance. To date, the Company had received aggregate gross proceeds, prior to any expenses, from the Private Placement of $1,881,000 based upon an aggregate share issuance of 9,405,000 units with 100% warrant coverage.
     On July 8, 2009, we entered into an Agreement for the Assignment of Mining Agreements with Paramount Gold and Silver Corp., a Delaware corporation (“Paramount”), and its subsidiary, Paramount Gold de Mexico S.A. de C.V., a Mexican corporation (“Paramount Gold de Mexico”). Pursuant to the terms of the agreement, we agreed to sell our Guazapares Project to Paramount Gold de Mexico. The closing of the sale is subject to the satisfaction of various conditions precedent prior to closing, and the purchase price will be paid in two stages. The first payment of $3.7 million was deposited into an escrow account in conjunction with the execution of the agreement, and will be released to us at the closing. An additional payment of $1.6 million will be due and payable to Mexoro if, within thirty six (36) months following the execution of the agreement, either: (i) Paramount Gold de Mexico is sold by Paramount, either through a stock sale or a sale of substantially all of its assets; or (ii) the Guazapares project is put into commercial production.
     The amount of working capital could be adversely affected further in the event claims are made against us alleging that certain shares we previously issued pursuant to Form S-8 registration statements constituted an illegal public offering because the company was a “shell company” at the time and, as a result, was not eligible to use Form S-8 for registration of shares under the Securities Act of 1933. In August and October of 2005, the Company issued shares of common stock to an officer of the Company, as compensation for consulting services. The two share issuances were for a combined total of 30,000 shares and each of the share issuances was made pursuant to a registration statement on Form S-8 under the Securities Act of 1933. Although the Company believes these shares were properly issued, a claim could be made that issuance of the shares constituted an illegal public offering because the Company was a “shell company” at the time. Shell companies, i.e. companies which have no or nominal operations and either (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets, are not eligible to use Form S-8 for registration under the Securities Act of 1933. If either of these transactions did violate federal securities laws, subsequent purchasers of the shares may have claims against us for damages or for rescission of their purchase transaction and recovery of the full subscription price paid, together with interest. As of the date of this prospectus, no one has made or threatened any claim against us alleging violation of the federal securities laws. In the event such claims were successfully asserted, there is no assurance that we would have sufficient funds available to pay and it is likely that we would be required to use funds currently designated as working capital for that purpose. That would substantially reduce the amount of working capital available for other purposes and, in that event, we could be forced to cease or discontinue certain operations and to liquidate certain assets to pay our liabilities, including, but not limited to, rescission claims.
Year ended February 28, 2009 compared to the year ended February 29, 2008.
Cash Used in Operating Activities
     Cash used in operating activities decreased to $3,702,000 for the fiscal year ended February 28, 2009 compared to $3,837,000 for the fiscal year ended February 29, 2008. The cash was used for general and administrative costs and for the exploration programs on the properties.
Cash Used in Investing Activities
     Cash used in investing activities decreased to $13,000 for the fiscal year ended February 28, 2009 compared to $172,000 for the fiscal year ended February 29, 2008 for the purchase of equipment.

Financing Activities
     Cash provided by financing activities decreased to $3,780,000 for the fiscal year ended February 28, 2009 compared to $4,028,000 for the fiscal year ended February 29, 2008. Most of the cash provided by financing activities in 2009 was provided by issuance of convertible debentures and promissory notes. Cash provided by financing activities was used to fund our operating and investing activities.
     We anticipate continuing to rely on equity sales of our common stock or issuance of debt in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders.
     During the quarter ended August 31, 2008, Paramount provided Mexoro $1,370,000 in the form of secured convertible debentures bearing interest at a rate of 8% per annum for a term of one year. Paramount had the option to convert the debt into units.
     Subsequent to the year ended February 28, 2009, in March, 2009, the Company entered into an agreement with Paramount restructuring its payment terms on the three outstanding secured convertible debentures held by Paramount. Under the terms of the agreement, the Company paid Paramount $1,000,000 to cancel two debentures held by them, one issued on May 9, 2008 for $500,000 and another issued on July 11, 2009 for $500,000. The Company also amended a debenture issued to them on June 18, 2009 in the face amount of $370,000. The amount of that debenture was increased to $521,047.37 which, among other things, includes interest accrued on all three debentures to March 31, 2009. The Company was obligated to make a payment on March 31, 2009 on this debenture in the amount of $393,547.37 and the balance of $127,500 was to be re-paid on April 30, 2009. This remaining amount of $127,500 is interest free as long as the debenture remains in good standing. Subsequently, the Company has paid the remaining outstanding balance owed under the debenture.
     In February 2009, we entered into a development agreement with MRT, which we amended in December 2009. Pursuant to the terms of the development agreement, as amended, MRT has agreed to invest up to $8 million in First Phase Production and to complete a feasibility study. In exchange, we assigned MRT an interest to 74% of the net cash flows from First Phase Production and a 54% ownership interest in the Cieneguita Project.
     To fund our continued operations, we issued $1.5 million of convertible debentures in March 2009, of which an aggregate of $880,000 was issued to Mario Ayub, a director of Mexoro, and to his affiliated entity, MRT. Pursuant to the terms of the convertible debentures, the holders irrevocably converted the debentures into a 10% ownership interest in the Cieneguita Project and a 10% interest in the net cash flows from First Phase Production. In December 2009, Mario Ayub and MRT agreed to resell an aggregate 4% ownership interest in the Cieneguita Project back to us, along with 4% of the net cash flows from First Phase Production, in return for $550,000. In a private transaction not involving the Company, the other holders contributed their remaining 6% ownership interest in the Cieneguita Project to a newly formed entity, Marje Minerals SA.
     As a result of our amended development agreement and our agreements with the debenture holders, the ownership interest in the Cieneguita Project and the net cash flows from the First Phase Production are held by the Company, MRT and Marje Minerals as follows:

		Net Cash Flow Interest	Net Cash Flow Interest
		From First Phase	Following First Phase
Holder	Ownership Percentage	Production	Production
MRT	54%	74%	54%
Marje Minerals	6%	6%	6%
Mexoro	40%	20%	40%
      Any additional costs for the First Phase Production and the feasibility study for the Cieneguita Project, after MRT invests $8 million, will be shared by the Company, MRT and Marje Minerals on a pro-rata basis based on their respective ownership percentages in the Cieneguita Project.
     The major terms of the development agreement with MRT and Marje Minerals are as follows:
•	MRT purchased $1 million of secured convertible debentures at 8% interest (payable in stock or cash).
•	MRT agreed to provide the necessary working capital to begin and maintain mining operations, estimated to be $3 million, to put the first phase of the Cieneguita Project into production.
•	MRT committed to spend up to $4 million to take the Cieneguita Project through the feasibility stage. In doing so, we assigned MRT a 54% interest in our rights to the Cieneguita Project. After the expenditure of the $4 million, all costs will be shared on a pro rata ownership basis (i.e. 54% to MRT, 40% to the Company and 6% to Marje Minerals). If any party to the development agreement cannot pay its portion of the costs after the $4 million has been spent, then their ownership position in the Cieneguita Project will be reduced by 1% for every $100,000 invested by the other owners. Our ownership interest in the Cienguita Project, however, cannot be reduced below 25%. In addition, we have the right to cover Marje Mineral’s pro rata portion of costs if they cannot pay their portion of the costs. In return, we will receive 1% of Marje Minerals’ ownership position in the Cieneguita Project for every $100,000 we invest on their behalf.
     Subsequent to the year ended February 28, 2009, in March 2009, the Company entered into a securities purchase agreement with OHAG Holdings, Ltd. (“OHAG”). Pursuant to the securities purchase agreement, OHAG paid the Company $250,000 in exchange for a secured convertible debenture of $250,000 and 250,000 shares of common stock. The secured convertible debenture had a term of one year and interest accrued at a rate of 15%. The debenture was secured by 2,250,000 restricted shares of the Company. In June 2009, MRT purchased the secured convertible debenture from OHAG. In September 2009, the Company defaulted on its payment obligations under the secured convertible debenture, and MRT acquired the 2,250,000 restricted shares of the Company in lieu of repayment of the secured convertible debenture. MRT subsequently sold these shares to third parties.
     Subsequent to the year ended February 28, 2009, in May 2009, the Company entered into a letter of agreement to sell its Guazapares project located in southwestern Chihuahua, Mexico to Paramount Gold de Mexico, SA de C.V., the Mexican subsidiary of Paramount for a total consideration of up to $5.3 million USD. A definitive agreement was signed on July 10, 2009 but closing is subject to the satisfaction of various conditions. The material conditions of the agreement have been met and the payment for the sale of the properties is expected to occur when the agreements governing the concessions have been officially re-registered in the name of Paramount Gold de Mexico, SA de C.V. with the Mexican mining authorities. The registration was sent to the Mexican authorities on July 17, 2009 and it is expected to take between 60 and 90 days for the registration process to be completed. No assurance may be given though, that the contracts will be registered on a timely basis or at all. A 5.7% commission was paid on the closing of the sale. Mexoro’s Guazapares project comprises 12 claims close to Paramount’s San Miguel discovery. The purchase price is to be paid in two stages. The first payment of $3.7 million will be deposited into escrow at closing, and will be released from escrow to Mexoro when the transfer of the 12 claims to Paramount is finalized. An additional payment of $1.6 million is due to Mexoro if, within 36 months following execution of the letter of agreement (July 10, 2009), either (i) Paramount Gold de Mexico SA de C.V. is sold by Paramount, either through a stock sale or a sale of substantially all of its assets, or (ii) Paramount’s San Miguel project is put into commercial production.
Three and six months ended August 31, 2009 compared to the three and six months ended August 31, 2008.
Cash Used in Operating Activities
     Cash used in operating activities decreased to $1,368,000 for the six months ended August 31, 2009 compared to $2,245,000 for the six months ended August 31, 2008. The cash used in operating activities was primarily for exploration costs and general and administrative expenses.
Cash Used in Investing Activities
     The Company received cash of $29,000 on the disposal of equipment and used cash of $23,000 for purchase of equipment for the six months ended August 31, 2009 compared to cash used of $13,000 for purchase of equipment for the six months ended August 31, 2008. There are no additional capital expenditures for the current fiscal year anticipated at this time.
Financing Activities
     Cash provided by financing activities decreased to $1,331,000 for the six months ended August 31, 2009 compared to $2,242,000 for the six months ended August 31, 2008. Most of the cash provided by financing activities was from issuing of convertible debentures and notes payables. Cash provided by financing activities was used to fund our operating and investing activities.
     We anticipate the sale of the Guazapares properties to close in our third quarter providing us with sufficient working capital for the next 12 months. But, we also anticipate continuing to rely on equity sales of our common stock or issuance of debt in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders.
     During the six months ended August 31, 2009, the Company issued a total of $1,895,000 convertible debentures to Paramount, MRT and other investors:
     The convertible debentures of $221,047 to Paramount with principal and accrued interest at 8% per year are convertible into 442,094 units at a price of $0.75 per unit at the discretion of Paramount. Each unit shall be comprised of one common share plus one-half common share purchase warrant. One full warrant is exercisable immediately at a price of $0.50 for four years. The Company paid off these convertible debentures in October 2009.
     The convertible debentures of $237,510 to MRT with principal and accrued interest at 8% per year are convertible into 455,850 units at a price of $0.60 per unit at the discretion of MRT. Each unit shall be comprised of two common share plus one common share purchase warrant. One full warrant is exercisable immediately at a price of $0.50 for three years.

     The convertible debentures of $1,500,000 to MRT and other investors with principal and accrued interest at 15% per year were convertible into 7,500,000 units at a price of $0.20 per unit at the discretion of the investors. MRT and other investors have irrevocably elected to convert the debentures into real interest in the Company’s Cieneguita project.
Going Concern
     Our financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. Our ability to continue as a going concern depends upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that we will be able to continue as a going concern. Our financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.
     The Company has a history of operating losses and will need to raise additional capital to fund its planned operations. As of August 31, 2009, the Company had working capital deficiency of $4,701,000 (August 31, 2008 — working capital deficiency of $4,421,000) and an accumulated deficit during the exploration stage of $43,847,000 (August 31, 2008 — $38,066,000). These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
     There is no assurance that our operations will be profitable. The Company has conducted private placements of convertible debt and common stock, which have generated funds to satisfy all of the initial cash requirements of its planned Mexican extraction of its mineralized material and exploration ventures. Our continued existence and plans for future growth depend on our ability to obtain the additional capital necessary to operate either through the generation of revenue or the issuance of additional debt or equity.
Off-Balance Sheet Arrangements
     We currently do not have any off-balance sheet arrangements which have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our investors.

DIRECTORS AND EXECUTIVE OFFICERS
     The directors and executive officers currently serving the Company are as follows:

Name	Age	Tenure
Mario Ayub	56	Director since October 2009

John Clair	29	Director since September 2009

Salil Dhaumya	43	Chief Financial Officer since September 2009

Francisco “Barry” Quiroz	45	Director since February 2008

George Young	57	Director since September 2009
		President since November 2009
		Chief Operating Officer since September 2009
     The directors named above will serve until the next annual meeting of the Company’s stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement, plan or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to the Company’s board. There are also no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company’s affairs. Officers are elected by the board of directors and serve until their successors are appointed by the board of directors. Biographical resumes of each officer and director are as follows:
Mario Ayub
     Mr. Ayub has served as a director of the Company since October 2009. He currently serves as President of MRT Investments Ltd. since March 2004 and has served as the President of Minera Rio Tinto S.A. de C.V., a Mexican company, since 1994. Minera Rio Tinto S.A. de C.V. has a joint venture agreement with us to develop and mine our Cieneguita project in Mexico. He is a former President of the Chihuahua Mining Association and of the National Miners Association of Mexico. He graduated in 1976 from the Universidad Iberoamericana in Mexico City with a degree in chemical engineering, and he has completed post-graduate studies in metallurgy at Comision de Fomento Minero and South Dakota University. Mr. Ayub has put seven mines into production over the past fifteen years. Mr. Ayub has previously served as a director of the Company from May 2004 to November 2008.
John Clair
     Mr. Clair has served as a director of the Company since September 2009. He has been the President of Decerto Group, a private investment firm, since February 2009. From September 2004 to February 2009, Mr. Clair was employed as an investment advisor by Goldman Sachs, & Co. a reporting issuer trading on the New York Stock Exchange. From July 2002 to September 2004 he was a senior consulting associate with Cambridge Associates LLC. Mr. Clair received his BA in Mathematics and Economics in May 2002 from Hamilton College in New York State.

Salil Dhaumya
     Mr. Dhaumya has served as the chief financial officer of the Company in September 2009. Mr. Dhaumya has currently served as the corporate controller for IBC Advanced Alloys Corp., a Canadian reporting issuer listed on the TSX Venture Exchange, since August 2008. Prior to that time, he served as corporate controller for New Legend Group Ltd., a TSX Venture Exchange-listed capital pool company, from June 2007 to February 2009. Mr. Dhaumya served as our Chief Financial Officer from October 2007 to November 2007. From August 2006 to June 2007, Mr. Dhaumya served as a management consultant at MCSI, providing corporate financial consulting services to Canadian and U.S. listed small reporting companies. From August 2005 to May 2006, Mr. Dhaumya also worked as a business analyst with Heli-One, a division of CHC Helicopters, (a reporting issuer trading on the New York Stock Exchange) a company providing helicopter support to the CHC Global Operations and third parties. He has also served as controller of Aquilini Group (also known as Golden Eagle Group), a business conglomerate from March 2002 to July 2005. Mr. Dhaumya graduated with honors in cost accounting at Punjab University in Chandigarh, India in 1986 and is a certified management accountant, a designation obtained in British Columbia, Canada in 2004. It is expected Mr. Dhaumya will spend approximately 70% of his time working for our Company as Chief Financial Officer.
Francisco “Barry” Quiroz
     Mr. Quiroz has served as a director of the Company since February 20, 2008. He previously served as president of the Company from November 2008 to November 2009 and as vice president of exploration from March 2007 to November 2008. Prior to joining Mexoro Minerals, Mr. Quiroz worked for BHP Billiton for 17 years. In his last position with BHP he was program leader for BHP-Billiton managing all aspects of exploration business in China and prior to that he was the senior project geologist for BHP-Billiton in Australia. He has worked as an exploration geologist, project geologist, project manager and program leader on a variety of projects and mining properties in Mexico, United States, Canada, Central and South America, Australia, China, Mongolia and Kazakhstan. For over 20 years, Mr. Quiroz has overseen the design, management and execution of numerous mineral exploration programs with expertise in planning, contract negotiations, staff training, construction supervision and data interpretation.
     Mr. Quiroz’s expertise includes the structuring and implementation of successful exploration strategies, project reviews, mineral acquisitions and management of local and expatriate exploration teams on a wide variety of cultures. Mr. Quiroz obtained a Masters in Science in the field of Economic Geology from the University of Arizona in Tucson, Arizona, USA and a Bachelors of Science in Geology from the Universidad Autonoma de Chihuahua in Chihuahua, Chihuahua, Mexico.
George Young
     Mr. Young has served as president of the Company since November 16, 2009 and chief operating officer and a director of the Company since September 2009. He is the chief executive officer and director of Fellows Energy Ltd., an early stage oil and gas company, since January 2004. Fellows Energy is a US reporting issuer trading on the over-the-counter bulletin board. Mr. Young previously served as Vice President and director of International Royalty Corporation from February 2005 to February 2008. International Royalty Corporation, a Canadian reporting issuer which trades on the Toronto Stock Exchange (“TSX”), is a company which acquires and creates natural resource royalties. Prior to that time, from January 2003 to January 2005, he served as President and director of MAG Silver Corp., a Canadian reporting issuer that trades on the TSX and the American Stock Exchange. MAG Silver is a silver exploration and emerging development company in Mexico. From October 2002 to July 2008, Mr. Young was a director of Palladon Ventures Ltd., a junior exploration and development company based in Salt Lake City, Utah, which trades on the TSX Venture Exchange in Canada. Mr. Young holds a Bachelor of Sciences degree from the University of Utah and a Juris Doctor from the University of Utah College of Law.

Director Independence
     We believe that John Clair is an “independent director,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act. There are no family relationships among any of our directors or executive officers.
Board Committees
     Our board of directors (“the Board”) currently performs the functions and duties generally performed by separately constituted audit, compensation and nominating and corporate governance committees. We intend to recruit additional directors to serve on our Board, and at such time, the Board will form separate Board committees. We intend that a majority of our directors will be independent directors, and that our Board and Board committees will meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we seek listing on a securities exchange. Additionally, the Board will direct each committee to adopt a charter to govern its duties and actions.
     Audit Review. Our Board is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent auditors the effectiveness of our financial controls and accounting and reporting practices and procedures. In addition, our Board reviews the qualifications of our independent auditors, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services.
     Executive Compensation. Our Board reviews and sets our general compensation policies and executive compensation, including officer salary levels, incentive compensation programs and share-based compensation. Our Board also has the exclusive authority to administer our stock option plan. George Young, our president, has abstained from any Board discussions with respect to his compensation.
     Nominating and Corporate Governance. Our Board is responsible for identifying and selecting potential candidates for our Board. Our Board reviews the credentials of proposed members of the Board, either in connection with filling vacancies or the election of directors at each annual meeting of stockholders. The Board will consider qualified nominees recommended by stockholders. The Board intends to periodically assess how well it is performing, and make recommendations regarding corporate governance matters and practices. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding our business environment and willingness to devote adequate time to their board duties.
     Stockholder Nominees. Our Board will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Board c/o the secretary of the Company and should include the following information: (i) with respect to each nominee, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of the Company that are beneficially owned by the nominee, (d) a description of all arrangements or understandings between the stockholder submitting the nomination and the nominee pursuant to which the nomination is to be made by the stockholder, and (e)

any other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) with respect to the stockholder submitting the nomination, (a) the name and address of the stockholder, as they appear on our books, (b) the class and number of shares of the Company that are beneficially owned by the stockholder and (c) any material interest of the stockholder in the nomination. Such information should be submitted in the time frame described under our proxy statement.
     Process for Identifying and Evaluating Nominees. Our Board believes that we are well served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Board will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Board will seek out potential candidates for Board appointment who meet the criteria for selection as nominees and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Board deems appropriate, a third-party search firm. The Board will evaluate each candidate’s qualifications and contact relevant references. Based on this input, the Board will evaluate which of the prospective candidates is qualified to serve as a director.
     Communications with Directors. Stockholders who wish to communicate with our Board may do so by writing to our corporate secretary at our principal executive offices located at #706 Col. San Felipe, Chihuahua, Chihuahua Mexico 31203.
Code of Ethics
     Our Board of Directors adopted a code of business conduct and ethics policy, the “Code of Ethics”. The Code of Ethics allows us to focus our Board and each Director and officer on areas of ethical risk, provide guidance to Directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and accountability. A copy of our Code of Ethics may be obtained by writing to our corporate secretary of the Company at #706 Col. San Felipe, Chihuahua, Chihuahua Mexico 31203.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Goals of Compensation Program
     The primary goals of our Compensation Program with respect to the compensation of our executive officers are: (i) to attract and retain talented and dedicated executives; (ii) to tie annual and long-term cash and stock incentives to the achievement of specified company and individual performance criteria; and (iii) to align executives’ compensation incentives to achievements that we believe will lead to stockholder value creation. To achieve these goals, our Board maintains compensation plans that tie a substantial portion of executives’ overall compensation to the achievement of key operational, clinical and financial goals. Our Board also evaluates the performance of each individual executive officer against specific individual performance criteria. Our Board believes that the compensation for our executive officers is comparable with executives in other companies of similar size and stage of development operating in our industry, while taking into account our relative performance and our own strategic goals.
Elements of Compensation
     We currently have a relatively simple compensation structure that is comprised of: (i) base salary; (ii) annual cash and equity incentive awards; and (iii) stock options.
Base Salary
     Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we target salaries for our executive officers near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience as well as the company’s financial position.
Stock Options
     Our stock option plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Board is the administrator of this stock plan. Stock option grants are made to employees after the commencement of employment and may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. Our Board reviews and recommends initial stock option awards for executive officers based upon a review of competitive compensation data. In appropriate circumstances, our Board considers the recommendations of our president when determining the amount of an initial option grant or the amount of an annual incentive option grant for executive officers. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest quarterly upon continued employment over approximately a two-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.
Summary Compensation Table
     The following table sets forth executive compensation for our “named executive officers” for fiscal years ended February, 2009, 2008 and 2007.

Name And	Fiscal year			Stock
Principal	Ended	Salary	Bonus	Awards	Options	All Other	Total
Position (1)	February	($)	($)	($)	Awards ($)	Compensation ($)	($)

Barry Quiroz	2009	146,323	—	222,500	101,890	—	470,713
President, CFO	2008	120,000	—	—	140,875	—	260,875
Director	2007	—	—	—	—	—	—

(1)	On September 21, 2009, we hired George Young as our chief operating officer and Salil Dhaumya as our chief financial officer. On November 16, 2009, Mr. Young was appointed president upon the resignation of Mr. Quiroz. Mr. Quiroz resigned as chief financial officer on September 21, 2009 and president on November 16, 2009.
Narrative Disclosure to Summary Compensation Table
Employment Agreements
     The Company has entered into an employment agreement with Barry Quiroz of calle Las Matrinas 6510, colonia Haciendas del Valle C.P. 31217, Chihuahua, Chihuahua, Mexico, dated March 1, 2007. Mr. Quiroz was hired as the Company’s president for an initial term of three years, until February 28, 2010, unless terminated earlier, with an annual salary of $132,000 and $24,000 of living out allowance paid by Sunburst Mining. Mr. Quiroz resigned as president on November 16, 2009.
     On September 21, 2009, the Company has entered into an employment agreement with Mr. Young. Mr. Young will serve as chief operating officer and will receive a monthly salary of $10,000. On September 21, 2009, the Company also granted Mr. Young options to purchase 1,000,000 shares of our common stock pursuant to our 2009 Nonqualified Stock Option Plan and form of Nonqualified Stock Option Agreement. The options vest in four equal installments, with the first installment vesting on the six month anniversary of the grant date and the remaining installments vesting every six months thereafter. The options have an exercise price of $0.36 per share. Mr. Young was appointed president on November 16, 2009.
     On September 21, 2009, the Company appointed Salil Dhaumya as chief financial officer and secretary. Mr. Dhaumya will serve as the Company’s principal financial and accounting officer. The Company entered into an employment agreement with Mr. Dhaumya pursuant to which Mr. Dhaumya will receive a monthly salary of $7,000.
     Except with respect to the employment agreements set forth above and an employment agreement with our operations manager, Manuel Flores, the Company has no written employment agreements with its officers. Compensation was determined after discussion about expected time commitments, remuneration paid by comparable organizations and the flexibility provided to the Company by not having extended terms and other terms typical of employment agreements. We have no plans or packages providing for compensation of officers after resignation or retirement.
Grants of Plan-Based Awards
     The following table sets forth information regarding grants of stock and option awards made to our named executive officers during the fiscal year ended February 28, 2009.

					Grant Date Fair
				Exercise of	Value of Stock
		Number of Shares of	Number of Securities	Base Price of	and Options
Name(1)	Grant Date	Stock or Units	Underlying Options	Option Awards	Awards

Barry Quiroz	03/01/2007	—	150,000	$1.04	$140,875
	04/29/2008	—	200,000	$0.52	$60,881
	10/27/2008	100,000	—
	11/25/2008	500,000	—
	02/10/2009	—	250,000	$0.18	$41,009
	02/23/2009	400,000	—

(1)	On September 21, 2009, we hired George Young as our chief operating officer and Salil Dhaumya as our chief financial officer. On November 16, 2009, Mr. Young was appointed president upon the resignation of Mr. Quiroz. Mr. Quiroz resigned as chief financial officer on September 21, 2009 and president on November 16, 2009.
Outstanding Equity Awards at Fiscal Year End
     The following table sets forth information regarding outstanding equity awards held by our named executive officers as of February 28, 2009.

	Number of
	Securities		Number of Securities
	Underlying	Number of Securities	Underlying
	Unexercised	Underlying	Unexercised	Option	Option
	Options (#)	Unexercised Options	Unearned Options	Exercise Price	Expiration
Name(1)	exercisable	(#) Unexercisable	(#)	($)	Date

Barry Quiroz	100,000	50,000 (2)	Nil	1.04	4/16/2017
	66,667	133,333 (3)	Nil	0.52	4/29/2018
	41,667	208,333 (4)	Nil	0.18	2/10/2019

(1)	On September 21, 2009, we hired George Young as our chief operating officer and Salil Dhaumya as our chief financial officer. On November 16, 2009, Mr. Young was appointed president upon the resignation of Mr. Quiroz. Mr. Quiroz resigned as chief financial officer on September 21, 2009 and president on November 16, 2009.

(2)	Mr. Quiroz received 150,000 options under the 2007 Nonqualified Stock Option Plan. These options vest every six months over a two and a half year period. The remaining 50,000 options vest as: 25,000 options vest on March 16, 2009 and 25,000 options vest on September 16, 2009.

(3)	Mr. Quiroz received 250,000 options under the 2008 Nonqualified Stock Option Plan. These options vest every six months over a two and a half year period. The remaining 133,333 options vest as: 33,333 options vest on April 29, 2009, 33,333 options vest on October 29, 2009, 33,333 options vest on April 29, 2010 and 33,333 options vest on October 29, 2010.

(4)	Mr. Quiroz received 250,000 options under the 2008 Nonqualified Stock Option Plan. These options vest every six months over a two and a half year period. The remaining 208,333 options vest as: 41,667 options vest on August 10, 2009, 41,667 options vest on February 10, 2009, 41,667 options vest on August 10, 2010, 41,667 options vest on February 10, 2011 and 41,667 options vest on August 10, 2011.

Options Granted During the Last Fiscal Year
     On April 29, 2008, the board of directors approved the granting of stock options according to the 2008 Nonqualified Stock Option Plan (“2008 Option Plan”) whereby the board is authorized to grant to employees and other related persons stock options to purchase an aggregate of up to 6,000,000 shares of the Company’s common stock. All of the options were granted and vest, pursuant to the terms of the 2008 Option Plan in six equal installments, with the first installment vesting at the date of grant, the second installment vesting October 29, 2008, the third installment vesting April 29, 2009, the fourth installment vesting October 29, 2009, the fifth installment vesting April 29, 2010 and the last installment vesting October 29, 2010.
     On February 10, 2009, the board of directors approved the granting of stock options according to the 2008 Option Plan. All of the options were granted and vest, pursuant to the terms of the 2008 Option Plan in six equal installments, with the first installment vesting at the date of grant, the second installment vesting August 10, 2009, the third installment vesting February 10, 2010, the fourth installment vesting August 10, 2010, the fifth installment vesting February 10, 2011 and the last installment vesting August 10, 2011.
     As of February 28, 2009, the Company granted 2,805,000 options under the 2008 Option Plan.
Aggregate Option Exercises in Last Fiscal Year
     None of the named executive officers exercised options during the year ended February 28, 2009.
Director Compensation
     We do not currently compensate our directors for their services as directors. Directors are reimbursed for their reasonable out-of-pocket expenses incurred while attending board or committee meetings. The following table shows compensation information for the individuals who served as our non-employee directors during the year ended February 28, 2009:

	Fees
	Earned			Non-equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)	($)	($)	Earnings ($)	($)	($)

Steven A. Sanders(2)	—	—	32,807 (2)	—	—	—	32,807

Manuel Flores(3)	—	—	32,807 (3)	—	—	—	32,807

(1)	On September 21, 2009, John Clair and George Young were appointed as directors to the Company and Steven Sanders and Manuel Flores resigned as directors. On October 7, 2009, Mario Ayub was appointed as a director to the Company. For his service as a director, Mr. Ayub will receive an annual director’s fee of $60,000. Barry Quiroz, our former president, also serves as a director.

(2)	Mr. Sanders received 200,000 options under the 2008 Nonqualified Stock Option Plan. The total outstanding options granted to Mr. Sanders as of February 28, 2009 were 350,000 of which, 266,667 were yet to be vested. Mr. Sanders resigned from our board of directors on September 21, 2009.

(3)	Mr. Flores received 200,000 options under the 2008 Nonqualified Stock Option Plan. The total outstanding options granted to Mr. Flores as of February 28, 2009 were 550,000 of which, 312,500 were yet to be vested. Mr. Flores resigned from our board of directors on September 21, 2009.

EQUITY COMPENSATION PLAN
     The following summarizes our equity compensation plans as of February 28, 2009.

Weighted
Number of	average	Number of securities
securities to be	exercise	remaining available for
issued upon	price of	future issuances under
exercise of	outstanding	equity compensation
outstanding	options,	plans (excluding
options,	warrants and	securities reflected in
warrants and	rights	column (a))
rights (a)	(b)	(c)

Equity compensation plans approved by security holders	11,937,890	$0.84	1,165,000

Equity compensation plans not approved by security holders	-0	-	$0.00	-0	-

Total	11,937,890	$0.84	1,165,000

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS.
     The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus. The information in this table provides the ownership information for each person known by us to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.
     Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 54,340,493 shares outstanding on the date of this prospectus:

	Amount and Nature of Beneficial		Percent of
Name and Address	Owner(1)		Class

Mario Ayub Eugenio Ramirez Calderon #1404 Col San Felipe C.P. 31203 Chihuahua, Chih Mexico	7,434,333	(2)	13.13%

John Clair 1 Penn Plaza, Suite 6157 New York, NY 10119	2,500,000	(3)	4.60%

Salil Dhaumya 880 - 609 Granville Street, PO Box 10321 Pacific Centre Vancouver, BC V7Y 1G5 Canada	208,833	(4)	*

Barry Quiroz Calle Las Matrinas 6510 Colonia Haciendas del Valle CP31217 Chihuahua, Mexico	2,366,667	(5)	4.33%

George Young Mountain View Center 12303 Airport Way Suite 200 Broomfield, CO 80021	95,000		*

All officers and directors as a group (5 in number)	12,371,335		21.63%

*	represents less than 1%

(1)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days of the date of this prospectus. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(2)	Includes 1,952,000 shares held by MRT which is controlled by Mr. Ayub. Also includes 616,667 shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus and 1,666,667 shares of common stock subject to warrants currently exercisable or exercisable within 60 days of the date of this prospectus.

(3)	Shares of common stock are held through Nevaheel Consortium LLC, which is controlled by Mr. Clair.

(4)	Includes 208,833 shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus.

(5)	Includes 366,667 shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus.

RELATED PERSON TRANSACTIONS
     Beginning in November 2008, MRT purchased an aggregate of $1 million of secured convertible debentures at 8% interest (payable in stock or cash). The proceeds from this investment were used for continued exploration and development of the Cieneguita Project and general working capital. On November 5, 2009, MRT exercised their conversion rights on the debenture and MRT was issued 3,333,333 common shares and a warrant to purchase 1,666,667 shares of common stock at an exercise price of $0.50 per share.
     In February 2009, we entered into a development agreement with MRT, which we amended in December 2009. Pursuant to the terms of the development agreement, as amended, MRT has agreed to invest up to $8 million in First Phase Production and to complete a feasibility study. In exchange, we assigned MRT an interest to 74% of the net cash flows from First Phase Production and a 54% ownership interest in the Cieneguita Project.
     To fund our continued operations, we issued $1.5 million of convertible debentures in March 2009, of which an aggregate of $880,000 was issued to Mario Ayub, a director of Mexoro, and to his affiliated entity, MRT. Pursuant to the terms of the convertible debentures, the holders irrevocably converted the debentures into a 10% ownership interest in the Cieneguita Project and a 10% interest in the net cash flows from First Phase Production. In December 2009, Mario Ayub and MRT agreed to resell an aggregate 4% ownership interest in the Cieneguita Project back to us, along with 4% of the net cash flows from First Phase Production, in return for $550,000. In a private transaction not involving the Company, the other holders contributed their remaining 6% ownership interest in the Cieneguita Project to a newly formed entity, Marje Minerals SA.
     As a result of our amended development agreement and our agreements with the debenture holders, the ownership interest in the Cieneguita Project and the net cash flows from the First Phase Production are held by the Company, MRT and Marje Minerals as follows:

		Net Cash Flow Interest	Net Cash Flow Interest
		From First Phase	Following First Phase
Holder	Ownership Percentage	Production	Production
MRT	54%	74%	54%
Marje Minerals	6%	6%	6%
Mexoro	40%	20%	40%
      Any additional costs for the First Phase Production and the feasibility study for the Cieneguita Project, after MRT invests $8 million, will be shared by the Company, MRT and Marje Minerals on a pro-rata basis based on their respective ownership percentages in the Cieneguita Project.
     The major terms of the development agreement with respect to MRT are as follows:
•	MRT purchased $1 million of secured convertible debentures at 8% interest (payable in stock or cash). The proceeds from this investment were used for continued exploration and development of the Cieneguita Project and general working capital. On November 5, 2009, MRT exercised its conversion rights on the debenture and MRT was issued 3,333,333 common shares and a warrant to purchase 1,666,667 shares of common stock at an exercise price of $0.50 per share.

•	MRT agreed to provide the necessary working capital to begin and maintain mining operations, estimated to be $3 million, to put the Cieneguita Project into the first phase of production. In exchange for these funds, we assigned MRT an interest to 74% of the net cash flow from First Phase Production.

•	MRT committed to spend up to $4 million to take the Cieneguita Project through the feasibility stage. In doing so, we assigned MRT a 54% interest in our rights to the Cieneguita Project. After the expenditure of the $4 million, all costs will be shared on a pro rata ownership basis (i.e. 54% to MRT). The ownership interests in the Cieneguita Project are subject to adjustment based on each party to the development agreement meeting its pro rata portion of required expenses as set forth in the development agreement. See “Description of Business–Cieneguita Project” for additional information.
     In March 2009, we entered into a securities purchase agreement with OHAG Holdings, Ltd. (“OHAG”). Pursuant to the securities purchase agreement, OHAG paid us $250,000 in exchange for a secured convertible debenture of $250,000 and 250,000 shares of common stock. The secured convertible debenture had a term of one year and interest accrued at a rate of 15%. The debenture was secured by 2,250,000 of our restricted shares. In June 2009, MRT purchased the secured convertible debenture from OHAG. In September 2009, we defaulted on our payment obligations under the secured convertible debenture, and MRT acquired the 2,250,000 of our restricted shares in lieu of repayment of the secured convertible debenture. MRT subsequently sold these shares to third parties.
     On September 21, 2009, we entered into a consulting agreement with MRT, an entity affiliated with Mario Ayub, a member of our board of directors, pursuant to which we have agreed to pay MRT $5,000 per month for consulting services. We have also granted a warrant to MRT to purchase 300,000 shares of our Company’s common stock, with an exercise price equal to $0.36 per share. The warrant shares vest in four equal installments, with the first installment vesting on the six month anniversary of the date of the consulting agreement, and the remaining installments vesting every six months thereafter, contingent upon MRT continuing to provide consulting services to the Company on such dates.
     In December 2009, we entered into a Cancellation of Debt and Release Agreement with Mario Ayub and MRT, pursuant to which we paid Mario Ayub and MRT an aggregate of $84,368 and we agreed to pay Mr. Ayub an additional $120,000 in twelve equal monthly installments beginning on the later of (i) January 15, 2010, or (ii) the closing of the sale of our Guazapares Project. In connection with the Cancellation of Debt and Release Agreement, we also entered into a Securities Purchase Agreement with Mr. Ayub pursuant to which we issued to Mr. Ayub 386,666 shares of our common stock and 193,333 warrants to purchase shares of our common stock. The warrants have an exercise price of $0.50 per share, a two-year term and will not be exercisable until twelve months after their date of issuance. In consideration for the payments and the issuance of securities, Mr. Ayub and MRT have agreed to discharge all of our outstanding debt owed to them and to release us from all any and all claims relating to the outstanding debt. As of the date of the Cancellation of Debt and Release Agreement, we owed Mr. Ayub and MRT an aggregate of $320,267.24
     On September 21, 2009, we entered into a consulting agreement with Decerto Group, an entity affiliated with John Clair, pursuant to which we have agreed to pay Decerto Group $5,000 per month for consulting services. The Company has also granted a warrant to Decerto Group to purchase 1,000,000 shares of the Company’s common stock, with an exercise price equal to $0.36 per share. The warrant shares vest in two equal installments, with the first installment vesting on the six month anniversary of the date of the consulting agreement, and the second installment vesting on the one year anniversary of the date of the consulting agreement, contingent upon the Decerto Group continuing to provide consulting services to the Company on such dates.

     On September 21, 2009, we entered into private placement subscription agreements, as thereafter amended, with certain U.S. accredited investors and certain non-U.S. investors for the private placement of 12,500,000 unregistered shares of the common stock with 100% warrant coverage at a purchase price of $0.20 per unit. The warrants have an exercise price of $0.30 per share, a two-year term and will not be exercisable until twelve months after their date of issuance. Nevaheel Consortium LLC, a limited liability company affiliated with John Clair, purchased 2,500,000 unregistered shares of common stock with 100% warrant coverage in the Private Placement, and George Young, our president and director, purchased 95,000 unregistered shares of common stock with 100% warrant coverage in the Private Placement.
Indemnification of Officers and Directors
     Our articles of incorporation, as amended, provide that, to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our articles of incorporation, as amended, is to eliminate our rights and our shareholders’ rights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
Exclusion of Liability
     Pursuant to the Colorado Corporation Code, the Company’s articles of incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-5-114 of the Colorado Corporation Code, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws.
Conflicts of Interest
     Salil Dhaumya, our chief financial officer, will only devote a portion of his time to the affairs of the Company. In addition, other officers of the Company may have business interests outside that of the Company. There will be occasions when the time requirements of the Company’s business conflict with the demands of the officers’ other business and investment activities. Such conflicts may require that the Company attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Mexoro Minerals Ltd., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.
     We are subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS
MEXORO MINERALS LTD.
(A Development Stage Company)

MEYLER & COMPANY, LLC
ONE ARIN PARK
1715 HIGHWAY 35
MIDDLETOWN, NJ 07748
Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of Mexoro Minerals Ltd.
We have audited the accompanying consolidated balance sheets of Mexoro Minerals Ltd. (a Development Stage Company) as of February 28, 2009 and February 29, 2008, and the related consolidated statements of stockholders’ deficiency, operations and comprehensive income (loss), and cash flows for the two year period ended February 28, 2009 and for period from March 1, 2004 (Development Stage) to February 28, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The related consolidated statements of stockholders’ deficiency, operations and comprehensive income (loss), and cash flows from April 27, 1997 (Development Stage) to February 29, 2004 and March 1, 2004 (Development Stage) to February 28, 2007 were audited by other auditors whose report dated May 31, 2007 expressed an unqualified opinion, with an explanatory paragraph discussing the Company’s ability to continue as a going-concern. Our opinion on the consolidated stockholders’ deficiency, consolidated statements of operations and comprehensive income (loss), and consolidated cash flows from April 27, 1997 (Development Stage) to February 29, 2004 and March 1, 2004 (Development Stage) to February 28, 2007, is based solely on the reports of other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mexoro Minerals Ltd. as of February 28, 2009 and February 29, 2008, and the results of its operations and its cash flows for the two-year period ended February 28, 2009 and the period from March 1, 2004 (Development Stage) to February 28, 2009, in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has a history of operating losses, a working capital deficiency of $4,657,260 at February 28, 2009 and a cumulative loss during the development stage of $41,864,219. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Meyler & Company, LLC
June 11, 2009

MEXORO MINERALS LTD.
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in U.S. Dollars)

	August 31, 2009	February 28, 2009	February 29, 2008
	(Unaudited)
Assets

Current
Cash and cash equivalents	$8,146	$38,704	$12,947
Accounts receivable	393,150	248,589	278,847
Prepaid expenses	30,326	34,048	104,936

	431,622	321,341	396,730

Equipment (note 4)	264,843	275,900	460,941

Total assets	$696,465	$597,241	$857,671

Liabilities
Current
Accounts payable and accrued liabilities	$2,175,588	$2,679,512	$655,677
Current portion of loans payable (note 9)	60,248	63,232	71,256
Promissory notes (note 7)	1,150,377	968,543	1,480,702
Current portion of convertible debentures (note 8)	1,746,211	1,267,314	—

	5,132,424	4,978,601	2,207,635

Loans payable (note 9)	740	7,608	27,481
Convertible debentures (note 8)	866,994	673,887	—

Total liabilities	6,000,158	5,660,096	2,235,116

Stockholders’ deficiency
Capital stock
Preferred stock
Authorized: 20,000,000 shares without par value (note 10)
Issued: nil	—	—	—
Common stock
Authorized: 200,000,000 shares without par value
Issued: 38,420,493 (note 11)	27,050,401	25,556,901	22,978,654
Additional paid-in capital	13,122,872	12,676,908	11,155,687
Stock subscriptions	170,000	121,258	330,000
Accumulated deficit from prior operations	(2,003,427)	(2,003,427)	(2,003,427)
Accumulated deficit during the development stage	(43,847,088)	(41,864,219)	(33,828,011)
Other comprehensive income (loss)	203,549	449,724	(10,348)

Total stockholders’ deficiency	(5,303,693)	(5,062,855)	(1,377,445)

Total liabilities and stockholders’ deficiency	$696,465	$597,241	$857,671

Going-concern (note 3)
Commitments (notes 6 and 17)
Subsequent events (note 19)
The accompanying notes are an integral part of these consolidated financial statements.

MEXORO MINERALS LTD.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Deficiency
(Expressed in U.S. Dollars)
Period from March 1, 2004 (Development Stage) to February 28, 2009 (audited) and for the six months ended August 31, 2009 (unaudited)

						Deficit
					Deficit	accumulated
					accumulated	during the	Other	Total
	Number of		Additional	Stock	from prior	development	comprehensive	stockholders
	shares	Amount	paid-in capital	subscriptions	operations	stage	income (loss)	deficiency

Balance from prior operations, March 1, 2004	709,168	$1,701,843	$194,391	$67,025	$(2,003,427)	$—	$8,929	$(31,239)

Common stock issued in share exchange	860,000	10,965,000	—	—	—	—	—	10,965,000
Options issued as finders’ fees	—	—	1,523,000	—	—	—	—	1,523,000
Common stock issued for cash	113,222	269,134	—	(67,025)	—	—	—	202,109
Options exercised	50,000	35,000	—	—	—	—	—	35,000
Options issued	—	—	86,955	—	—	—	—	86,955
Warrants exercised	5,512	—	—	—	—	—	—	—
Beneficial conversion feature	—	—	500,000	—	—	—	—	500,000
Foreign exchange translation adjustment	—	—	—	—	—	—	(3,050)	(3,050)
Net loss for the year	—	—	—	—	—	(13,912,488)	—	(13,912,488)

Balance, February 28, 2005	1,737,902	$12,970,977	$2,304,346	$—	$(2,003,427)	$(13,912,488)	$5,879	$(634,713)

Common stock issued for consulting services	30,000	90,000	—	—	—	—	—	90,000
Options exercised	32,000	43,000	—	—	—	—	—	43,000
Common stock issued on conversion of debenture	2,000,000	300,000	—	—	—	—	—	300,000
Common stock issued in property acquisition	2,000,000	2,100,000	—	—	—	—	—	2,100,000
Common stock issued for cash	7,000,000	70,000	—	—	—	—	—	70,000
Options issued	—	—	248,000	—	—	—	—	248,000
Warrants issued	—	—	487,250	—	—	—	—	487,250
Beneficial conversion feature	—	—	952,000	—	—	—	—	952,000
Stock subscriptions	—	—	—	170,000	—	—	—	170,000
Foreign exchange translation adjustment	—	—	—	—	—	—	(4,828)	(4,828)
Net loss for the year	—	—	—	—	—	(4,425,885)	—	(4,425,885)

Balance, February 28, 2006	12,799,902	$15,573,977	$3,991,596	$170,000	$(2,003,427)	$(18,338,373)	$1,051	$(605,176)
The accompanying notes are an integral part of these consolidated financial statements.

MEXORO MINERALS LTD.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Deficiency (continued)
(Expressed in U.S. Dollars)
Period from March 1, 2004 (Development Stage) to February 28, 2009 (audited) and for the six months ended August 31, 2009 (unaudited)

						Deficit
					Deficit	accumulated
			Additional		accumulated	during the	Other	Total
	Number of		paid-in	Stock	from prior	development	comprehensive	stockholders’
	shares	Amount	capital	subscriptions	operations	stage	income (loss)	deficiency

Balance, February 28, 2006	12,799,902	$15,573,977	$3,991,596	$170,000	$(2,003,427)	$(18,338,373)	$1,051	$(605,176)

Common stock issued on conversion of debenture	5,835,000	2,917,500	—	—	—	—	—	2,917,500
Common stock issued on settlement of promissory notes	1,651,200	412,800	—	—	—	—	—	412,800
Common stock issued for cash	750,000	375,000	—	(170,000)	—	—	—	205,000
Warrants exercised	50,000	50,000	—	—	—	—	—	50,000
Shares returned to treasury	(50,000)	(25,000)	—	—	—	—	—	(25,000)
Options issued	—	—	496,000	—	—	—	—	496,000
Warrants issued	—	—	1,949,000	—	—	—	—	1,949,000
Beneficial conversion feature	—	—	2,265,500	—	—	—	—	2,265,500
Foreign exchange translation adjustment	—	—	—	—	—	—	(3,098)	(3,098)
Net loss for year	—	—	—	—	—	(7,393,034)	—	(7,393,034)

Balance, February 28, 2007	21,036,102	$19,304,277	$8,702,096	$—	$(2,003,427)	$(25,731,407)	$(2,047)	$269,492

Warrants exercised	4,344,400	3,674,377	—	—	—	—	—	3,674,377
Options issued	—	—	974,841	—	—	—	—	974,841
Fair value of warrants expensed	—	—	1,478,750	—	—	—	—	1,478,750
Stock subscriptions	—	—	—	330,000	—	—	—	330,000
Foreign exchange translation adjustment	—	—	—	—	—	—	(8,301)	(8,301)
Net loss for the year	—	—	—	—	—	(8,096,604)	—	(8,096,604)

Balance, February 29, 2008	25,380,502	$22,978,654	$11,155,687	$330,000	$(2,003,427)	$(33,828,011)	$(10,348)	$(1,377,445)

The accompanying notes are an integral part of these consolidated financial statements.

MEXORO MINERALS LTD.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Deficiency (continued)
(Expressed in U.S. Dollars)
Period from March 1, 2004 (Development Stage) to February 28, 2009 (audited) and for the six months ended August 31, 2009 (unaudited)

						Deficit
					Deficit	accumulated
					accumulated	during the	Other	Total
	Number of		Additional	Stock	from prior	development	comprehensive	stockholders’
	shares	Amount	paid-in capital	subscriptions	operations	stage	income (loss)	deficiency

Balance, February 29, 2008	25,380,502	$22,978,654	$11,155,687	$330,000	$(2,003,427)	$(33,828,011)	$(10,348)	$(1,377,445)

Notes converted into shares	2,936,028	1,470,522						1,470,522
Options issued			603,801					603,801
Warrants issued			122,260					122,260

Fair value of warrants embedded in convertible debentures			480,800					480,800

Value of beneficial conversion feature of convertible debentures			312,399					312,399
Stock subscriptions				121,258				121,258
Shares issued for subscriptions	330,000	330,000		(330,000)				—
Accounts payable settled with shares	206,000	103,000						103,000
Shares issued for services	672,000	262,090						262,090
Shares issued to management as bonuses	1,050,000	232,750						232,750
Cash received for options issued			1,961					1,961
Shares issued on private placement	444,772	179,885						179,885
Foreign exchange translation adjustment							460,072	460,072
Net loss for the year						(8,036,208)		(8,036,208)

Balance, February 28, 2009	31,019,302	$25,556,901	$12,676,908	$121,258	$(2,003,427)	$(41,864,219)	$449,724	$(5,062,855)

The accompanying notes are an integral part of these consolidated financial statements.

MEXORO MINERALS LTD.
(A Development Stage Company)
Consolidated Statements of Stockholders’ Deficiency (continued)
(Expressed in U.S. Dollars)
Period from March 1, 2004 (Development Stage) to February 28, 2009 (audited) and for the six months ended August 31, 2009 (unaudited)

						Deficit
					Deficit	accumulated
					accumulated	during the	Other	Total
	Number of		Additional	Stock	from prior	development	comprehensive	stockholders’
	shares	Amount	paid-in capital	subscriptions	operations	stage	income (loss)	deficiency

Balance, February 28, 2009	31,019,302	$25,556,901	$12,676,908	$121,258	$(2,003,427)	$(41,864,219)	$449,724	$(5,062,855)

Options issued			298,722					298,722
Warrants issued			28,500					28,500

Fair value of warrants embedded in convertible debentures			165,042					165,042

Value of beneficial conversion feature of convertible debentures			98,700					98,700
Stock subscriptions				48,742				48,742
Accounts payable settled with shares	2,908,334	872,500						872,500
Shares issued for services	2,292,857	13,500						13,500
Shares issued to management as bonuses	250,000	82,500						82,500
Shares issued for financing costs	450,000	145,000	(145,000)					—
Shares issued on private placement	500,000	100,000						100,000
Shares issued as management bonus	1,000,000	280,000						280,000
Foreign exchange translation adjustment							(246,175)	(246,175)
Net loss for the year						(1,982,869)		(1,982,869)

Balance, August 31, 2009 (Unaudited)	38,420,493	$27,050,401	$13,122,872	$170,000	$(2,003,427)	$(43,847,088)	$203,549	$(5,303,693)

The accompanying notes are an integral part of these consolidated financial statements.

MEXORO MINERALS LTD.
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Expressed in U.S. Dollars)

					Period from
					Inception of
					Development
					Stage
	Six Month Ended		Year Ended		(March 1, 2004)
	August 31,	August 31,	February 28,	February 29,	to
	2009	2008	2009	2008	August 31, 2009)
	(Unaudited)	(Unaudited)			(Unaudited)
Net sales	$392,084	$—	$—	$—	$392,084
Cost of goods sold	165,733	—	—	—	165,733

Gross Margin	226,351	—	—	—	226,351

Expenses
General and administrative	1,409,327	1,270,923	2,677,728	4,779,648	14,143,546
Mineral exploration (note 6)	323,952	2,754,885	4,132,048	2,680,680	8,226,178
Impairment of mineral property costs	103,156	—	239,293	580,000	16,487,871

Operating loss	(1,610,084)	(4,025,808)	(7,049,069)	(8,040,328)	(38,631,244)
Other income (expenses)
Foreign exchange gain (loss)	44,573	29,115	(194,107)	1,357	(148,177)
Interest expense	(251,493)	(236,978)	(791,452)	(57,633)	(5,040,666)
Other income	10,091	—	—	—	10,091
Loss on sale of assets	(1,170)	(4,408)	(1,580)	—	(2,750)
Loss on settlement of debt (note 8)	(174,786)	—	—	—	(34,342)

Net loss	(1,982,869)	(4,238,079)	(8,036,208)	(8,096,604)	(43,847,088)

Other comprehensive income (loss)
Foreign exchange translation adjustment	(246,175)	(24,020)	460,072	(8,301)	203,549

Total comprehensive loss	$(2,229,044)	$(4,262,099)	$(7,576,136)	$(8,104,905)	$(43,643,539)

Total loss per share - basic and diluted	$(0.06)	$(0.16)	$(0.29)	$(0.35)	$—

Weighted average number of shares of common stock - basic and diluted	35,280,263	26,440,237	28,164,972	23,204,827	—

The accompanying notes are an integral part of these consolidated financial statements.

MEXORO MINERALS LTD.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)

					Period From
					Inception of
					Development Stage
	Six Months Ended		Year Ended		(March 1, 2004)
	August 31,	August 31,	February 28,	February 29,	to August 31,
	2009	2008	2009	2008	2009
	(Unaudited)	(Unaudited)			(Unaudited)
Cash flows from operating activities
Net loss	(1,982,869)	(4,238,079)	$(8,036,208)	$(8,096,604)	$(43,847,088)
Adjustments to reconcile net (loss) to net cash flows:
Write-off of note receivable	—	—	—	—	57,500
Impairment of mineral property costs	—	—	—	580,000	13,645,000
Shares issued for consulting services	13,500	—	262,090	—	365,590
Issuance of shares for interest costs	82,500	—	—	—	82,500
Amortization	40,788	44,121	78,685	79,310	223,712
Discount on convertible debenture	15,608	93,400	308,358	—	498,966
Non-cash component of loss on settlement of debt	174,786	—	—	—	(7,473)
Stock-based compensation	607,222	341,723	726,061	2,453,591	8,577,079
Beneficial conversion feature	98,700	64,133	312,399	—	4,128,599
Net change in operating assets and liabilities:
Prepaid expense	7,943	50,048	58,789	72,143	(28,503)
Accounts receivable	(109,184)	(130,430)	(64,602)	(103,654)	(435,131)
Customer deposits	—	—	—	—	(44,809)
Notes payable	—	—	—	—	109,337
Accounts payable and accrued liabilities	(316,725)	1,530,072	2,652,699	1,178,145	3,762,330

Cash used in operating activities	(1,367,731)	(2,245,012)	(3,701,729)	(3,837,069)	(12,912,391)

Investing activity
Sale of equipment	29,437	—	3,879	—	33,316
Purchase of property and equipment	(23,219)	(13,171)	(16,689)	(172,036)	(588,208)

Cash used in investing activity	6,218	(13,171)	(12,810)	(172,036)	(554,892)

MEXORO MINERALS LTD.
(A Development Stage Company)
Consolidated Statements of Cash Flows (Continued)
(Expressed in U.S. Dollars)

					Period From
					Inception of
					Development Stage
	Six Months Ended		Year Ended		(March 1, 2004)
	August 31,	August 31,	February 28,	February 29,	to August 31,
	2009	2008	2009	2008	2009
	(Unaudited)	(Unaudited)			(Unaudited)
Financing activities
Proceeds from loans payable	—	—	43,363	107,106	225,817
Proceeds from notes payable	800,808	935,156	1,419,663	1,081,202	3,864,473
Proceeds from convertible debentures	1,573,510	1,370,000	2,096,490	—	7,362,500
Proceeds from exercise of options	—	—	—	—	78,000
Proceeds from exercise of warrants	—	—	—	3,094,377	3,144,377
Repayment of loans payable	(13,263)	(39,561)	(57,581)	(73,374)	(157,303)
Repayment of notes payable	—	(33,950)	(23,270)	(181,500)	(383,270)
Repayment of convertible debentures	(1,300,000)	—	—	—	(1,830,000)
Stock subscriptions	170,000	4,943	121,258	—	461,258
Issuance of common stock	100,000	4,942	179,885	—	756,994

Cash provided by financing activities	1,331,055	2,241,530	3,779,808	4,027,811	13,522,846

Outflow of cash and cash equivalents	(30,458)	(16,653)	65,269	18,706	55,563
Effect of foreign currency translation on cash	(100)	5,058	(39,512)	(18,907)	(69,494)
Cash and cash equivalents, beginning	38,704	12,947	12,947	13,148	22,077

Cash and cash equivalents, ending	8,146	1,352	$38,704	$12,947	$8,146

Supplemental cash flow information — note 16
The accompanying notes are an integral part of these consolidated financial statements.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
1.	BASIS OF PRESENTATION
Mexoro Minerals Ltd. (formerly Sunburst Acquisitions IV, Inc.) (“Mexoro” or the “Company”) was incorporated in the state of Colorado on August 27, 1997 and on February 15, 2006 its name was changed to Mexoro Minerals Ltd. The Company was formed to seek out and acquire business opportunities. Between 1997 and 2003, the Company was engaged in two business acquisitions and one business opportunity, none of which generated a significant profit or created sustainable business. All were sold or discontinued. Currently, the main focus of the Company’s operations is in Mexico.

The Company had previously been pursuing various business opportunities and, effective March 1, 2004, the Company changed its operations to mineral exploration.

On May 25, 2004, the Company completed a “Share Exchange Agreement” with Sierra Minerals and Mining, Inc. (“Sierra Minerals”), a Nevada corporation, which caused Sierra Minerals to become a wholly-owned subsidiary. Sierra Minerals held certain rights to properties in Mexico that the Company now owns or has an option to acquire. Through Sierra Minerals, the Company entered into a joint venture agreement with Minera Rio Tinto S.A. de C.V. (“MRT”), a company duly incorporated pursuant to the laws of Mexico, which is controlled by an officer of the Company. In August 2005, the Company cancelled the joint venture agreement in order to directly pursue the mineral exploration opportunities through a wholly-owned Mexican subsidiary, Sunburst Mining de Mexico S.A. de C.V. (“Sunburst de Mexico”). On August 25, 2005, Sunburst de Mexico, Mexoro and MRT entered into agreements providing Sunburst de Mexico the right to explore and exploit certain properties in Mexico. In December 2005, the Company and Sunburst de Mexico entered into a new agreement with MRT (the “New Agreement”) (note 5). On January 20, 2006, Sierra Minerals was dissolved.

On May 5, 2008, the Company signed a letter of intent (‘LOI’) to enter into a strategic alliance with Paramount Gold and Silver Corp. (‘Paramount’). The agreement called for Paramount to invest a minimum of $4 million and a maximum of $6 million into the Company, at a fixed price of $0.50 per unit by June 23, 2008. On June 18, 2008, the Company and Paramount agreed to extend the date from June 23, 2008 to July 21, 2008. The Company and Paramount then agreed to extend the date to August 5, 2008. On August 6, 2008 Mexoro terminated the LOI with Paramount as Paramount did not meet the terms of the agreement.

During the six months ended August 31, 2008, Paramount provided Mexoro $1,370,000 in the form of secured convertible debentures bearing interest at a rate of 8% per annum for a term of one year. Paramount has the option to convert the debt into units (note 7).

On February 12, 2009, the Company entered into a definitive agreement for development of Cieneguita project with Minera Rio Tinto, a private Mexican corporation whose president was a former president of our Company. The definitive agreement covers project financing of up to USD $9,000,000 (note 5). Accordingly, as of February 12, 2009 the Company is considered to be A Development stage company.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES
(a)	Principles of consolidation

The accompanying financial statements include the accounts and activities of Mexoro and its wholly-owned subsidiary, Sunburst de Mexico. All inter company balances and transactions have been eliminated in consolidation.

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas of estimate include the impairment of assets and rates for amortization, accrued liabilities, future income tax balances and the inputs used in calculating stock-based compensation. Actual results could differ from those estimates and would impact future results of operations and cash flows.

(c)	The accompanying unaudited consolidated financial statements as of August 31, 2009, and for the six months ended August 31, 2009 and 2008 have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended August 31, 2009 are not necessarily indicative of the results that may be expected for the year ending February 28, 2010. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended February 28, 2009.

(d)	Financial instruments
(i)	Fair value

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and promissory notes approximate their fair values because of the short-term maturity of these financial instruments. The carrying value of convertible debentures approximates their fair value because these instruments earn interest at the market rate.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2. SIGNIFICANT ACCOUNTING POLICIES (continued)
(i)	Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities. The convertible debentures are not exposed to interest rate risk because the interest rate is fixed to maturity.

(ii)	Credit risk

The Company’s financial assets that are exposed to credit risk consist primarily of cash that is placed with major financial institutions.

(iii)	Translation risk

The Company translates the results of non-U.S. operations into U.S. currency using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time. This risk is considered moderate, as the Company’s mining project expenses are recorded in Mexican pesos and converted to U.S. currency.
(e)	Equipment

Equipment is recorded at cost less accumulated amortization. Amortization is provided on the following basis:

Software	2 years straight-line
Machinery	10% declining-balance
Vehicles	25% declining-balance
Computer equipment	30% declining-balance
Office equipment	30% declining-balance
(f)	Cash and cash equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (continued)
(g)	Mineral property costs

The Company has been in the exploration stage since March 1, 2004, and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS No. 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

(h)	Basic and diluted income (loss) per share

The Company computes income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”, which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. All previously stated share and per share balances have been restated to give retroactive effect to the 1:50 reverse stock split that occurred on February 15, 2006. Dilutive loss per share has not been presented because the effects of all common share equivalents were anti-dilutive.

(i)	Impairment or disposal of long-lived assets

In August 2001, the FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. The Company has implemented FAS 144. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimate fair value based on the best information available. Estimated

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (continued)
(i)	Impairment or disposal of long-lived assets (continued)

flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

(j)	Consideration of other comprehensive income items

SFAS No. 130 – “Reporting Comprehensive Income” requires companies to present comprehensive income (consisting primarily of net loss plus other direct equity changes and credits) and its components as part of the basic financial statements.

(k)	Stock-based compensation

Effective March 1, 2004, the Company adopted the fair value based method of accounting for stock-based employee compensation in accordance with the provisions of SFAS No. 123 “Accounting for Stock-Based Compensation”, using the prospective transition method. Accordingly the Company recognized the fair value of stock-based employee compensation for all awards made after March 1, 2004. The Company is in accordance with Emerging Issues Task Force No. 96-18 “Accounting for Equity Instruments That are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”), with respect to options and warrants issued to non-employees.

Effective March 1, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments” (“SFAS No. 123R”), using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of March 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to March 1, 2004, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated. As of March 1, 2004, there were no unvested options; and therefore, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No. 123R.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued (see note 12 & 13).

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (continued)
(l)	Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109 – “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment. A valuation allowance against deferred tax assets is recorded. If based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

(m)	Foreign currency translation

Mexoro and its subsidiary Sunburst de Mexico maintain accounting records in their functional currencies, U.S. dollars and Mexican pesos, respectively. Mexoro and Sunburst de Mexico translate foreign currency transactions into the respective functional currencies in the following manners: at the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date; at the period end, foreign currency monetary assets and liabilities are re-evaluated into the functional currency by using the exchange rate in effect at the balance sheet date. The resulting foreign exchange gains and losses are included in operations.

In preparing consolidated financial statements, the Company translates the assets and liabilities of its subsidiary into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated into U.S. dollars at the average exchange rate for the applicable period. Any gain or loss from such translations is included in stockholders’ equity as a component of other comprehensive income.

(n)	Asset retirement obligations

The company accounts for asset retirement obligations (ARO) in accordance with Financial Accounting Standards Board (FASB) Statement No. 143, Accounting for Asset Retirement Obligations (FAS 143). This accounting standard applies to the fair value of a liability for an ARO that is recorded when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. Obligations associated with the retirement of these assets require recognition in certain circumstances: (1) the present value of a liability and offsetting asset for an ARO, (2) the subsequent accretion of that liability and depreciation of the asset, and (3) the periodic review of the ARO liability estimates and discount rates. In 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — An Interpretation of FASB Statement No. 143 (FIN 47), which was effective for the company on December 31,

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (continued)
2005. FIN 47 clarifies that the phrase “conditional asset retirement obligation,” as used in FAS 143, refers to a legal obligation to perform asset retirement activity for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the company. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Uncertainty about the timing and/or method of settlement of a conditional ARO should be factored into the measurement of the liability when sufficient information exists. FAS 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an ARO. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO.

The Company is in an early stage of mineral exploration and has no known reserves as of August 31, 2009. Accordingly, the Company cannot reasonably estimate the fair value of those obligations because of their indeterminate settlement dates.

(o)	Recent accounting pronouncements
(i)	In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. It clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including adjustment for risk, not just the company’s mark-to-model value. SFAS No. 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. On February 12, 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial condition or results of operations.

(ii)	On February 15, 2007, the FASB issued SFAS Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits companies and not-for-profit organizations to make a one-time election to carry eligible types of financial assets and liabilities at fair value, even if fair value measurement is not required under U.S.GAAP. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (continued)
(o)	Recent accounting pronouncements (continued)
did not have a significant impact on the Company’s consolidated financial statements.

(iii)	In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations. SFAS No. 141 (R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest acquired at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 141 (R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The adoption of SFAS No. 141 (R) did not have a material impact on the Company’s consolidated financial condition or results of operations.

(iv)	In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements” — an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. The adoption of SFAS No. 160 did not have a material impact on the Company’s consolidated financial condition or results of operations.

(iv)	In March 2008, the FASB issued SFAS No. 161, “Disclosure About Derivative Instruments and Hedging Activities”, an amendment to Financial Accounting Standards Board Financial Accounting Standard No. 133”. SFAS No. 161 requires among other things, enhanced disclosure about the volume and nature of derivative and hedging activities and a tabular summary showing the fair value of derivative instruments included in the statement of financial position and statement of operations. SFAS No. 161 also requires expanded disclosure of contingencies included in derivative instruments related to credit risk. SFAS No. 161 is effective for fiscal 2009. The adoption of SFAS No. 161 did not have a material impact on the Company’s consolidated financial condition or results of operations.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (continued)
(o)	Recent accounting pronouncements (continued)
(v)	In March 2008, the FASB issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)” (previously FSP APB 14-a), which will change the accounting treatment for convertible securities which the issuer may settle fully or partially in cash. Under the final FSP, cash settled convertible securities will be separated into their debt and equity components. The value assigned to the debt component will be the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability will be recorded as additional paid-in capital. As a result, the debt will be recorded at a discount reflecting its below market coupon interest rate. The debt will subsequently be accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected on the income statement. This change in methodology will affect the calculations of net income and earnings per share for many issuers of cash settled convertible securities. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP No. APB 14-1 did not have a material effect on the Company’s consolidated financial statements.

(vi)	In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, which applies to the calculation of earnings per share (“EPS”) under Statement 128 for share-based payment awards with rights to dividends or dividend equivalents. Under the final FSP EITF 03-6-1, Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. The FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of EITF 03-6-1 on its consolidated financial statements.

(vii)	SFAS No. 165, “Subsequent Events” (“SFAS 165”), establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. SFAS 165 establishes (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (continued)
(o)	Recent accounting pronouncements (continued)
SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. The adoption of this standard did not have a material effect on the Company’s condensed consolidated financial statements.

(viii)	On June 15, 2008, the FASB ratified Emerging Issues Task Force Issue No. 08-4 (“EITF 08-4”). EITF 08-4 addressed conforming changes made to EITF Issue 98-5 which resulted from the implantation of EITF Issue 00-27 and SFAS No. 150. EITF Issued 98-5 addresses the accounting for beneficial conversion features. Previously, beneficial conversion features were amortized to the securities earliest conversion date. Under EITF 08-4, beneficial conversion features are amortized to the stated redemption date, if one exists, rather than the earliest termination date. For beneficial conversion features without a stated redemption date, the beneficial conversion features continue to be amortized to the earliest conversion date. EITF 08-4 is effective for fiscal years ending after December 15, 2008 with early application permitted. The effects of implementing EITF 08-4 are to be presented retrospectively with the cumulative-effect of the change being reported in retained earnings at the beginning of the first year presented. The Company adopted EITF 08-4 during the year ended February 28, 2009. As a result of adoption of EITF 08-4, the Company was amortizing its beneficial conversion features of $416,200 to the stated redemption dates of the debentures. As a result, $312,399 of the beneficial conversion features was recognized as interest expense in the consolidated statement of operations for the year ended February 28, 2009 and the remaining $103,801 was recognized in the quarter ended May 31, 2009. Prior to adoption of EITF 08-04, the entire $416,200 beneficial conversion feature would have been recognized in the year ended February 28, 2009.

(ix)	In April 2009, the FASB issued FSP SFAS No. 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies. FSP SFAS No. 141(R)-1 will amend the provisions related to the initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination under SFAS No. 141(R), Business Combinations. The FSP will carry forward the requirements in SFAS No. 141, Business Combinations, for acquired contingencies, thereby requiring that such contingencies be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period. Otherwise, entities would typically account for the acquired contingencies in accordance with SFAS No. 5, Accounting for Contingencies. The FSP will have the same effective date as SFAS No. 141(R), and will therefore be effective for the Company’s business combinations for which the acquisition date is on or after March 1, 2009. Adoption of this FSP did not have a material impact

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (continued)
(o)	Recent accounting pronouncements (continued)
on the Company’s consolidated financial position, results of operations and cash flows.

(x)	In April 2009, the FASB issued FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP SFAS No. 157-4 provides guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157, Fair Value Measurements. The FSP relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms what SFAS No. 157 states is the objective of fair value measurement—to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. This SFAS is effective for the Company’s interim reporting period ending on August 31, 2009. Adoption of this FSP did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

(xi)	In April 2009, the FASB issued FSP SFAS No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP SFAS No. 107-1 and APB 28-1 enhances consistency in financial reporting by increasing the frequency of fair value disclosures. The FSP relates to fair value disclosures for any financial instruments that are not currently reflected on a company’s balance sheet at fair value. Prior to the effective date of this FSP, fair values for these assets and liabilities have only been disclosed once a year. The FSP will now require these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. The disclosure requirement under this FSP is effective for the Company’s interim reporting period ending on August 31, 2009. Adoption of this FSP did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

(xii)	In June 2009, the FASB issued FASB Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (“SFAS 166”). SFAS 166, among other things, eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures about transfers of financial assets. SFAS 166 is effective for annual reporting periods beginning after November 15, 2009.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
2.	SIGNIFICANT ACCOUNTING POLICIES (continued)
(o)	Recent accounting pronouncements (continued)
The Company does not expect the adoption of this standard to have a material effect on its consolidated financial statements.

(xiii)	In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R). SFAS No. 167 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. This SFAS is effective for the Company’s fiscal year beginning on March 1, 2010. The Company is currently evaluating the impact of the implementation of SFAS No. 167 on its consolidated financial position, results of operations and cash flows.

(xiv)	In June 2009, the FASB issued FASB Statement No. 168, the FASB Accounting Standards Codification (“Codification”) and the Hierarchy of Generally Accepted Accounting Principles (“GAAP”), a replacement of FASB Statement No. 162 (“SFAS 168”). SFAS 168 establishes the Codification as the single source of authoritative GAAP in the United States, other than rules and interpretive releases issued by the SEC. The Codification is a reorganization of current GAAP into a topical format that eliminates the current GAAP hierarchy and establishes instead two levels of guidance — authoritative and non-authoritative. All non-grandfathered, non-SEC accounting literature that is not included in the Codification will become non-authoritative. The FASB’s primary goal in developing the Codification is to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular accounting topic in one place. The Codification will be effective for interim and annual periods ending after September 15, 2009. As the Codification is not intended to change or alter existing GAAP, it is not anticipated to materially impact the Company’s consolidated financial statements.
3.	GOING CONCERN
The accompanying financial statements have been prepared on a going-concern basis. The Company has a history of operating losses and will need to raise additional capital to fund its planned operations. As at August 31, 2009 and February 28, 2009, the Company had a working capital deficiency of $4,700,802 and $4,657,260 (February 29, 2008 - $1,810,905 working capital deficiency), respectively and a cumulative loss during the development stage of $43,847,088 and $41,600,787 (2008 - $33,828,011), respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
3.	GOING CONCERN (continued)

The Company intends to reduce its cumulative loss through the attainment of profitable operations, from its investment in a Mexican mining venture (note 5). In addition, the Company has conducted private placements of convertible debt (note 8) and common stock (note 11), which have generated a portion of the initial cash requirements of its planned Mexican mining ventures (note 6).

In November 2008, the Company signed a letter of intent with Minera Rio Tinto (“MRT”) to provide funding of up to $9,000,000 to the Company to initiate production at its Cieneguita property, complete a feasibility study as well to continue the exploration of its properties (note 6).

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
4.	EQUIPMENT

				February 28,	February 29,
	August 31, 2009			2009	2008
		Accumulated	Net Book	Net Book	Net Book
	Cost	Depreciation	Value	Value	Value
Software	$23,501	$17,187	$6,314	$5,730	$7,739
Machinery	271,657	66,335	205,322	193,097	305,221
Vehicles	99,801	65,151	34,650	56,456	109,173
Computers	27,033	19,999	7,034	9,751	21,798
Office equipment	15,920	4,397	11,523	10,866	17,010

	$437,912	$173,069	$264,843	$275,900	$460,941

5.	JOINT VENTURE WITH MRT
On February 12, 2009, the Company entered into a joint venture through a definitive agreement for development of Cieneguita project with MRT. The purpose of the joint venture is to put Cieneguita property into production. As per the agreement, MRT is to provide the necessary working capital to begin and maintain mining operations estimated to be $3,000,000. MRT will spend 100% of the funds in exchange for a 75% interest in the net cash flow from production. The agreement limits the mining of the mineralized material that is available from the surface to a depth of 15 meters or approximately 10% of the mineralized material found to date. The Company incurs no obligations to the joint venture’s creditors as the operations and working capital requirements are controlled by MRT. Accordingly, the Company’s share of income and expenses are reflected in these financial statements under the proportionate consolidation method.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
6.	MINERAL PROPERTIES
The Company incurred exploration expenses as follows in the six months ended August 31, 2009:

				Encino	New
	Sahuayacan	Guazapares	Cieneguita	Gordo	Projects	Total

Drilling and sampling	$—	$—	$68,015	$—	$—	$68,015
Geological, geochemical, geophysics	—	31,684	32,400	—	1,009	65,093
Land use permits	6,206	4,716	29,185	1,873	—	41,980
Automotive	—	443	—	—	—	443
Travel	4,952	216	7,569	—	—	12,737
Consulting	21,403	6,722	72,795	—	—	100,920
Equipment	707	—	2,114	—	—	2,821
General	8,610	7,498	15,773	62	—	31,943

	$41,878	$51,279	$227,851	$1,935	$1,009	$323,952

The Company incurred exploration expenses as follows in the six months ended August 31, 2008:

	Cieneguita				Encino	New
	Operations	Sahuayacan	Guazapares	Cieneguita	Gordo	Projects	Total

Drilling and sampling	$—	$—	$373,472	$1,195,880	$—	$—	$1,569,352
Geological, geochemical, geophysics	—	—	88,038	245,912	—	40,978	374,928
Land use permits	53	74,954	48,049	124,246	(1,646)	—	245,656
Automotive	260	—	3,425	6,905	—	—	10,590
Travel	694	321	29,319	18,126	213	—	48,673
Consulting	12,989	—	119,302	88,358	—	—	220,649
Equipment	109	—	21,116	18,138	—	—	39,363
General	8,764	5,151	83,866	147,451	442	—	245,674

	$22,869	$80,426	$766,587	$1,845,016	$(991)	$40,978	$2,754,885

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
6.	MINERAL PROPERTIES (Continued)

The Company incurred exploration expenses as follows in the year ended February 28, 2009:

	Cieneguita				Encino	New
	Operations	Sahuayacan	Guazapares	Cieneguita	Gordo	Projects	Total

Drilling and sampling	$—	$—	$347,438	$2,351,518	$—	$—	$2,698,956
Geological, geochemical, geophysics	—	—	135,994	403,573	—	43,793	583,360
Land use permits	47	23,070	11,746	14,053	—	—	48,916
Automotive	231	—	3,044	7,633	—	—	10,908
Travel	616	285	31,696	40,972	—	—	73,569
Consulting	11,542	—	140,107	189,456	—	—	341,105
Equipment	98	—	21,009	23,702	—	—	44,809
General	7,788	7,307	81,747	233,529	54	—	330,425

	$20,322	$30,662	$772,781	$3,264,436	$54	$43,793	$4,132,048

The Company incurred exploration expenses as follows in the year ended February 29, 2008:

	Cieneguita				Encino	New
	Operations	Sahuayacan	Guazapares	Cieneguita	Gordo	Projects	Total

Drilling and sampling	$—	$360,575	$377,571	$255,218	$—	$—	$993,364
Geological, geochemical, geophysics	27,679	59,122	100,318	36,799	95,306	776	320,000
Land use permits	—	112,267	114,356	143,503	52,677	—	422,803
Automotive	19,691	65	1,155	1,469	—	—	22,380
Travel	11,110	16,240	34,878	19,859	7,214	—	89,301
Consulting	143,835	38,371	137,016	79,653	20,748	—	419,623
Equipment	97,306	—	22,620	10,039	2,603	—	132,568
General	102,238	3,054	109,715	59,149	6,485	—	280,641

	$401,859	$589,694	$897,629	$605,689	$185,033	$776	$2,680,680

Since May 2004, the Company has held interests in gold exploration properties in Mexico.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
6.	MINERAL PROPERTIES (Continued)

In August 2005, the Company formed its wholly owned subsidiary, Sunburst de Mexico, which allowed the Company to take title to the properties into the name of Sunburst de Mexico. On August 25, 2005 the Company entered into property agreements with MRT, which provided Sunburst de Mexico options to purchase the mineral concessions of the Cieneguita and Guazapares properties and the right of refusal on three Encino Gordo properties. The Company also entered into an exploration and sale agreement, in October 2006, with Minera Emilio for mineral concessions of the Sahuayacan Property.

In August 2005 the parties also entered into an operator’s agreement, that gave MRT the sole and exclusive right and authority to manage the Cieneguita property, and a share option agreement which granted MRT the exclusive option to acquire up to 100% of all outstanding shares of Sunburst de Mexico if the Company did not comply with the terms of the property agreements. The operating agreement and share option agreement have subsequently been cancelled.

In November 2008, the Company signed a letter of intent and on February 12, 2009, a definitive agreement with MRT to initiate production at its Cieneguita property, complete a feasibility study and to continue the exploration of its properties. Under the agreement, MRT and Mexoro’s wholly owned subsidiary Sunburst Mining de Mexico will form a new Mexican joint venture company for the purpose of putting Cieneguita property into production.

The material provisions of the Company’s property agreements are as follows:

Cieneguita

MRT assigned to Sunburst de Mexico, with the permission of the Cieneguita owner, Corporativo Minero, S.A. de C.V. (“Corporativo Minero”), all of MRT’s rights and obligations acquired under a previous agreement, the Cieneguita option agreement, including the exclusive option to acquire the Cieneguita property for a price of $2,000,000. As the Cieneguita property was not in production by May 6, 2006, Sunburst de Mexico was required to pay $120,000 to Corporativo Minero to extend the contract. Corporativo Minero agreed to reduce the obligation to $60,000, of which $10,000 was paid in April 2006 and the balance paid on May 6, 2006. The Company made this payment to Corporativo Minero and the contract was extended.

The Company has the obligation to pay a further $120,000 per year for the next 13 years and the balance of the payments in the 14th year, until the total amount of $2,000,000 is paid. The Company renegotiated the payment due May 6, 2007, to $60,000 payable on November 6, 2007, which was paid, and the balance of $60,000 was paid on December 20, 2007.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
6.	MINERAL PROPERTIES (Continued)

In the alternative, if the Cieneguita property is put into production, of which there is no guarantee, the Company must pay the Cieneguita owners $20 per ounce of gold produced, if any, from the Cieneguita property to the total $2,000,000 due. In the event that the price of gold is above $400 per ounce, the property payments payable to the Cieneguita owners from production will be increased by $0.10 for each dollar increment over $400 per ounce. The total payment of $2,000,000 does not change with fluctuations in the price of gold. Non-payment of any portion of the $2,000,000 total payment will constitute a default. In such case, the Cieneguita owners will retain ownership of the concessions, but the Company will not incur any additional default penalty. MRT retained no interest in the Cieneguita property.

On February 12, 2009 the Company entered into a definitive agreement for development of Cieneguita project with Minera Rio Tinto (“MRT”), a private Mexican corporation whose president was a former president of our Company. The definitive agreement covers project financing of up to USD $9,000,000. The major points of the agreement are as follows:
(i)	MRT and/or its investors will subscribe for up to USD$1 million of a secured convertible debenture at 8% interest (payable in stock or cash). The debenture is convertible into units at $0.60 per unit. Each unit comprises 2 common shares and 1 warrant. Each warrant is exercisable at $0.50 per share for a period of 3 years. The placement will be used for continued exploration of our properties and general working capital.

(ii)	MRT is to provide the necessary working capital to begin and maintain mining operations estimated to be $3,000,000 used for the purpose of putting the Cieneguita property into production. MRT will spend 100% of the money to earn 75% of the net cash flow from production. The agreement will limit the mining to the mineralized material that is available from surface to a depth of 15 meters or approximately 10% of the mineralized material found to date.

(iii)	MRT will spend up to USD $5 million to take the Cieneguita property through the feasibility stage. In doing so, MRT will earn a 60% interest in Mexoro’s rights to the property. After the expenditure of the $5 million all costs will be shared on a ratio of 60% to MRT and 40% to Mexoro Minerals. If the Company elects not to pay its portion of costs after the $5 million has been spent, the Company’s position shall revert to a 25% carried interest on the property.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
6.	MINERAL PROPERTIES (Continued)

Guazapares

MRT assigned to Sunburst de Mexico, with the consent of the Guazapares property owner Compañía Minera, S.A. de C.V. (“Compañía Minera”), MRT’s rights and obligations concerning the Guazapares property, including the exclusive option, for a term of four years, to purchase eight of the Guazapares property concessions upon payment of $910,000. The total payments for the Company to acquire and retain 100% ownership of all eight concessions are as follows: November 30, 2005 - $100,000 (this payment date was extended – see below), October 31, 2006 - $60,000 (this payment date was extended to February 28, 2007, and then to August 31, 2007- see below), August 2, 2007 - $140,000 (see below), August 2, 2008 - $110,000 and August 2, 2009 - $500,000.

On September 19, 2007, Sunburst de Mexico, Mexoro and MRT entered into an agreement to defer any and all property payments regarding Guazapares that were due by December 31, 2007 owing to MRT, until such time as Sunburst de Mexico and Mexoro have sufficient funds to make the payments, in the opinion of the disinterested directors of Mexoro.

Mexoro agreed to issue 250,000 shares to MRT and/or its assignees in consideration for the deferral of any and all Guazapares Property payments that were outstanding and those arising on or before December 31, 2007.

In return, Sunburst de Mexico granted MRT a 2.5% NSR and the right to extract from the Guazapares concessions up to 5,000 tons per month of rock material; which right will terminate on exercise of the option to purchase the concessions. Otherwise, MRT retained no interest in the Guazapares Property.

In June 2009, the Company signed a definitive agreement to sell its Guazapares project located in south western Chihuahua, Mexico to Paramount Gold de Mexico, SA de C.V., the Mexican subsidiary of Paramount. The sale is subject to satisfaction of various conditions precedent prior to closing. Payment for the properties is expected once the title of the claims have been re-registered in Paramount’s name with the Mining Bureau in Mexico.

As per the agreement, the due dates for all payments for the ownership of Guazapares have been deferred with the property owners for a period of 37 months from the closing date. Sunburst is required to make monthly payment of $6,000 plus $900 in taxes for 36 months commencing on July 20, 2009 and ending on June 10, 2012 for deferment from the escrow fund.

San Francisco (Guazapares)

MRT assigned to Sunburst de Mexico, for a term of 60 months, commencing from June 25, 2004 (the “Option Period”), with the consent of the San Francisco concessions owner Minera Rachasa, S.A. de C.V. (“Minera Rachasa”), MRT’s rights and obligations acquired under the San Francisco option agreement, including the option to purchase the San Francisco concessions for a price of $250,000 on June 25, 2009.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
6.	MINERAL PROPERTIES (Continued)

To maintain the option, Sunburst de Mexico assumed the obligation to pay to the San Francisco owner cumulative annual payments. The payments are: $20,000 on June 25, 2006 (paid); $30,000 on June 25, 2007 (paid); and $40,000 on June 25, 2008 (paid).

If the option is exercised prior to the expiration of the Option Period by payment of the purchase price of $250,000; the obligation to pay the annual payments will be terminated. MRT and the San Francisco owner reserved a combined 2.5% NSR. MRT reserved no other rights on the San Francisco concessions.

In June 2009, Paramount made the $250,000 payment to Minera Rachasa and acquired the San Francisco concessions as part of the definitive agreement to acquire the Guazapares project.

San Antonio (Guazapares)

MRT assigned to Sunburst de Mexico, with the consent of the San Antonio concessions owner (Rafael Fernando Astorga Hernández), MRT’s rights and obligations acquired under the San Antonio option agreement, including the option to purchase the San Antonio concessions for a price of $500,000, commencing on January 15, 2004 (the signing date of the San Antonio option agreement) and due on January 15, 2010.

To maintain the option, Sunburst de Mexico assumed the obligation to pay to the San Antonio owner cumulative annual payments. The remaining payments are: $50,000 on January 15, 2008 (this payment was deferred to January 31, 2008 and paid) and $50,000 on January 15, 2009 (the Company is in default and renegotiating the payment terms).

If the option is exercised prior to the expiration of the option period by payment of the purchase price, the obligation to pay the annual payments will be terminated. The San Antonio owner reserved the right to extract from the San Antonio concessions up to 50 tons per day of rock material; this right will terminate on the date of the exercise of the option. MRT and the San Antonio owner reserved a combined 2.5% NSR to be paid to them. MRT reserved no other rights on the San Antonio concessions.

Encino Gordo

On December 8, 2005, the Company and Sunburst de Mexico entered into the New Agreement with MRT to exercise their option under the August 18, 2005 sale and purchase of mining concessions agreement to obtain two mining concessions in the Encino Gordo region. The New Agreement also provided the Company the option to obtain three additional concessions in the Encino Gordo region.

The following are additional material terms of the New Agreement:
(a)	The share option agreement with MRT was cancelled;

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
6.	MINERAL PROPERTIES (Continued)
(b)	The Company granted MRT the option to buy all of the outstanding shares of Sunburst de Mexico for $100 if the Company failed to transfer $1,500,000 to Sunburst de Mexico by April 30, 2006. On April 6, 2006, MRT agreed to waive its option to purchase the shares of Sunburst de Mexico and also waived the Company’s obligation to transfer $1,500,000 to Sunburst de Mexico;

(c)	The property agreements were modified to change the net smelter rate to a maximum of 2.5% for all properties covered by the agreements. The property agreements contained net smelter rates ranging from 0.5% to 7%;

(d)	The Company agreed to issue 2,000,000 shares of the Company’s common stock to MRT within four months of the date of the signing of the New Agreement. These shares were issued to MRT and its assignee at the market value of $1.05 per share on February 23, 2006 and $2,100,000 was charged to operations for the year ended February 28, 2006. This issuance fulfilled the Company’s payment obligations under the previous property agreements;

(e)	The Company agreed to issue 1,000,000 additional shares of the Company’s common stock to MRT if and when the Cieneguita Property is put into production and reaches 85% of production capacity over a 90-day period, as defined in the New Agreement; and,

(f)	The operator’s agreement with MRT was cancelled.
Sunburst de Mexico purchased two of the Encino Gordo concessions from MRT for a price of 1,000 pesos (approximately US$100), and MRT assigned to Sunburst de Mexico a first right of refusal to acquire three additional Encino Gordo concessions. The total payments to acquire 100% of these three additional concessions are as follows: $10,000 on June 30, 2006 (paid); $25,000 on December 31, 2006 (paid), $50,000 on December 31, 2007 ($20,000 of this payment was made on January 3, 2008 and the balance was paid on February 29, 2008), $75,000 on December 31, 2008 (the Company was in default). In August 2009, the Company decided to surrender the Encino Gordo 2 mining concession and absolved itself of any further obligations relating to this concession.

Sahuayacan

On June 21, 2006, Sunburst de Mexico entered into an exploration and sale option agreement of mining concessions with Minera Emilio, S.A. de C.V. (“Minera Emilio”) for mineral concessions of the Sahuayacan Property. Minera Emilio granted the Company the exclusive right to conduct exploration on the Sahuayacan property and the Company must pay $282,000 in the following manner: $20,000 on date of signing agreement (paid); $10,000 due December 1, 2006 (paid); $2,500 per month effective from August 21, 2006 to July 21, 2007, for a total of $30,000 (paid); $3,500 per month effective from August 21, 2007 to July 21, 2008 for a total of $42,000 (paid); and $5,000 per month effective August 21, 2008 to July 21, 2011 (all until August 2009 have been made) for a total of $180,000 until the balance of the total $282,000 is paid (36 months).

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
6.	MINERAL PROPERTIES (Continued)

Segundo Santo Nino (Sahuayacan)

On May 15, 2006, Sunburst de Mexico entered into an exploration contract with Jose Maria Rascon and Sabino Amador Rascon Polanco and, on November 20, 2007, Sunburst de Mexico entered into an exploration contract with Rene Muro Lugo (all three representatives constitute the “Concessionaires”) for the Segundo Santo Nino concession on the Sahuayacan property. Each concession representative owns 33.3% of the total Segundo Santo Nino title. The Company must pay the Concessionaires a total of $255,000 for this concession. As of August 31, 2009, the Company paid $105,000 of the payments required until May 15, 2009, The remaining payments are due on November 15, 2009 ($30,000) and May 15, 2010 ($120,000).

La Maravilla (Sahuayacan)

On January 25, 2008, Sunburst de Mexico entered into an exploration and option agreement with Maria Luisa Wong Madrigal for mineral concessions under the “La Maravilla” project on the Sahuayacan property. The Company must pay Maria Luisa Wong Madrigal $600,000 to acquire 100% of this concession as follows: $33,000 – January 25, 2008 (paid); $33,000 – July 25, 2008 (paid); $34,000 – January 25, 2009 (this payment was made in September 2009); $500,000 – at the option to purchase the concession or 36 months – January 25, 2011.
7.	PROMISSORY NOTES
As at August 31, 2009 and February 28, 2009, the Company had $1,150,377 and $968,543 (February 29, 2008 - $1,480,702), respectively of promissory notes outstanding, comprising of the following:
During the twelve months ended February 28, 2009, the Company converted accounts payable of $465,994 (Swiss Franc (“CHF”) 565,000 into promissory notes. The notes consist of one warrant for each CHF 5.00 of notes issued, exercisable at $1.00 each (note 13). The interest rate on the notes is 7.5% p.a. payable semi-annually. The principal and interest on the notes became due and payable on April 30, 2008. The principal and interest due as of August 31, 2009 and February 28, 2009 amounts to $528,371 & $506,505, respectively. The Company has not repaid the promissory notes as of August 31, 2009 and is in default. The interest rate payable during the default period is 12%.
As at August 31, 2009 and February 28, 2009, $622,006 and $462,038, respectively, of promissory notes are due to related parties and close associates that bear no interest and have no terms of repayment (see note 14).
8.	CONVERTIBLE DEBENTURES
On May 5, 2008, the Company signed a LOI to enter into a strategic alliance with Paramount. The agreement called for Paramount to invest a minimum of $4 million and maximum of $6 million into the Company, fixed at a price of $0.50 per unit by June 23, 2008. The investment timeline was extended until July 21, 2008, and then to August 5, 2008. On August 6, 2008 Mexoro terminated the LOI with Paramount as Paramount did not meet the terms of the agreement.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
8.	CONVERTIBLE DEBENTURES (Continued)

The Company issued secured convertible debentures to Paramount as follows:

On May 9, 2008, the Company issued $500,000 in convertible debentures to Paramount, with a maturity date of one year, accruing interest at 8% per year payable in arrears and convertible at the option of the holder.

On June 10, 2008, the Company issued $70,000 in convertible debentures to Paramount, with a maturity date of one year, accruing interest at 8% per year payable in arrears and convertible at the option of the holder.

On June 25, 2008, the Company issued $300,000 in convertible debentures to Paramount, with a maturity date of one year, accruing interest at 8% per year payable in arrears and convertible at the option of the holder.

On July 11, 2008, the Company issued $500,000 in convertible debentures to Paramount, with a maturity date of one year, accruing interest at 8% per year payable in arrears and convertible at the option of the holder.

As at February 28, 2009, there were $1,370,000 convertible debentures outstanding towards Paramount.

Paramount had the option to convert all or a portion of the principal amount of the debenture into units consisting of one share of our common stock and half a warrant to purchase one share of our common stock. Subject to certain adjustments upon the occurrence of various capital reorganizations and other events, the units were convertible at $0.50 per unit for a total of up to 2,740,000 shares of common stock and up to 1,370,000 warrants at $0.75 to purchase shares of common stock (the “Warrants”). The Warrants would have had a term of four years if Paramount had converted the debenture or the portion of the debenture covering those warrants.

The value assigned to the beneficial conversion feature of the convertible debentures issued to Paramount was $416,200. The fair value of the Warrants attached to the convertible debentures as discussed above was estimated to be $423,000. The fair value was estimated at the date of the grants using the Black-Scholes option pricing model with the following weighted average assumptions:

2008

Expected volatility	71.48-110.72%
Weighted-average volatility	71.48-110.72%
Expected dividend rate	—
Expected life of warrants in years	4
Risk-free rate	2.30-3.41%

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
8.	CONVERTIBLE DEBENTURES (Continued)
The weighted average fair value of the warrants was $0.30 per warrant, while the weighted average stock price on the dates granted was $0.50. Stock-based compensation for these warrants of $423,000 is being amortized over the one year term of the convertible debentures starting on May 9, 2008.

On January 14, 2009 the Company received notice of acceleration of three outstanding secured convertible debentures held by Paramount Gold and Silver Corp. The notice of acceleration relates to the secured convertible debenture granted by the Company to Paramount in the principal amount of $500,000 dated May 9, 2008; the secured convertible debenture granted by the Company to Paramount in the principal amount of $370,000 dated June 18, 2008; and the secured convertible debenture granted by the Company to Paramount in the principal amount of $500,000 dated July 11, 2008 as amended by an acknowledgment dated September 10, 2008 (collectively the “Debentures”). The Debentures are secured by a security agreement from the Company in favor of Paramount dated May 9, 2008 as amended by an addendum dated June 18, 2008 and a security agreement from Sunburst de Mexico, in favor of Paramount dated June 18, 2008 (collectively, the “Security Agreements”).

The notice of acceleration asserts that the Debentures are in default because the Company has failed to cure the defaults noted in a notice of default dated December 23, 2008 within the cure period set out in the notice of default, namely:

1. The failure to include the conversion shares issuable upon conversion of the Debentures, Warrant shares issuable upon exercise of the conversion warrants and any other securities due to Paramount pursuant to the Debentures in a registration statement within 60 days of the issue date of each Debenture contrary to section 4.3 (h) of each of the Debentures; and

2. The failure to pay the entirety of the interest owed by the Company to Paramount in full on or before December 31, 2008.

The notice of acceleration is intended to serve as written notice to the Company that the entire unpaid principal balance of the Debentures, in the amount of $1,370,000, together with all accrued but unpaid interest thereon and all of Paramount’s legal fees in connection with such defaults, is immediately due and payable in full.

On March 19, 2009, the Company entered into an agreement with Paramount restructuring its payment terms on the three outstanding secured convertible debentures held by Paramount. Under the terms of the agreement, the Company paid Paramount $1,000,000 to cancel two debentures held by them, one issued on May 9, 2008 for $500,000 and another issued on July 11, 2008 for $500,000.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
8.	CONVERTIBLE DEBENTURES (Continued)
The Company also amended a debenture issued to them on June 18, 2008 in the face amount of $370,000. The amount of that debenture was increased to $521,047, which, among other things, includes interest accrued on all three debentures to March 31, 2009. The Company was obligated to make a payment on March 31, 2009 on this debenture in the amount of $393,547 and the balance of $127,500 was to be re-paid on April 30, 2009. This remaining amount of $127,500 was interest free as long as the debenture remained in good standing. On March 31, 2009, the Company paid back $300,000. As per the agreement, the remaining amount of $221,047 accrued interest at 8% per year payable monthly, in arrears on the 10th day of each month. On July 8, 2009, the Company entered into a definitive agreement with Paramount to sell the Guazapares project. As part of the agreement, Paramount waived off the interest charges due on the convertible debenture.

As part of a restructuring fee, the Company issued to Paramount 150,000 shares of common stock. As part of the agreement, Paramount has released its security interest on the Company’s Cieneguita properties. The other security as described in the original security agreement issued with the original debentures remains in place until the amended debenture has been repaid in full.

In March of 2009, the Company approved the issuance of $1,500,000 of Convertible Debenture to four investors, of which $1,300,000 was received in cash and used to liquidate the debentures issued to Paramount (former debenture holders) during the period of May 2008 to July 2008. The Company recognized a loss of $174,786 on the liquidation of the debentures with Paramount. Additionally, the Company converted $100,000 of accounts payable into the convertible debenture and is scheduled to receive $100,000 in cash for the remaining debenture in October, 2009. The debenture is due in one year from the date of issuance and accrues interest at 15% per annum, to be paid quarterly in either cash or stock of the Company valued at a 20% discount of the 20 day trading average prior to the date of payment. The holders have several options to convert the debentures. The Company was subsequently notified that all of the holders of the Convertible Debentures agreed to irrevocably convert the debentures into a 10% ownership interest in the Company’s Cieneguita mining project. The Company has valued the Cieneguita project at approximately $15,000,000. The 10% ownership interest in the Cieneguita project thus approximates the value of the debentures to be converted.

As consideration for the debentures, the Company granted a security interest in its Cieneguita properties to these debenture holders.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
8.	CONVERTIBLE DEBENTURES (Continued)
The value assigned to the beneficial conversion feature of the convertible debentures issued to Paramount ($221,047) was $nil. The fair value of the Warrants attached to the convertible debentures as discussed above was estimated to be $48,500. The fair value of the warrants was estimated at the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions:

2009

Expected volatility	110.36%
Weighted-average volatility	110.36%
Expected dividend rate	—
Expected life of warrants in years	3-4
Risk-free rate	1.21-1.45%
The weighted average fair value of the warrants was $0.75 per warrant, while the weighted average stock price on the dates granted was $0.35. Stock-based compensation for these warrants of $48,500 is being amortized over the one year term of the convertible debentures starting on March 19, 2009.

During the six months ended August 31, 2009, the Company issued $273,510 in convertible debenture to MRT. Under the convertible debenture agreement, the Company also issued one warrant for each $0.60 of convertible debentures issued (note 6). The warrants can be exercised at any time at a price of $0.50 for 3 years.

The value assigned to the beneficial conversion feature of the convertible debentures issued to MRT was $71,866. The fair value of the Warrants attached to the convertible debentures as discussed above was estimated to be $51,800. The fair value was estimated at the date of the grants using the Black-Scholes option pricing model with the following weighted average assumptions:

2009

Expected volatility	108.54-110.36%
Weighted-average volatility	108.54-110.36%
Expected dividend rate	—
Weighted-average expected life of warrants in years	3
Risk-free rate	1.36-1.45%
The weighted average fair value of the warrants was $0.19 per warrant, while the weighted average stock price on the dates granted was $0.32. Stock-based compensation for these warrants of $51,800 is being amortized till December 31, 2010.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
9.	LOANS PAYABLE
As at August 31, 2009 and February 28, 2009 there were loans payable in the amount of $60,988 & $70,840, respectively, of which $60,248 & $63,232 is current and $740 & $7,608 is long-term, respectively. The remainder of the loans are repayable in monthly installments of $1,776 & $3,045, respectively, including interest ranging from 5.3% to 15.6% per annum and are partially secured by specified automotive equipment.
10.	PREFERRED STOCK
The Company is authorized to issue 20,000,000 shares of preferred stock. The Company’s board of directors is authorized to divide the preferred stock into series, and with respect to each series, to determine the preferences and rights and qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, and the number of shares constituting the series and the designations of such series. The board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting rights of the holders of common stock, which issuance could have certain anti-takeover effects.
11.	COMMON STOCK
In July 2009, the Company received subscription proceeds of $100,000 and issued 500,000 shares of common stock in a private placement. The subscribers to the subscription proceeds have agreed to purchase one unit for each $0.20 of subscription proceeds. Each unit consists of one share of Company’s common stock and one warrant each exercisable at $0.30, which expire in four years.

In June 2009, the Company converted $622,500 of debt into subscription proceeds and issued 2,075,000 common shares. The subscribers to the subscription proceeds have agreed to purchase one unit for each $0.60 of debt. Each unit consists of two shares of Company’s common stock and one warrant each exercisable at $0.50, which expires on December 31, 2010.

In June 2009, the Company issued 1,000,000 shares of common stock to an officer of the Company as bonus.

In May 2009, the Company converted $250,000 of debt into subscription proceeds and issued 833,334 common shares. The subscribers to the subscription proceeds have agreed to purchase one unit for each $0.60 of debt. Each unit consists of two shares of Company’s common stock and one warrant each exercisable at $0.50, which expires on December 31, 2010.

In May 2009, the Company issued 42,837 shares for $13,500 of investors’ relations services as per the agreement.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
11.	COMMON STOCK (Continued)
In April 2009, the Company issued 2,250,000 shares under an escrow agreement as security against convertible debentures issued.

In March and April 2009, the Company issued 700,000 shares pursuant to amended convertible debenture agreement and financing arrangements.

In February 2009, the Company issued 400,000 shares of common stock to an officer of the Company as bonus for the 500,000 ounce gold discovery.

In November 2008, the Company issued 50,000 shares of common stock to an officer of the Company as bonus for the 500,000 ounce gold discovery.

In November 2008, the Company issued 500,000 shares of common stock to the president of the Company as a signing bonus.

In October, 2008, the Company converted subscription proceeds of $4,943 into 9,886 shares of common stock. The subscribers to the subscription proceeds have agreed to purchase one unit for each $1.00 of subscription proceeds. Each unit consists of two shares of Company’s common stock and one warrant each exercisable at $0.75, which expire in four years.

In October 2008, the Company issued 100,000 shares of common stock to an officer of the Company as bonus for the 500,000 ounce gold discovery.

In October 2008, the Company converted $151,866 of debt into 415,000 shares of common stock.

In September 2008, the Company converted $835,514 of debt into subscription proceeds and issued 1,671,028 common shares. The subscribers to the subscription proceeds have agreed to purchase one unit for each $1.00 of debt. Each unit consists of two shares of Company’s common stock and one warrant each exercisable at $0.75, which expire in four years.

In September, 2008, the Company received subscription proceeds of $170,000 and issued 425,000 shares of common stock in a private placement. The subscribers to the subscription proceeds have agreed to purchase one unit for each $1.00 of subscription proceeds. Each unit consists of two shares of Company’s common stock and one warrant each exercisable at $0.75, which expire in four years.

In September 2008, the Company converted $42,800 of debt into 107,000 shares of common.

In August 2008, the Company converted $142,508 (MXN 1,449,989) (note 6) of promissory notes into subscription proceeds and issued 280,000 common shares. The subscribers to the subscription proceeds have agreed to purchase one unit for each $1.00 of debt. Each unit consists of two shares of the Company’s common stock and one warrant each exercisable at $0.75, which expire in four years.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
11.	COMMON STOCK (Continued)
In July 2008, the Company converted $67,424 of debt into 150,000 shares of common.

In June 2008, the Company converted $60,000 of debt into subscription proceeds and issued 120,000 common shares. The subscribers to the subscription proceeds have agreed to purchase one unit for each $1.00 of debt. Each unit consists of two shares of Company’s common stock and one warrant each exercisable at $0.75, which expire in four years.

In June, 2008, the Company issued 9,885 shares of common stock in a private placement.

In May 2008, the Company converted $535,500 of debt into subscription proceeds and issued 1,071,000 common shares. The subscribers to the subscription proceeds have agreed to purchase one unit for each $1.00 of debt. Each unit consists of two shares of Company’s common stock and one warrant each exercisable at $0.75, which expire in four years.

On April 25, 2008, stock subscriptions of $330,000 were converted into 330,000 shares of common stock.

In the year ended February 29, 2008, the Company issued 1,174,000 shares of common stock on the exercise of 1,174,400 warrants where each warrant was exercisable into shares of common stock at the price of $1.00 per share. The warrants were to expire on April 30, 2008.

In the second and third quarters of the year ended February 29, 2008, the Company issued 1,000,000 shares of common stock on the exercise of 1,000,000 warrants where each warrant was exercisable into shares of common stock at the price of $0.75 per share. The warrants were to expire on December 31, 2007.

In the first two quarters of the year ended February 29, 2008, the Company issued 1,000,000 shares of common stock on the exercise of 1,000,000 warrants where each warrant was exercisable into shares of common stock at the price of $0.50 per share. The warrants were to expire on June 30, 2007.

On November 7, 2007, the Company issued 670,000 shares of common stock on the exercise of 670,000 warrants where each warrant was exercisable into shares of common stock at the price of $1.00 per share. The warrants were to expire on December 31, 2007.

On September 20, 2007, the Company issued 250,000 shares of common stock pursuant to an agreement in consideration of deferral of any and all Guazapares Property payments currently outstanding and those arising on or before December 31, 2007. The shares were valued at $1.16 per share, based on the closing quoted market price on September 18, 2007.

On September 20, 2007, the Company issued 250,000 shares of common stock pursuant to the Encino Gordo contract. The shares were valued at $1.16 each, based on the closing quoted market price on September 18, 2007.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
12.	STOCK COMPENSATION PROGRAM
On February 10, 2009 the board of directors approved the granting of stock options according to the 2009 Nonqualified Stock Option Plan (the “2009 Option Plan”). The 2009 Option Plan has the purpose (a) to ensure the retention of the services of existing executive personnel, key employees, and directors of the Company or its affiliates; (b) to attract and retain competent new executive personnel, key employees, consultants and directors; (c) to provide incentive to all such personnel, employees, consultants and directors to devote their utmost effort and skill to the advancement and betterment of the Company, by permitting them to participate in the ownership of the Company and thereby in the success and increased value of the Company; and (d) allowing vendors, service providers, consultants, business associates, strategic partners, and others, with or that the board of directors anticipates will have an important business relationship with the Company or its affiliates, the opportunity to participate in the ownership of the Company and thereby to have an interest in the success and increased value of the Company.

The 2009 Option Plan constitutes a single “omnibus” plan, but is composed of two parts. The first part is the nonqualified stock option plan (“NQSO Plan”) which provides grants of nonqualified stock options (“NQSOs”). The second part is the restricted shares plan (“Restricted Shares Plan”) which provides grants of restricted shares of Company common stock (“Restricted Shares”). The maximum number of shares of common stock that may be purchased under the plan is 6,000,000.

Pursuant to a consulting agreement between the Company and GM Capital Partners Inc. (“GM Capital”), signed January 31, 2006, the Company granted 5,000,000 warrants (see note 11). The agreement provided for the provisions of financial public relations services from December 1, 2005 to November 30, 2007. The fair value of the 5,000,000 warrants totaled $3,898,000 and was determined using the Black-Scholes option pricing model using weighted averages: 2.38 year expected life of the warrants, a volatility factor of 152%, a risk-free rate of 5% and an assumed dividend rate of 0% The weighted average fair value of the warrant was $0.78 per warrant, while the weighted average stock price on the dates granted was $1.00. The fair value was amortized over the 24-month term of the contract and the Company recorded $487,250 as stock-based compensation expense and an offsetting credit to additional paid-in capital every quarter until November 30, 2007.

In the six months ended August 31, 2009, the Company awarded 150,000 options to purchase common shares (2008 - 1,450,000) and recorded stock-based compensation expense for the vesting options of $298,722 (2008 - $327,470). The following weighted average assumptions were used for the Black-Scholes option-pricing model to value stock options granted in 2009 & 2008:

	2009	2008

Expected volatility	110.36%	62% - 72%
Weighted-average volatility	110.36%	72.15%
Expected dividend rate	—	—
Expected life of options in years	10	2 - 10
Risk-free rate	2.95%	2.82% - 3.86%

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
12.	STOCK COMPENSATION PROGRAM (Continued)
There were no capitalized stock-based compensation costs at August 31, 2009 or August 31, 2008.

In the year ended February 28, 2009, the Company awarded 2,805,000 options to purchase common shares (2008 - 1,915,000) and recorded stock-based compensation expense of $603,801 (2008 - $939,741). The weighted average fair value of each option granted for the year ended February 28, 2009 was $0.33. The following weighted average assumptions were used for the Black-Scholes option-pricing model used to value stock options granted in 2009 and 2008:

	2009	2008

Expected volatility	72.15% - 103.55%	66.82% - 73.37%
Weighted-average volatility	89.39%	71.32%
Expected dividend rate	—	—
Expected life of options in years	10 years	3 – 10 years
Risk-free rate	2.90% - 3.86%	4.04% - 4.91%
There were no capitalized stock-based compensation costs at February 28, 2009 or February 29, 2008.

The summary of option activity under the 2008 Option Plan as of August 31, 2009, and changes during the period then ended, is presented below:

			Weighted-
	Weighted		Average
	Average		Remaining	Aggregate
	Exercise	Number of	Contractual	Intrinsic
Options	Price	Shares	Term	Value

Balance at February 29, 2008	$0.87	2,375,000	7.93	$222,500
Options granted	0.33	2,805,000
Options exercised	—	—
Options cancelled/forfeited	$0.91	(345,000)

Balance at February 28, 2009	$0.56	4,835,000	8.48	$51,517

Options granted	0.16	150,000
Options exercised	—	—
Options cancelled/forfeited	$0.65	(285,000)

Balance at August 31, 2009	$0.55	4,700,000	8.17	$121,950

Exercisable at August 31, 2009	$0.76	2,853,335	7.68	$40,650

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
12.	STOCK COMPENSATION PROGRAM (Continued)
The weighted-average grant-date fair value of options granted during the six months ended August 31, 2009 and August 31, 2008 was $0.29 and $0.49, respectively.

The weighted-average grant-date fair value of options granted during the twelve months ended February 28, 2009 and February 29, 2008 was $0.23 and $0.71, respectively.

A summary of the status of the Company’s nonvested options as of August 31, 2009, and changes during the six months ended August 31, 2009, is presented below:

		Weighted-
		average
		Grant-Date
Non-vested options	Shares	Fair Value

Nonvested at February 29, 2008	1,065,000	$0.76
Granted	2,805,000	0.23
Vested	(1,210,001)	0.50
Cancelled/forfeited	(157,500)	0.77

Nonvested at February 28, 2009	2,502,499	$0.28
Granted	150,000	0.29
Vested	(700,834)	0.55
Cancelled/forfeited	(105,000)	0.40

Nonvested at August 31, 2009	1,846,665	$0.28

As of August 31, 2009, there was an estimated $384,134 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2007 and 2008 nonqualified stock option plans. That cost is expected to be recognized over a weighted-average period of approximately 1.40 years.
13.	WARRANTS
As at August 31, 2009 & February 28, 2009, the Company had a total of 7,327,233 & 7,102,890 (February 29, 2008 - 4,486,100) warrants outstanding to purchase common stock. Each warrant entitles the holder to purchase one share of the Company’s common stock. The Company has reserved 7,327,233 shares of common stock in the event that these warrants are exercised.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
13.	WARRANTS (Continued)
During the year ended February 28, 2009, the Company engaged Vastani company for providing advisory services and agreed to issue 1,000,000 warrants, 250,000 for an execution price of $0.65 vesting on signing, 250,000 for an execution price of $1.30 vesting after 90 days, 250,000 for an execution price of $2.00 vesting after 120 days and 250,000 for an execution price of $2.75 vesting after 180 days. The warrants expire on June 30, 2012. The fair value of the 750,000 warrants of $130,000 has been amortized during the year ended February 28, 2009 and was determined using the Black-Scholes option pricing model using weighted averages: 3.5 to 4 years expected life of the warrants, a volatility factor of 103.99% to 138.78%, a risk-free rate of 2.46% to 3.33% and an assumed dividend rate of 0%. The weighted average fair value of the warrants was $0.17 per warrant, while the weighted average stock price on the dates granted was $0.32. The remaining 250,000 warrants are to be amortized in the next fiscal year.

During six months ended August 31, 2009 and the twelve months ended February 28, 2009, the Company received $nil from warrants exercised.

During the year ended February 29, 2008, the Company issued 113,000 warrants under a ‘Promissory Note and Warrant Purchase Agreement’, where one warrant is issued for each CHF5.00 of promissory notes issued (note 6). The warrants can be exercised at any time beginning on April 1, 2008 and prior to January 31, 2010. The fair value of the 113,000 warrants totaled $64,000 and was determined using the Black-Scholes option pricing model using weighted averages: 1.83 years expected life of the warrants, a volatility factor of 68%, a risk-free rate of 3.66% and an assumed dividend rate of 0%. The weighted average fair value of the warrant was $0.57 per warrant, while the weighted average stock price on the date granted was $1.26. Stock-based compensation for these warrants of $64,000 was amortized over the six month term of the promissory notes starting on October 17, 2007.

The outstanding warrants include 1,000,000 Series D Warrants exercisable at $1.25 per share and 1,000,000 Series E Warrants exercisable at $1.50 per share; of which all are exercisable at the option of the holder, have no redemption features, and are settled on a physical basis. All the warrants were fully vested upon issuance. The Series E Warrants will become exercisable only when the Series D Warrants have been fully exercised. Unless terminated earlier as a result of failure to vest, the Series D and Series E Warrants will each expire on December 31, 2009.

The Company had issued 2,917,500 warrants exercisable at $1.00 each pursuant to the issuance of convertible debentures. These warrants expired on April 30, 2008.

The Company had issued 375,000 warrants exercisable at $1.00 each pursuant to the issuance of a private placement unit offering. These warrants expired on April 30, 2008.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
13.	WARRANTS (Continued)
The following table summarizes the continuity of the Company’s share purchase warrants:

		Weighted
	Number of	average exercise
	Warrants	price
Balance, February 28, 2005	—	—

Issued	5,652,000	$1.00

Balance, February 28, 2006	5,652,000	1.00

Issued	2,640,500	1.00
Cancelled	(25,000)	1.00
Exercised	(50,000)	1.00

Balance, February 28, 2007	8,217,500	$1.00

Issued	113,000	1.00
Cancelled	—	—
Exercised	(3,844,400)	0.80

-
Balance, February 29, 2008	4,486,100	$1.17

Issued	4,989,890	0.89
Cancelled/expired	(2,043,100)	1.00
Exercised	(330,000)	1.00

Balance, February 28, 2009	7,102,890	$1.03

Issued	2,320,833	0.43
Cancelled	(2,096,490)	0.66
Exercised	—	—

Balance, August 31, 2009	7,327,233	$0.95

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
13.	WARRANTS (Continued)
As at August 31, 2009, the following share purchase warrants were outstanding:

Number of
Warrants	Exercise Price	Expiry Date

166,666	$0.30	May 8, 2012
500,000	$0.30	July 23, 2011
200,000	$0.40	March 24, 2012
100,000	$0.43	September 8, 2010
1,454,167	$0.50	December 31, 2010
250,000	$0.65	June 30, 2012
1,793,400	$0.75	April 2012 to August, 2013
113,000	$1.00	January 31, 2010
1,000,000	$1.25	December 31, 2009
250,000	$1.30	June 30, 2012
1,000,000	$1.50	December 31, 2009
250,000	$2.00	June 30, 2012
250,000	$2.75	June 30, 2012

7,327,233

As at February 28, 2009, the following share purchase warrants were outstanding:

Number of
Warrants	Exercise Price	Expiry Date

100,000	$0.43	September 8, 2010
726,490	$0.50	February 29, 2012
250,000	$0.65	June 30, 2012
3,163,400	$0.75	April 2012 to August, 2013
113,000	$1.00	January 31, 2010
1,000,000	$1.25	December 31, 2009
250,000	$1.30	June 30, 2012
1,000,000	$1.50	December 31, 2009
250,000	$2.00	June 30, 2012
250,000	$2.75	June 30, 2012

7,102,890

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
14.	RELATED PARTY TRANSACTIONS
For the six months ended August 31, 2009 and 2008, and year ended February 28, 2009 and 2008 the Company paid or accrued management fees of $79,566, $104,440, $146,323 and $258,701, respectively, to certain officers and directors and to companies controlled by directors. For the six months ended August 31, 2009 and 2008, and year ended February 28, 2009 and 2008 the Company also paid or accrued $1,987, $7,449, $9,233 and $90,066, respectively, to certain officers and directors and to companies controlled by directors for travel, office and other related expenses.

For the year ended February 28, 2009 and February 29, 2008, the Company also paid consulting fees of $nil and $55,890, respectively, to a company owned by a former officer and director.

As at August 31, 2009 and 2008, February 28, 2009 and February 29, 2008, accounts payable included $16,000, $84,000, $10,000 and $48,000, respectively, owing to an officer and director of the Company and $144,481, $nil, $79,180 and $71,426, respectively, owing to a company controlled by a director. In addition, promissory notes of $nil, $706,791, $462,037 and $1,014,708, respectively, were owed to directors and companies controlled by directors (note 7).

All related party transactions are in the normal course of business at the exchange amount agreed to by each party.
15.	INCOME TAXES
Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The components of the net deferred income tax assets are as follows:

	2009	2008

Deferred income tax assets
Equipment	$33,500	$33,500
Net operating loss and credit carry forwards	7,825,922	4,271,900

Gross deferred tax assets	7,859,422	4,305,400
Valuation allowance	(7,859,422)	(4,305,400)

	$—	$—

As at February 28, 2009, the Company’s net operating loss carry-forwards for income tax purposes were approximately $19,812,462 (2008 - $11,586,174). If not utilized, they will start to expire in 2017.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
16. SUPPLEMENTAL CASH FLOW INFORMATION

	Six	Six	Period From
	Months	Months	Inception of
	Ended	Ended	Development Stage
	August 31,	August 31,	(March 1, 2004) to
	2009	2008	August 31, 2009

Interest paid	$—	$13,053	$280,053
Common stock issued on conversion of debt	872,500	103,000	4,193,000
Common stock issued on settlement of notes payable	—	—	1,883,322
Common stock issued for interest costs	82,500	—	82,500
Common stock issued for financing costs	145,000	—	145,000
Common stock issued for mineral property costs	—	—	580,000
Common stock issued for bonuses	280,000	—	512,750
Shares issued for services	$13,500	$—	$365,590

	Year	Year
	Ended	Ended
	February	February
	28, 2009	29, 2008

Interest paid	$84,765	$33,131
Common stock issued on conversion of debt	103,000	—
Common stock issued on settlement of notes payable	1,470,522	—
Shares issued for mineral property costs	—	580,000
Shares issued as bonuses	232,750	—
Shares issued for services	$262,090	$—

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
17.	COMMITMENTS
On July 1, 2008, the Company entered into a consultancy agreement with Vastani Company (“Vastani”) for a period of 12 months, whereby Vastani will act as an advisor to the Company. The Company has agreed to pay a monthly retainer of €20,000 in restricted shares and 1,000,000 warrants to purchase shares of the Company’s common stock. The warrants include 250,000 warrants at a price of $0.65 per share vested on signing, 250,000 warrants at an execution price of $1.30 per share vesting after 90 days, 250,000 warrants at a price of $2.00 per share vesting after 120 days and 250,000 warrants at a price of $2.75 per share vesting after 180 days. The warrants expire on June 30, 2012.

On February 10, 2009, the Company entered into a consultancy agreement with Consulting for Strategic Growth 1, Ltd. for investor relation services. The Company shall pay $3,000 per month in cash and $4,500 in shares of the Company’s common stock for the consultant’s services. The term of the agreement shall end on August 10, 2009.

On March 3, 2009, the Company entered into a consulting agreement with Dusford Overseas Investments, Ltd., a British Virgin Islands company (“Dusford”). One of the Company’s former non-executive directors, Steven Sanders, is a principal of Dusford. Under the agreement, Dusford will provide the Company with a variety of services including financial public relations, strategic planning, acquisition consulting and assistance in securing equity or debt financing. The agreement has an initial term of 12 months beginning on the effective date of March 3, 2009, but the Company has the right to terminate the Agreement early with 30 days’ notice.

Under the terms of the Agreement, the Company paid Dusford a signing fee of 200,000 restricted shares and is paying a monthly fee of $10,000 (payable in shares or cash). The Company will issue Dusford a warrant which entitles Dusford to purchase one million shares of the Company’s common stock at $0.40 per share for three years. The warrant vests and becomes issuable at the close of any financings introduced by Dusford in increments of 100,000 shares for every $100,000 raised.

In June 2009, the Company cancelled its consulting agreements with Vastani Company, Consulting for Strategic Growth 1, Ltd. and Dusford Overseas Investments, Ltd.
18.	CHANGE IN MANAGEMENT
On November 15, 2008, Mario Ayub resigned from his position as President and as a Director of the Company. Mr. Ayub’s resignation was not due to a disagreement with the Company.

On November 15, 2008, the Company’s Directors appointed Manuel Flores to the Board of Directors. Mr. Flores was granted a stock option of 150,000 shares at a strike price of $0.30 per share vesting over an 18 month period. Mr. Flores also receives a consulting fee of $1,000 per month from the Company. No employment or service contract is in place to cover this payment.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
18.	CHANGE IN MANAGEMENT (Continued)
On November 15, 2008, the Company’s Directors appointed Barry Quiroz as President of the Company to fill the vacancy created by Mario Ayub’s resignation.
19.	SUBSEQUENT EVENTS

(a)	Private Placement Subscription Agreements

On September 21, 2009, the Company entered into private placement subscription agreements with certain U.S. accredited investors and certain Canadian and Non-U.S. investors for the private placement of up to a total of 9,000,000 unregistered shares of the Company’s common stock with 100% warrant coverage at a purchase price of $0.20 per unit. The warrants have an exercise price of $0.30 per share, a two-year term and will not be exercisable until twelve months after their date of issuance. On September 21, 2009, $500,000 of proceeds were released to the Company from escrow. Subject to the payment of certain fees and expenses, the remaining subscription proceeds will be held in escrow and released to the Company upon the filing of a registration statement with the Securities and Exchange Commission covering the resale of the shares and warrants shares issued in the private placement (the “Final Closing”). If the Company fails to file the registration statement by November 30, 2009, the remaining funds held in escrow will be returned to the investors. The Company cannot provide any assurance that the Final Closing will occur, or the aggregate amount of proceeds that will be invested.

In connection with the Company’s private placement to Canadian and non-U.S. investors, the Company has agreed to pay Andean Invest Limited, the Company’s exclusive placement agent, $150,000 at the Final Closing. The placement agent fee does not apply to the private placement to the U.S. investors.

(b)	Departure and Election of Directors and Officers

On September 21, 2009, Manuel Flores and Steven A. Sanders resigned from the Company’s board of directors (the “Board”). The resignations did not involve any disagreement on any matter relating to the Company’s operations, policies or practices. Effective upon his resignation, Mr. Flores entered into an employment agreement with the Company pursuant to which Mr. Flores will serve as an operations manager of the Company and will receive a monthly salary of $5,000. In addition, the Company accelerated the vesting of 241,667 shares of the Company’s common stock underlying Mr. Sanders’ outstanding options and extended the exercise date of all of his 350,000 options until the end of the ten year option term.

Upon the resignations of Mr. Flores and Mr. Sanders, the Company increased the size of its Board to four members and appointed George Young, John Clair and Mario Ayub to the Board. The appointments were a condition to the private placement transaction described above. George Young and John Clair were appointed to the Board effective immediately upon the resignations of Mr. Flores and Mr. Sanders, and Mario Ayub will be appointed to the Board effective October 7, 2009.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
19.	SUBSEQUENT EVENTS (Continued)
In addition, the Company has entered into an employment agreement with Mr. Young. Mr. Young will serve as Chief Operating Officer and will receive a monthly salary of $10,000. On September 21, 2009, the Company also granted Mr. Young options to purchase 1,000,000 shares of the Company’s common stock pursuant to its 2009 Nonqualified Stock Option Plan and form of Nonqualified Stock Option Agreement. The options vest in four equal instalments, with the first instalment vesting on the six month anniversary of the grant date and the remaining instalments vesting every six months thereafter. The options have an exercise price of $0.36 per share.

On September 21, 2009, the Company entered into a consulting agreement with Decerto Group, an entity affiliated with John Clair, pursuant to which we have agreed to pay Decerto Group $5,000 per month for consulting services. The Company has also granted a warrant to Decerto Group to purchase 1,000,000 shares of the Company’s common stock, with an exercise price equal to $0.36 per share. The warrant shares vest in two equal instalments, with the first instalment vesting on the six month anniversary of the date of the consulting agreement, and the second instalment vesting on the one year anniversary of the date of the consulting agreement, contingent upon the Decerto Group continuing to provide consulting services to the Company on such dates.

On September 21, 2009, the Company also entered into a consulting agreement with MRT, an entity affiliated with Mario Ayub, pursuant to which the Company has agreed to pay MRT $5,000 per month for consulting services. Mario Ayub currently serves as the President of MRT. The Company has also granted a warrant to MRT to purchase 300,000 shares of the Company’s common stock, with an exercise price equal to $0.36 per share. The warrant shares vest in four equal instalments, with the first instalment vesting on the six month anniversary of the date of the consulting agreement, and the remaining instalments vesting every six months thereafter, contingent upon MRT Investments Ltd. continuing to provide consulting services to the Company on such dates. In addition, for his service as a director, Mr. Ayub will receive an annual director’s fee of $60,000.

On September 21, 2009, the Company appointed Salil Dhaumya as Chief Financial Officer and Secretary. Mr. Dhaumya will serve as the Company’s principal financial and accounting officer. Previously, Barry Quiroz had been serving as the principal financial and accounting officer. The Company entered into an employment agreement with Mr. Dhaumya pursuant to which Mr. Dhaumya will receive a monthly salary of $7,000.

On November 16, 2009, Mr. Quiroz resigned as president of the Company. The Company has appointed Mr. Young to serve as president and principal executive officer.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
19.	SUBSEQUENT EVENTS (Continued)
(c)	Payment of convertible debenture

On October 8, 2009, the Company paid the remaining outstanding balance of $221,047.37 to Paramount Gold and Silver Corp. (“Paramount”) under the First Amended and Restated Secured Convertible Debenture, dated March 17, 2009, issued by the Company to Paramount (the “Debenture”). Upon receipt of this payment from the Company, Paramount is obligated to release its security interests in the Company’s assets, including its security interests in the Company’s Sahuayacan, Guazapares and Encino Gordo properties.

(e) Entry into a material agreement

On November 5, 2009, the Company entered into an amendment to each of the private placement agreements, dated September 21, 2009 (collectively, the “Private Placement Agreements”), by and among the Company and certain U.S. accredited investors and certain Canadian and non-U.S. investors (collectively, the “Amendments”). The Amendments increase the maximum units that may be sold in the private placement to 12,500,000 unregistered shares of the Company’s common stock (the “Units”) and increase the aggregate purchase price of the Units to $2,500,000. Each Unit shall continue to be offered with 100% warrant coverage at a purchase price of $0.20 per share. The warrants have an exercise price of $0.30 per share, a two-year term and will not be exercisable until 12 months after their date of issuance (the “Warrants”).

On November 5, 2009, the Company completed the second closing which involved the sale of 4,748,353 Units, each Unit consisting of one share of common stock and one common stock warrant at a purchase price of $0.20 per Unit pursuant to the terms of the Private Placement Agreements as amended by the Amendments. As of November 5, 2009, the Company had received aggregate gross proceeds, prior to any expenses, from the first and second closings of $1,881,000 based upon an aggregate share issuance of 9,405,000 Units with 100% warrant coverage. The Company paid $150,000 to Andean Invest Limited, the Company’s exclusive placement agent for the placement to Canadian and non-US investors. The Company intends to use the proceeds of the private placement for working capital and general corporate purposes.

The Amendments also provide that within two days of the second closing, subject to the payment of certain fees and expenses, all of the remaining funds held in escrow less $350,000 will be disbursed to the Company. The Company may complete one or more additional closings after the second closing, with the last closing to take place no later than November 30, 2009 (the “Final Closing”). In addition, the Amendments provide that if the Company does not file a registration statement with the Securities and Exchange Commission covering the resale of the Units and Warrants shares issued in the private placement prior to December 31, 2009, the escrow agent will return the $350,000 held in the escrow account to each of the subscribers participating in the offering on a pro rata basis.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
19.	SUBSEQUENT EVENTS (Continued)
The Units and Warrants were issued in a private placement to (i) U.S. “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions from registration afforded by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws; and (ii) Canadian and non-U.S. investors under Regulation S of the Act. The Shares and Warrants have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

(d) Debenture conversion

On November 5th, 2009, Minera Rio Tinto elected to convert its $1,000,000 debentures into units of $0.60 each. Each unit consists of two common shares at $0.30 each and one stock purchase warrant. Each warrant is convertible into one common share at a price of $0.50. The warrants expire on May 31, 2013.

(e) Entry into material agreements

On December 23, 2009, we entered into an Acknowledgement and Agreement with MRT, Mario Ayub, one of our directors and a principal of MRT, the participants in our March 2009 debenture financing and Marje Minerals SA, an entity formed by certain of the participants in our March 2009 debenture financing. As we previously announced, the participants in our March 2009 debenture financing irrevocably converted their $1.5 million in outstanding debentures into a 10% ownership interest in our Cieneguita property, along with a 10% interest in the net cash flows from the mining production that is available from the surface of the Cieneguita property to a depth of fifteen meters (the “First Phase Production”). The Acknowledgement and Agreement confirms the prior ownership of the debentures, the irrevocable conversion of the debentures and the ownership interest in the Cieneguita property held by the debenture financing participants.

Under the Acknowledgement and Agreement, MRT and Mr. Ayub agreed to sell Mexoro an aggregate 4% ownership interest in the Cieneguita property and a 4% ownership interest in the net cash flows from the First Phase Production for $550,000. In a transaction unrelated to the Company, the participants in the debenture financing formed a new entity, Marje Minerals SA, and contributed their remaining 6% ownership interest in the Cieneguita property and their remaining 6% ownership interest in the net cash flows from the First Phase Production to this entity.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)
In addition, on December 23, 2009, we entered into Amendment No. 1 to the Development Agreement with MRT (the “Amendment”). The Company previously entered into a development agreement with MRT in February 2009 (the “Development Agreement”), in which MRT agreed to invest up to $9 million to complete a feasibility study for and to commence First Phase Production at the Cieneguita property for a 60% ownership interest in the Cieneguita property and a 75% ownership interest in the net cash flows from the First Phase Production. In the Amendment, the Company agreed to reduce MRT’s total investment commitment by $1 million. In exchange, MRT transferred to the Company a 6% ownership interest in the Cieneguita property and a 1% ownership interest in the net cash flows from the First Phase Production.

As a result of the Acknowledgement and Agreement and the Amendment, the ownership interest in the Cieneguita Project and the net cash flows from the First Phase Production are held by Mexoro, MRT and Marje Minerals as follows:

		Net Cash Flow Interest	Net Cash Flow Interest
		From First Phase	Following First Phase
Holder	Ownership Percentage	Production	Production
MRT	54%	74%	54%
Marje Minerals	6%	6%	6%
Mexoro	40%	20%	40%
The First Phase Production at the Cieneguita Project commenced in December 2009. Any additional costs for the First Phase Production and the feasibility study for the Cieneguita Project, after MRT completes its required investment, will be shared by the Company, MRT and Marje Minerals on a pro-rata basis based on their respective ownership percentages. If any party does not pay its portion of the costs, then their ownership position in the Cieneguita property will be reduced by 1% for every $100,000 invested by the other owners. Our ownership interest in the Cienguita property, however, cannot be reduced below 25%. In addition, we have the right to cover Marje Minerals’ pro rata portion of costs if they fail to pay their portion of the costs. In return, Mexoro will receive 1% of Marje Minerals’ ownership position in the Cieneguita Project for every $100,000 Mexoro invests on their behalf.

On December 23, 2009, the Company also entered into a Cancellation of Debt and Release Agreement with Mr. Ayub and MRT relating to amounts these parties had previously loaned to Mexoro. Under the Cancellation of Debt and Release Agreement, Mexoro agreed to pay Mr. Ayub and MRT an aggregate of $84,368 and Mexoro agreed to pay Mr. Ayub an additional $120,000 in twelve equal monthly installments beginning on the later of (i) January 15, 2010, or (ii) the closing of the sale of our Guazapares property. In connection with the Cancellation of Debt and Release Agreement, Mexoro also entered into a securities purchase agreement with Mr. Ayub pursuant to which the Company issued to Mr. Ayub 386,666 shares of the Company’s common stock and a warrant to purchase 193,333 shares of the Company’s common stock. The warrant has an exercise price of $0.50 per share, a two-year term and will not be exercisable until twelve months after the date of issuance. In consideration for the payments and the issuance of securities, Mr. Ayub and MRT have agreed to discharge the Company from all outstanding debt owed to them and to release the Company from all any and all claims relating to the outstanding debt.

MEXORO MINERALS LTD.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. Dollars)
For The Years Ended February 28, 2009 and February 29, 2008 (Information as of August 31, 2009
and for the Six Months Ended August 31, 2009 and 2008 is Unaudited)

(f) Options

On December 23, 2009, the Company granted Salil Dhaumya, the chief financial officer, options to purchase 500,000 shares of the Company’s common stock pursuant to the Company’s 2009 Nonqualified Stock Option Plan and pursuant to the Company’s form of Nonqualified Stock Option Agreement. The options vest in eight equal installments, with the first installment vesting on November 1, 2009, and the remaining installments vesting every three months thereafter. The options have a ten year term and an exercise price of $0.44 per share.

On September 21, 2009, the Company granted George Young, the president, options to purchase 1,000,000 shares of the Company’s common stock pursuant to our 2009 Nonqualified Stock Option Plan. The options were previously due to vest in four equal installments, with the first installment vesting on the six month anniversary of the grant date (the “Initial Vesting Date”) and the remaining installments vesting every six months thereafter. On December 23, 2009, the board of directors amended the vesting terms of the options such that the options now vest in eight equal installments beginning on the Initial Vesting Date and the remaining installments vesting every three months thereafter. The options have an exercise price of $0.36 per share.

ANNEX A: GLOSSARY OF CERTAIN MINING TERMS
     ASSAY — A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.
     AURIFEROUS ZONE — An area of gold bearing rock.
     BRECCIA — A rock in which angular fragments are surrounded by a mass of fine-grained minerals.
     BROWNFIELD EXPLORATION — While loosely defined, the general meaning of brownfields exploration is that which is conducted within geological terranes within close proximity to known ore deposits.
     DEVELOPMENT DRILLING — Drilling to establish accurate estimates of mineral reserves.
     DILUTION (mining) — Rock that is, by necessity, removed along with the mineralized ore in the mining process, subsequently lowering the grade of the ore.
     DIATREME — A diatreme is a breccia-filled volcanic pipe that was formed by a gaseous explosion.
     EPITHERMAL DEPOSIT — A mineral deposit consisting of veins and replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.
     EXPLORATION — Work involved in searching for ore, usually by sampling rocks, drilling or driving a drift.
     HEAP LEACHING — A process involving the percolation of a cyanide solution through crushed ore heaped on an impervious pad or base to dissolve minerals or metals out of the ore.
     HIGH GRADE — Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.
     HYDROTHERMAL — An adjective applied to heated or hot magmatic emanations rich in water, to the processes in which they are concerned, and to the rocks, ore deposits, alteration products and springs produced by them.
     INDICATED MINERAL RESOURCE — An ‘Indicated Mineral Resource’ is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.
     INFERRED MINERAL RESOURCE — An ‘Inferred Mineral Resource’ is that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

     MINERAL — A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.
     MINERAL RESERVE — A mineral reserve is the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined.
     MINERAL RESOURCE — A mineral resource is a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.
     MINERALIZATION — The act or process of mineralizing.
     MINERALIZED MATERIAL OR DEPOSIT — A mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, concludes economic feasibility.
     MINING CONCESSION — A term used to describe an area of land for which the owner of the concession has the right to explore for and develop mineral deposits. The rights to and ownership of the minerals in the concession are granted, in our case, by the Mexican Government to the former owners who then either transferred or optioned them to us. In Canada and the United States, the term is commonly referred to as a Mineral Right or Mining Claim.
     NET SMELTER RETURN (“NSR”) — A share of the net revenues generated from the sale of metal produced by a mine.
     ORE — Mineralized material that can be mined and processed at a positive cash flow.
     OREBODY — A natural concentration of valuable material that can be extracted and sold at a profit.
     PRELIMINARY FEASIBILITY STUDY — A preliminary feasibility study is a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established and an effective method of mineral processing has been determined, and includes a financial analysis based on reasonable assumptions of technical, engineering, legal, operating, economic, social, and environmental factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve.
     QUALIFIED PERSON — An individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; has experience relevant to the subject matter of the mineral project and the technical report; and is a member or licensee in good standing of a professional association.
     RECLAMATION — The restoration of a site after mining or exploration activity is completed.

     ROYALTY — An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. The royalty, generally, is based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.
     STRIKE LENGTH — The actual or estimated length, generally measured in meters, of a mineralized structure.
     SUPERGENE — In ore deposit geology, supergene processes or enrichment occur relatively near the surface. Supergene processes include the predominance of meteoric water circulation with concomitant oxidation and chemical weathering. The descending meteoric waters oxidize the primary (hypogene) sulfide ore minerals and redistribute the metallic ore elements. Supergeneenrichment occurs at the base of the oxidized portion of an ore deposit.
     VEIN — A mineralized zone having a more or less regular development in length, width and depth, which clearly separates it from neighboring rock.

     No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.
MEXORO MINERALS LTD.
12,500,000 Shares of Common Stock
PROSPECTUS
January 12, 2010